As filed with the Securities and Exchange Commission on May 7, 2002.

                                                      Registration No. 333-81574

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
             Registration Statement Under The Securities Act of 1933



                             VISION BANCSHARES, INC.
                 (Name of Small Business Issuer in Its Charter)

         ALABAMA                         6711                     63-1230752
(State of Incorporation)     (Primary Standard Industrial       (IRS Employer
                              Classification Code Number)    Identification No.)


                             2201 West 1/st/ Street
                           Gulf Shores, Alabama 36542
                                 (251) 967-4212
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                             2201 West 1/st/ Street
                           Gulf Shores, Alabama 36542
                    (Address of Principal Place of Business)

                                                     with copies to:

    J. Daniel Sizemore                              Michael D. Waters
  Vision Bancshares, Inc.                          Balch & Bingham LLP
  2201 West 1/st/ Street                             2 Dexter Avenue
Gulf Shores, Alabama 36542                      Montgomery, Alabama 36104
      (251) 967-4212                                 (334) 834-6500


                      (Name, Address and Telephone Number
                        of Agent for Service of Process)

            -------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We are not allowed to sell these securities until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      (Preliminary Prospectus Dated May 7, 2002; Subject to Completion.)

                             Vision Bancshares, Inc.
                         833,334 Shares of Common Stock
                       Purchase Price of $15.00 per Share


     This prospectus describes an offer by Vision Bancshares, Inc. of shares of its common stock at a purchase price of $15.00 per share. Vision Bancshares is selling a minimum of 500,000 shares and a maximum of 833,334 shares in this offer. Vision Bancshares is a bank holding company owning 100 percent of the voting stock of Vision Bank in Gulf Shores, Alabama. Both Vision Bancshares and Vision Bank commenced business on March 29, 2000.

     The purpose of this offer is provide capitalization for Vision Bank, FSB, a new subsidiary of Vision Bancshares to be established as a federal savings bank.


         See "Risk Factors" at page 5 for a discussion of the material risks that you should consider before you invest.

Offering Price Per Share.... $15.00   Minimum Proceeds to Vision Bancshares
                                      if 500,000 shares are sold.... $ 7,500,000
Selling Discounts or
Commissions................. $   (1)  Maximum Proceeds to Vision Bancshares
                                      if 833,334 shares are sold.... $12,500,010


     (1) No commissions or remuneration will be paid to employees of Vision Bank who sell shares. A commission may be paid to licensed brokers who sell the securities on a best efforts basis if such brokers are utilized. Our chief executive officer and two (2) proposed directors of Vision Bank, FSB will make sales in this offer on behalf of Vision Bancshares.


         No public market currently exists for our shares and no public market is expected to develop. The offering price may not reflect the value of our shares after the offering.

         Our address and telephone number are: 2201 West 1st Street, Gulf Shores, Alabama 36542; (251) 967-4212.


     The minimum purchase per purchaser is 100 shares and the maximum purchase allowed is 33,334 shares. Funds will be placed in an escrow account with Vision Bank until the minimum of 500,000 shares has been sold and Vision Bank, FSB, has obtained all necessary regulatory approvals to commence business as a federal savings bank. The offering will terminate no later than December 31, 2002. If the terms of the escrow account are not satisfied by December 31, 2002, any funds remitted in payment for shares, but not including any interest earned on the funds, will be promptly returned to purchasers.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The shares offered by this prospectus are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                The date of this prospectus is __________, 2002.

                                     SUMMARY

         The following gives you a brief description of some matters that are more fully described in other parts of this prospectus. You should read this prospectus in full before deciding to invest in the shares.

Vision Bancshares .......  Vision Bancshares is an Alabama corporation formed in 1999 to be a bank holding company for Vision Bank. We have incurred losses in each year of operation since Vision Bank opened in March 2000.

                           Vision Bancshares files reports with the Securities and Exchange Commission. After December 31, 2002 Vision Bancshares will be required to file such reports for a fiscal year if it has 300 or more shareholders of record at the beginning of such fiscal year. Vision Bancshares currently has approximately 375 shareholders of record.

Vision Bank, FSB           Vision Bancshares is in the process of organizing
(proposed)                 Vision Bank, FSB as a federal savings bank, in
                           Panama City, Florida. In March, we held a pre-filing conference with the Office of Thrift Supervision
                           ("OTS") at the regional office of the OTS in Atlanta, Georgia to discuss our plans with the OTS staff. On
                           April 16, 2002, we filed an application with the OTS seeking permission to organize Vision Bank, FSB. If our application is approved by the OTS, we expect
                           Vision Bank, FSB to commence operations in the latter half of 2002. Vision Bank, FSB will operate as a federal savings bank, emphasizing prompt consumer oriented depository, lending and investment services to individuals and businesses located in Panama City, Florida and the array of competitively priced products and services including:

                           !     demand deposits
                           !     regular savings accounts
                           !     money market deposits
                           !     certificates of deposit
                           !     individual retirement accounts
                           !     safe-deposit boxes and
                                 commercial, consumer and personal loans

Vision Bank .............  Vision Bank is an Alabama bank which commenced operations on March 29, 2000. Vision Bank is a community bank, emphasizing prompt personalized customer service to individuals and businesses located in Baldwin County, Alabama. We offer a broad array of competitively priced products and services including:

                           !       demand deposits
                           !       certificates of deposit
                           !       regular savings accounts
                           !       money market deposits
                           !       individual retirement accounts
                           !       safe-deposit boxes and
                           !       commercial, consumer and personal loans

                           J. Daniel Sizemore serves as chairman and chief executive officer of Vision Bancshares and Vision Bank and will serve in the same capacities with Vision Bank, FSB. Mr. Sizemore has more than 22 years of banking experience, including experience in the Panama City, Florida market where Vision Bank, FSB will be formed.

The Offering ............  Shares to be Sold. Vision Bancshares is offering a minimum of 500,000 shares of its common stock, $1.00 par value per share, at a price of $15.00 per share.

                           Use of Proceeds. If the minimum number of shares is sold, Vision Bancshares will receive proceeds of $ 7,500,000 before payment of expenses of the offering. We estimate expenses to be $ 56,625 not counting commissions, if any, that could be paid to brokers.

                           We expect that the Office of Thrift Supervision will require a minimum of between $6,000,000 and $7,000,000 of capital to form Vision Bank, FSB. Thus, Vision Bancshares expects to invest up to $7,000,000 of the total minimum proceeds as capital in Vision Bank, FSB. Vision Bancshares will retain approximately $500,000 as working capital for Vision Bancshares, before deducting expenses associated with the offering.

                           If the maximum number of shares is sold, total proceeds before expenses will be $12,500,010. The additional proceeds will be held by Vision Bancshares and may be invested as capital in Vision Bank, FSB, or Vision Bank, as needed, or used for general corporate purposes.

                           Purchase Limits. There is a minimum purchase of 100 shares in the offer representing a minimum purchase price of $1,500. No person may purchase more than 33,334 shares. Vision Bancshares may reject subscriptions for shares for any reason. The offering will terminate upon the earliest to occur of (i) Vision Bancshares's receipt of a number of subscriptions that Vision Bancshares deems sufficient, assuming subscriptions for at least 500,000 shares and appropriate regulatory approvals have been received; (ii) cancellation of the offering by Vision Bancshares; or
                           (iii) December 31, 2002.


                           Commissions. J. Daniel Sizemore (chief executive officer of Vision Bank), John S. Robbins (a proposed director of Vision Bank, FSB) and J. Walters Ginn (the proposed president and a proposed director of Vision Bank, FSB) are acting as agents for Vision Bancshares in the offering. Those persons will not be paid any direct or indirect remuneration for soliciting any purchases of shares. Mr. Sizemore is expected to act as an agent in Georgia, Florida and Alabama. Mr. Robbins and Mr. Ginn will act as agents only in Florida. Although we expect these persons to sell most of the shares offered, Vision Bancshares may utilize one or more licensed securities brokers to sell shares and would pay a negotiated fee to such brokers for the shares sold by them. However, Vision Bancshares has not entered into any agreements with any licensed securities brokers to sell any shares.


                           Other Terms. Vision Bancshares may decline any subscription, and cancel accepted subscriptions, until all required regulatory approvals have been received. Vision Bancshares will issue the shares that have been properly subscribed, paid for and accepted promptly after the receipt of all required regulatory approvals.



                           Escrow. Subscription funds will be placed in escrow with Vision Bank until (i) the minimum number of 500,000 shares have been sold and (ii)Vision Bank, FSB has obtained all necessary regulatory approvals. Once subscriptions for 500,000 shares have been received and Vision Bank, FSB has obtained all necessary regulatory approvals to commence business as a federal savings bank, subscription funds will be removed from escrow. Thereafter, shares will continue to be sold without first placing funds in escrow. If we do not receive subscriptions for 500,000 shares, or if we otherwise cancel the offering, then any funds remitted in payment for shares, but not including any interest earned on the funds, will be promptly returned to subscribers.


Cautionary Statement
Forward-Looking
Statements ..............  This prospectus uses certain forward-looking statements about the financial projections, operations and business of Vision Bancshares. The words "estimate," "project," "intend," "anticipate," "expect," "believe" and similar expressions identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual
                                       results to differ materially from those
                                       contemplated in such statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Those factors are risks associated with changes in economic conditions, changes in prevailing interest rates and the effectiveness of our interest rate strategies, our dependence on our directors and key personnel, the potential adverse effect of competition, interest rate risks, capital requirements, inflation, the potential adverse effect of unpredictable economic conditions, potential limitations on growth resulting from low lending limits and other factors discussed under "Risk Factors" at page 5.

Summary Financial Information

                                                                 Year ended December 31,
                                                                 -----------------------
                                                        2001                              2000(1)
                                                        ----                              ----
                                                        (Dollars in thousands, except per share data)
                                                        --------------------------------------------
Balance Sheet Data:
   Investment securities                                $    12,308                      $     6,595
   Total loans, net of unearned income                       78,195                           32,823

   Allowance for loan losses                                  1,013                              396
   Total deposits                                            87,070                           42,104
   Stockholders' equity                                      10,243                            7,696
  Total assets                                               97,752                           50,075

Income Statement Data:
   Interest income                                      $     6,256                      $     2,288
   Interest expense                                           2,974                              997
      Net interest income                                     3,281                            1,311
   Provision for loan losses                                    655                              398
   Non-interest income                                          615                              153
   Non-interest expense                                       3,788                            1,719
   Net losses, after income taxes                              (384)                            (410)

Per Share Data:
   Net loss per shares - basic                          $     (0.44)                     $     (0.64)
   Stockholders' equity (book value)                    $      9.82                      $      9.17
      at period end

  Liquidity Ratios:

     Loans to deposits                                     89.81%         77.96%
     Non-interest bearing deposits to                       7.73%          6.51%
        total deposits

(1)     Vision Bank commenced operations in March, 2000.



                                  RISK FACTORS

        Any investment you make in the shares offered by this prospectus will carry a number of risks. In addition to the information elsewhere in this prospectus, you should pay close attention to the following:

  Because Vision Bank, FSB will be a new business enterprise, we have no operating history that could provide you a basis upon which to assess either the past or future performance of Vision Bank, FSB.

        Vision Bank, FSB will be a newly-organized federal savings bank in Panama City, Florida. This means it will be subject to all the risks incident to a new business, including the absence of any history of operations and performance. A new savings bank generally encounters problems, expenses and difficulties as a start-up business. In particular, Vision Bank, FSB will have to attract deposits and loan business, and many customers who make deposits with or obtain loans from Vision Bank, FSB may have to decide to move their business from other banks and financial institutions in the area. As a result of these factors, we do not expect Vision Bank, FSB to make a profit in its first year of operation, and because Vision Bank, FSB is a start-up business, we can make no predictions about future profits.

  Because Vision Bancshares and Vision Bank have a limited operating history, it may be difficult for you to assess either our past or our future performance.

        Vision Bancshares and Vision Bank are newly-formed corporations. Vision Bank commenced business on March 29, 2000. This means they are subject to all the risks incident to a new business, including the absence of a significant history of operations and performance. Vision Bancshares has no significant on-going operations and acts primarily as the parent company of Vision Bank. Thus, the success of Vision Bancshares currently depends solely on the success of Vision Bank, and, in the future, the success of Vision Bancshares will depend on the success of Vision Bank and Vision Bank, FSB.

  Because we are a new bank and have experienced rapid growth since our opening, our loans are new loans and, thus, may be too new to exhibit problems.

        Vision Bank opened in March, 2000. Any bank incurs the risk that some loans it makes will become subject to problems such as financial difficulties by the borrower resulting in defaults in the payment of principal or interest, or depreciation in collateral value due to property deterioration or economic or business conditions. Because our loans are new loans, some of these problems may not yet be obvious or have had time to develop.

Because management will have broad discretion in allocating the proceeds of the offering, we may not allocate all of the net proceeds in the most profitable manner.

     Vision Bank, FSB, will be capitalized with at least $7.0 million, although the OTS may require greater capital. Thus, our offer seeks a maximum of $12,500,010. Our board of directors and management will have broad discretion in allocating the net proceeds of the offering. We will incur certain fixed costs in the organization and operation of Vision Bank, FSB, which we estimate will be approximately $254,563. This will leave us with approximately $6,745,437 if $7.0 million of capital is needed for Vision Bank, FSB, and more if we raise more than the minimum amount in the offer. We cannot predict the precise extent to which we will allocate these funds to income-generating assets, capital assets or liquidity, but we expect to allocate most of these funds to loans to customers. This allocation will directly affect our earnings, and, as a result, it will be difficult to predict our results of operations. Although we intend to utilize the funds to serve Vision Bank, FSB's, best interests, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds.

Because we are significantly smaller than the majority of our competitors, we may lack the financial and technological resources to compete successfully.

     Banking is a highly competitive business. Vision Bank competes for customers and employees with banks that are more established as well as with other financial and depository institutions. This will also be true for Vision Bank, FSB, when opened. Many of these institutions have much greater financial resources and experience than we have. The banking business is becoming more dependent on technology, and many customers of banks are utilizing new ways to conduct their banking business such as through the use of personal computers and the Internet. This technology is enabling financial institutions to reach potential customers in geographic areas and in ways not previously served by these institutions. In addition, legislation recently passed by Congress permits banks and bank holding companies to acquire and operate securities firms, insurance companies, and other businesses in the financial services industry. This legislation may be particularly helpful to larger banks. We believe there is a need for an independent, locally-owned federal savings bank in the proposed market area for Vision Bank, FSB. We also believe that Vision Bank, FSB will have the benefit of experienced management. Nevertheless, neither Vision Bank nor Vision Bank, FSB may be able to compete successfully or profitably with other financial institutions.

We do not anticipate paying dividends for the foreseeable future.

     As new corporations, it is not likely that Vision Bancshares and Vision Bank or Vision Bank, FSB, when opened, will achieve in their early years of operations a level of profitability that would justify or allow the payment of dividends. We believe the following factors will affect Vision Bancshares's ability to pay dividends in the near future:

     . Vision Bancshares has not and will not likely generate any significant earnings on its own, and it will depend upon the payment to it of dividends by Vision Bank and Vision Bank, FSB, if it is to pay dividends on its common stock.

     . We expect that for at least the next year of operation for Vision Bank and the first three years of operation for Vision Bank, FSB, all earnings will be retained by Vision Bank and Vision Bank, FSB for the future needs of each bank.

     . State and federal banking laws restrict the payment of dividends by banks, and in no event may dividends be paid by Vision Bank during the first three years of operation without the approval of the Alabama Banking Department and the Federal Deposit Insurance Corporation.

     . The Office of Thrift Supervision limits the ability of federal savings banks to distribute dividends, and in no event may dividends be paid by Vision Bank, FSB unless Vision Bank, FSB achieves the levels of capital required by the Office of Thrift Supervision.

Because our offering price has been determined arbitrarily by us, the offering price does not necessarily reflect the value of our stock.

     The offering price bears no relationship to the assets of Vision Bancshares, Vision Bank or Vision Bank, FSB, possible future earnings, book value or other generally accepted valuation criteria. Accordingly, the offering price of the shares is not an indication of the value of our company. You should not assume that the shares can be sold in the future for a price at or above the offering price. As a part of its formation and the creation of Vision Bank, Vision Bancshares sold 839,217 shares at a price of $10.00 per share. That offer terminated on March 31, 2000. As part of an additional offer, Vision Bancshares sold 203,613 shares at a price of $15.00 per share. That offer terminated on September 30, 2001.

Investors will incur an immediate dilution in the book value of their stock.

     At December 31, 2001, the tangible consolidated book value per share of our common stock was $9.70. At that date, assuming the maximum number of shares is sold, the per share book value will be $11.38. Thus, current shareholders will receive an increase of $1.68 per share in the book value of their shares and investors purchasing common stock at $15.00 per share will incur an immediate reduction of $3.62 in the book value of shares purchased. There is currently no public market for the shares.

If shares are issued in the future at a price less than the book value of the common stock, the issuance of those shares would cause a reduction in the book value and perhaps the market value of existing shares.

     Vision Bancshares' articles of incorporation permit Vision Bancshares to issue 10,000,000 shares of common stock. Assuming only the minimum of 500,000 shares of common stock are sold in this offer, we will have at least 1,543,850 shares outstanding after the offer. Those shares outstanding do not include any shares that could be issued upon exercise of options to be granted under Vision Bancshares' stock option plans and shares reserved for issuance under the Employee Stock Purchase Plan. Future issuance of any new shares could cause a dilution in the value of the shares issued pursuant to this offering and outstanding at the time of the issuance of shares in the future.

We do not believe it is likely that an active trading market for our shares will develop, and, therefore, you may find it difficult to resell your shares.

     Although the shares offered by this prospectus have been registered under applicable securities laws, Vision Bancshares has no plans to list the shares on any public trading market. Thus, it is likely that no active trading market, or price quotations, for the shares will develop. It may not be possible for you to readily liquidate your investment in the shares.

Because the directors and executive officers of Vision Bancshares will own approximately 42 percent of the outstanding common stock after the offer, they will have more influence over actions requiring a shareholder vote than you may have.

     Our directors and officers will own approximately 42 percent of Vision Bancshares common stock after this offer assuming they do not purchase any shares in the offer and assuming the minimum of 500,000 shares is sold. As a result, they will likely be able to control the outcome of director elections or block a significant transaction that might otherwise be favored by the shareholders who are not directors.

Because our articles of incorporation contain provisions that may deter a change in control, you may be deprived of an opportunity to sell your shares at a premium over market prices.

     Our articles of incorporation contain two provisions that may deter an attempt to change or gain control of Vision Bancshares. First, the articles authorize a separate class of preferred stock, the terms of which may be established by the board of directors. Preferred stock could be issued to persons selected by, and friendly to, the board of directors. Second, they provide that directors shall be elected to terms of three years with approximately one-third of the board elected each year, and directors may only be removed by the shareholders for cause. Thus, two director elections would be required to change a majority of the board. These provisions could make it more difficult to change control of Vision Bancshares. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices.

                              TERMS OF THE OFFERING

The Offering - Terms of Purchase

     This offering is for a minimum of 500,000 shares and a maximum of 833,334 shares. We believe that widespread ownership of the shares in the Florida and Alabama Gulf Coast region will be beneficial for our business, especially the business of Vision Bank, FSB, and, therefore, if more than the minimum of 500,000 shares can be sold, Vision Bancshares is likely to sell as many shares as possible subject to the maximum limit of 833,334 shares.

     The offering will terminate upon the earliest to occur of the following:
(i) Vision Bancshares's receipt of a number of subscriptions deemed sufficient by Vision Bancshares assuming the minimum of 500,000 shares are sold and appropriate regulatory approvals to open Vision Bank, FSB have been received;
(ii) cancellation of the offering by Vision Bancshares; or (iii) December 31, 2002.

     Vision Bancshares reserves the right to decline all or any part of any subscription or to cancel any accepted subscription. There is no requirement that persons subscribing for shares agree to open or maintain accounts with Vision Bank, FSB or Vision Bank. However, preference may be given to persons who have indicated their intention to conduct business with Vision Bank, FSB or Vision Bank.

     Shares duly subscribed and paid for will be issued upon acceptance by Vision Bancshares assuming at least 500,000 shares have been sold and all appropriate regulatory approvals for Vision Bank, FSB have been received.

Determination of Offering Price

     We have established the offering price of $15.00 per share arbitrarily. The determination of the $15.00 per share price was based upon a per share price that we deemed to be reasonable and attractive to potential investors, especially investors in the proposed market area of Vision Bank, FSB. The directors of Vision Bancshares, through our Chairman and CEO, J. Daniel Sizemore, determined the offering price for this offer. Specifically, the directors considered the demand for the stock at $15.00 as evidenced by the offering that terminated on September 30, 2001, when determining the $15.00 per share for this offering.

Procedure for Subscribing for Shares


     The shares will be offered through J. Daniel Sizemore (chief executive officer of Vision Bank), John S. Robbins (who is a proposed director of Vision Bank, FSB) and J. Walters Ginn (the proposed president and a proposed director of Vision Bank, FSB) as agents for Vision Bancshares, through personal contact with potential investors. Vision Bancshares anticipates that these persons will directly market these shares to persons who are known personally by Vision Bancshares and reside or do business within the proposed market area of Vision Bank, FSB. In addition, Vision Bancshares expects that these persons will directly market shares in this offering to persons who are currently shareholders of Vision Bancshares. Vision Bancshares anticipates that J. Daniel Sizemore, John S. Robbins and J. Walters Ginn will directly and personally solicit those persons to market the shares in this offering. No commissions, finders fees, or other remuneration has or will be paid to these persons in connection with the offer and sale of the shares. Vision Bancshares may utilize one or more licensed securities brokers to sell a portion of the shares and would pay a negotiated fee to such brokers based upon the number of shares such brokers sell, but Vision Bancshares has no present commitments or arrangements with such brokers as of the date of this Prospectus.

     If you wish to purchase shares you must sign a subscription agreement and deliver the subscription agreement along with a check in the amount of the purchase price for the shares you wish to purchase to Vision Bancshares on or before the date of termination of the offering (or mail it so that it is received by that date), at P.O. Box 4649, Gulf Shores, Alabama 36547-4649; telephone (251) 967-4212; attention J. Daniel Sizemore. Until you receive a subscription agreement from us, you should not tender any funds for the purchase of shares.

     You must purchase at least 100 shares and you may not purchase more than 33,334 shares. These purchase limits do not apply to Vision Bancshares' directors.

Escrow Account


     All payments for shares will be deposited in an interest-bearing escrow account established for the purpose of this offering with Vision Bank, as the escrow agent, until (i) subscriptions for at least 500,000 shares have been received and (ii) Vision Bank, FSB has obtained all necessary regulatory approvals to commence operations as a federal savings bank. All funds received in payment for shares, plus interest earned on such funds, will at that time be delivered to Vision Bancshares and the shares will be issued to you as soon as practicable thereafter. If Vision Bancshares cancels the offering and any subscriptions accepted up to that time before the escrow is terminated, then any funds remitted by you in payment for your shares, but not including any interest earned on the funds, will be promptly returned to you.



     The form of the escrow agreement is included as an exhibit to the registration statement of which this prospectus is a part.

     Once subscriptions for at least 500,000 shares have been received and accepted and Vision Bank, FSB has obtained all necessary regulatory approvals, all funds will be removed from escrow. Thereafter, any subscriptions received will not be placed in escrow but, instead, will be used by Vision Bancshares as they are accepted.

Regulatory Approval to Purchase Stock

     If your purchase of Vision Bancshares' common stock causes you and your family, and/or you and any of your business or related interests, to own, directly or indirectly, more than ten percent of the common stock, please call
J. Daniel Sizemore, at (251) 967-4212. Depending on the circumstances, you may be required to file an Interagency Biographical and Financial Report with the Federal Reserve Board. In addition, you may be presumed to control Vision Bancshares under Federal Reserve Board regulations. If so, you must file a notice with the Federal Reserve prior to your purchase, and the Federal Reserve will determine whether there are any regulatory bases for disapproval of your notice.

                                 USE OF PROCEEDS

      The minimum proceeds from the sale of the shares by Vision Bancshares will aggregate $7,500,000. From these total minimum proceeds, Vision Bancshares will pay the legal, printing and other expenses associated with this offering, estimated at $ 56,625, not including commissions, if any, that could be paid to brokers. We expect that the Office of Thrift Supervision will require at least $7,000,000 as a minimum amount of capital for Vision Bank, FSB and it may require more. Thus, Vision Bancshares expects to invest at least $7,000,000 of the offering proceeds as capital to establish Vision Bank, FSB.

      The following table shows our estimated use of proceeds based upon the minimum and maximum amounts of shares sold in the offering, after deducting for offering expenses:

                                                          Minimum      Maximum
                                                          -------      -------
      Net Proceeds                                       $7,443,375  $12,443,385

      Organizational and pre-operating expenses          $  254,563  $   254,563

      First year operating expenses for Vision Bank, FSB:
           Salaries and benefits                         $  837,000
           Interest on deposits                          $  385,000
           Net occupancy expenses                        $  293,000
           Provision for loan losses                     $  333,000
           Other operating expenses                      $  417,000

      Total first year operating expenses                $2,265,000  $ 2,265,000

      Funds to be used for supporting loans by           $4,480,437  $ 9,480,437

      Vision Bank, FSB

      Funds Retained by Vision Bancshares                $  443,375  $   443,385

           Total                                         $7,443,375  $12,443,385

      Vision Bancshares will retain at least $443,375 from the proceeds of the offering if the minimum number of shares is sold. These funds will be used for unanticipated expenses or other general corporate purposes of Vision Bancshares.

      If the maximum number of shares or any amount greater than the minimum is sold, we expect to invest the additional proceeds in Vision Bank, FSB to provide additional capital to support loans, but such funds could also be used to pay operating costs of Vision Bank, FSB. We may also use some of the proceeds to purchase assets of bank branches that may be for sale in the market area if such branches could be acquired on terms, including price, deemed acceptable to us. In addition, if we raise a substantial amount beyond the minimum, we could decide to retain in Vision Bancshares an amount in excess of the $443,375 shown in the table above for general corporate purposes.

         The foregoing amounts are estimates, are based upon information and assumptions Vision Bancshares believes to be accurate and reasonable, and actual expenditures could vary, perhaps significantly, from these estimates. In particular, the projected expenditures reflect, among other things, the assumptions and projections of management that Vision Bank, FSB will be able to attract sufficient deposits during its initial years of operation. Because banking regulations and sound banking practice require the maintenance of certain levels and ratios of assets, deposits and equity capital, it is possible that expenditures would have to be reduced or that, at some point in the future, additional capital would have to be raised by Vision Bancshares.

                            PRO FORMA CAPITALIZATION

         The following table sets forth as of December 31, 2001, the pro forma capitalization of Vision Bancshares after accounting for the payment for and issuance of the shares described in this offering.

                                                    At Minimum      At Maximum
                                                   Shares Sold     Shares Sold
                                                   -----------     -----------
Stockholder's equity:
Common stock, $1.00 par value:
10,000,000 shares authorized,
1,543,280 shares outstanding
if 500,000 shares are sold
and 1,876,614 shares outstanding if 833,334
shares are sold                                    $ 1,543,280     $  1,876,614

Additional paid-in capital                          17,154,072       21,820,748
Retained Earnings                                   (1,002,228)      (1,002,228)
Accumulated other comprehensive income,
      net of taxes                                      (9,097)          (9,097)
                                                   -----------      -----------
Total capitalization:                              $17,686,027      $22,686,037
                                                   ===========      ===========

(1) This table assumes a minimum of 500,000 and a maximum of 833,334 shares are sold for an aggregate of $7,500,000 at the minimum and $12,500,010 at the maximum. It does not reflect an aggregate 300,000 shares that are subject to exercise or issuance under stock option plans or 6,580 shares reserved for issuance under Vision Bancshares's Employee Stock Purchase Plan.

(2) Assumes offering costs of approximately $56,625 (consisting primarily of legal, accounting and printing expenses and registration fees).

                                    DILUTION

         Vision Bancshares has sold shares of its common stock in two offerings, one in 2000 at a price of $10.00 per share determined by management, and the other in 2001, at a price of $15.00 per share that was also determined by management. There is no current public market price for the stock.

         As of December 31, 2001, the tangible consolidated book value (total tangible assets less total liabilities) of Vision Bancshares was approximately $10,117,650 or $9.70 per share of common stock. After giving effect to the receipt of the minimum of $7,443,375 of estimated proceeds from this offering (after deducting expenses) the pro forma tangible consolidated book value of the common stock outstanding at December 31, 2001, would have been $11.38 per share, representing an immediate increase in the net tangible book value of $1.68 per share to the existing shareholders and an immediate dilution of $3.62 per share (the difference between the offering price and the tangible book value per share after this offering), or 24.1%, to persons purchasing common stock at the $15.00 offering price. The following table illustrates this per share dilution for both the minimum and maximum number of shares sold:

Offering price per share (1)                                                    $   15.00

Net tangible book value per share before the offering                           $    9.70

Increase in net tangible book value per share attributable                      $    1.68
         to the sale of 500,000 shares of common stock in the offering

Pro forma net tangible book value per share after giving                        $   11.38
         effect to the sale of 500,000 shares

Dilution in pro forma net tangible book value to the                            $    3.62
         purchasers of common stock assuming 500,000 shares are sold

Increase in net tangible book value per share attributable                      $    2.32
         to the sale of 833,334 shares common stock in the offering

Pro forma net tangible book value per share after giving                        $   12.02
         effect to the sale of 833,334 shares

Dilution in pro forma net tangible book value to the                            $    2.98
         purchasers of common stock assuming 833,334 shares are sold

(1)      Before deduction of estimated expenses of $56,625.

                          BUSINESS OF VISION BANCSHARES

General

         Vision Bancshares was organized as an Alabama corporation on July 16, 1999.

         Vision Bank is a state banking corporation organized under the laws of the State of Alabama and it commenced business on March 29, 2000 as a wholly owned banking subsidiary of Vision Bancshares. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama. Vision Bank does not provide trust or fiduciary services, but it may do so in the future.

         Vision Bank's primary location is 2201 West 1st Street, Gulf Shores, Alabama 36542 with branches at 25051 Canal Road, Orange Beach, Alabama 36561, 17009 Scenic Highway 98, Point Clear, Alabama 36564-9998 and 1190 South McKenzie Street, Foley, Alabama 36535-1817. Its phone number is (251) 967-4212. Its mailing address is P.O. Box 4649, Gulf Shores, Alabama 36547-4649. Vision Bancshares is also located at 2201 West 1st Street, Gulf Shores, Alabama. Vision Bancshares does not have any significant operations and serves primarily as the parent company for Vision Bank. Under the Bank Holding Company Act of 1956, Vision Bancshares, as a bank holding company, may engage in certain bank related businesses that Vision Bank may not conduct, although Vision Bancshares has no present plans for such activities. See "Supervision and Regulation." Vision Bancshares has no employees, and its officers and directors receive no compensation for their services to Vision Bancshares. Instead, its officers and directors are compensated for services performed in comparable capacities for Vision Bank.

         Vision Bank's lobby hours of operation are 9 a.m. to 5 p.m. Monday through Thursday, 9 a.m. to 6 p.m. on Friday, and closed on Saturday. Drive-in hours are 8 a.m. to 5 p.m. Monday through Thursday, 8 a.m. to 6 p.m. Friday, and 8 a.m. to 12 noon Saturday. Vision Bank has 49 employees.

         Vision Bank contracts for off-premise electronic data processing services. Vision Bank contracts with First Banking Services of the South ("FBSS") located in Fort Walton Beach, Florida, to process all core applications including loans, deposits, general ledger, accounts payable, payroll and automated teller machines. This facilities utilizes the Jack Henry and Associates ("JHA") fully integrated banking software system on an IBM AS/400 mainframe. Vision Bank operates in an on-line environment with FBSS. In conjunction with the JHA software, Vision Bank utilizes the "Bankware" platform software system for opening new account relationships and generating new loans. Vision Bank also utilizes the "PC Teller" platform system for teller operations.

Regulatory Filing

         Vision Bank, FSB will be organized as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB will serve as a depository of funds and as a lender of credit for homes and other goods and services principally to customers in Panama City, Florida and the Florida panhandle. Vision Bank, FSB does not intend to provide trust or fiduciary services, but it may do so in the future. We met with the OTS staff at the regional office of the OTS in Atlanta, Georgia on March 6, 2002 to discuss our plans. On April 16, 2002, we filed an application with the OTS seeking permission to organize Vision Bank, FSB.

         The OTS will, among other things, review the business plan for Vision Bank, FSB, the need, if any, for a new financial institution in the Panama City area, the qualifications of the proposed directors and senior management of Vision Bank, FSB, and the amount of capital required for Vision Bank, FSB, which we expect to be approximately $7,000,000 but could be greater or less depending upon what the OTS requires. The OTS may require us to submit additional information or to amend our application if it deems an application to be necessary. This process typically requires six months to complete before the OTS will approve the application, although it could take longer. The OTS is not required to approve the application and could notify us at any point during the application process that it will not approve the application.

Available Information

         As of December 31, 2001, Vision Bancshares became subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, and therefore will file annual, quarterly and periodic reports with the SEC for the year 2002. (The obligation of Vision Bancshares to file such reports for any fiscal year after 2002 will be suspended if, for any such fiscal year, Vision Bancshares has less than 300 shareholders on the first day of such fiscal year.) Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in New York (233 Broadway, New York, New York 10279) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the public reference facilities of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web Site that contains reports and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. These reports include Vision Bancshares' registration statement.

         Vision Bancshares has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, registering the shares to be issued pursuant to this prospectus. This prospectus does not contain all of the information contained in the registration statement itself and its exhibits. For further information regarding Vision Bancshares and the shares offered hereby, you may review the complete registration statement, including all of its amendments and exhibits.

Bank Premises

         Vision Bank leases a building, consisting of two stories and approximately 9,600 square feet, located at 2201 West 1st Street, Gulf Shores, AL 36542 for its main office. The building is owned by Gulf Shores Investment Group, LLC, an entity owned by certain directors of Vision Bancshares. The site is located in the downtown area of the city, with a residential area behind Vision Bank. Downtown Gulf Shores is a civic area; approximately two miles south is the beach, located on the

Gulf of Mexico. Two strip shopping centers are within 2 mile of downtown. Highway 59 near the bank site offers access to and from the downtown district. Surrounding the bank office building are other large and small office buildings. The location is convenient to both residential areas and businesses.

     Vision Bank operates a branch located at 25051 Canal Road in Orange Beach, Alabama, approximately 10 miles east of Gulf Shores. The branch operates from the first floor of a two-story building consisting of approximately 7,000 square feet, owned by Gulf Shores Investment Group, LLC and leased to Vision Bank. The Operations and Accounting departments of Vision Bank occupies the second floor of this building. The property is flanked by small businesses and is located near a prime traffic conduit. The variety of the surrounding businesses will encourage use at diverse hours; the site is located next to a retail center, across the street from an office and warehouse building, adjacent to a governmental authority and less than one block from a satellite branch of Columbia Southern University. The location is convenient to both residential areas and businesses.

     In May 2000, the Company entered into an arrangement, as tenant, with Gulf Sand and Gravel, an independent third party, pursuant to which Vision Bancshares and Vision Bank leased commercial office space located at 224 West 19/th/ Avenue, Gulf Shores, Alabama. The amount of space leased and the use of the space have varied from time-to-time. Vision Bank leased approximately 1,000 square feet at this location to house its Accounting and Operations departments. Vision Bank relocated these departments to its new Orange Beach facilities during the first quarter of 2002.

     Vision Bank operates a branch in Point Clear, Alabama. The branch operates out of the old Point Clear Post Office at 17009 Scenic Highway 98, Point Clear, Alabama. The building is approximately 1,200 square feet. In November 2000, Vision Bank entered into a lease agreement, as tenant, with independent third parties, pursuant to which Vision Bank leased the real property on which its Point Clear Branch is located. The neighborhood surrounding the branch includes a United States Post Office, The Grande Hotel, restaurants, antique shops, small retail businesses, and real estate sales offices. Within a one mile radius of the location are primarily single-family dwellings and of low-density residential use. Point Clear is best described as a resort and retirement community with the branch located in the small business and service district of the community.

     In June 2001, Vision Bank acquired a branch located at 1190 South McKenzie, Foley, Alabama, from Union Planters Bank. As a part of this acquisition, Vision Bank assumed the lease with D.I.D. Market Development Co., an independent third party, pursuant to which Vision Bank leased the premises for its Foley branch. This facility consists of approximately 1,200 square feet of commercial space situated in a strip shopping center. This property is flanked by small retail businesses and is located on Highway 59, a prime traffic conduit. The location is convenient to both residential areas and businesses. Vision Bank has filed an application with the FDIC to relocate the Foley branch to 669 South McKenzie Street, Suite 104 in Foley, Alabama.

     Vision Bank, FSB, when opened, plans to operate branch offices in Panama City and Panama City Beach, Florida. We have identified a location at the northeast corner of Stanford Road and Airport Road that we may lease for our main location in Panama City, but we may also seek to acquire an existing branch bank site in Panama City if a suitable site with acceptable terms could be acquired. We expect to open our branch in Panama City Beach on the south side of Highway 98, east of the intersection of Highway 79. We expect that, unless we acquire an existing bank branch for our location, our main office building will consist of two stories, approximately 10,000 square feet, four teller stations and three drive-up windows. Our branch location will consist of a one-story building of approximately 7,000 square feet, three teller stations and one drive-up window.

     Management insures and will continue to insure its properties adequately.

Market Area for Vision Bank

     The Primary Service Area (PSA) for Vision Bank is South Baldwin County and the Eastern Shore, which includes the coastal communities of Gulf Shores and Orange Beach and Point Clear on Mobile Bay. South Baldwin County is defined as the area of the County south of U.S. Highway 98. The Secondary Service Area
(SSA) for Vision Bank encompasses the remainder of Baldwin County and portions of neighboring Escambia County in Florida, primarily Perdido Key.

     Baldwin County is the seventh-largest county in the State of Alabama. Although smaller in population, Baldwin County is growing much more rapidly than neighboring Mobile County. South Baldwin County is known for its beautiful beaches and is a major tourist destination, thus attracting people from all over the state and country. The area has grown considerably over the past several years, with strong residential and commercial construction, particularly in the towns of Orange Beach, Gulf Shores and the Eastern Shore.

     Baldwin County is a rapidly growing area in Alabama. South Baldwin County and the Eastern Shore, the PSA, are fueling much of this growth. The area grew from 28,203 persons in 1990 to an estimated 39,801 residents in 1997. Out of 443 cities and towns in Alabama, the town of Orange Beach had the fourth greatest percentage increase in population between the years of 1990 and 1996, nearly doubling its population. The town of Foley ranked 15th, increasing its population by almost one-third, and Gulf Shores ranked 28th in population growth, with an increase of almost 24 percent. Point Clear, the site of one of Vision Bank's branches, has a population of approximately 2,450. Fairhope, which is located on the Eastern Shore contiguous to Point Clear, has a population of approximately 22,900.

     The resident population of the PSA is only part of the overall population picture. Tourism is a major industry. Many people reside in South Baldwin for the warmer months, and others for even smaller amounts of time. During the summer months when people flock to the coastal areas, the populations of South Baldwin and the Eastern Shore increase dramatically.

     The market area for Vision Bank is in close proximity to the proposed market area for Vision Bank, FSB. Gulf Shores, Alabama, is approximately 145 miles from Panama City, Florida. We believe there will be market opportunities created for both banks in the Florida Panhandle area and the Alabama Gulf Coast by virtue of the two banks located in this area.

Market Area for Vision Bank, FSB (Proposed)

     Vision Bancshares is well acquainted with the communities of Northwest Florida. The attractive coastline draws considerable tourism to the area and fosters strong activity in the retail and housing areas of the local economy. Bordering communities house industries that range from electronics to paper making. The banking industry has shown strong growth in the past five years as well, although only two independent banks are headquartered in the area. Vision Bancshares has identified several services and products that a local bank could offer competitively to the community within the expanding banking market: personal banking, expanded hours, and a commitment to fostering local real estate growth through lending.

     The Primary Service Area (PSA) for Vision Bank, FSB, will be Bay County, which includes the eight coastal municipalities of Panama City, Panama City Beach, Callaway, Cedar Grove, Lynn Haven, Mexico Beach, Parker, and Springfield. According to data from the U.S. Census Bureau, Bay County's population grew from a total of 126,994 in 1990 to 148,217 in 2000, an increase of 16.7%.

     The Bay County area is currently undergoing economic expansion. Recently, the county's predominant landowner, the St. Joe Company, expanded its focus from a timber company to a real estate sales and development company according to the Bay County Economic Development Alliance. This change has made available over a million acres of property, much of it waterfront, in northwest Florida.

     According to the Office of the Bay County Superintendent of Education, Bay County is completing a major three-year construction program within its public school system. This multi-million dollar project has remodeled and added classrooms to 33 existing schools, and built a new High School, Middle School, and Elementary School. Both Gulf Coast Community College and Florida State University at Panama City are experiencing significant growth. The Bay County School Board is the second largest public employer in the county with 3,500 employees.

     A major new regional airport is being planned that will create an entirely new community in northwest Bay County according to the Bay County Airport Authority. The Airport Authority believes the airport can be open to air traffic in 2007.

     According to the Bay County Defense Alliance, Tyndall Air Force Base is scheduled to be the training center for the F-22 Raptor. Construction of a new control tower and runway improvements have been completed and construction has just begun on a multi-million dollar flight simulator and training facility. These changes should bring additional personnel to the base. Tyndall Air Force Base is the largest public employer in Bay County with 6,700 employees.

     According to the Bay County Defence Alliance, the Naval Coastal Systems Station has added 71 new scientists and engineers during 2000 and 2001. Hiring is expected to continue over the next four years and the station should play a major role in America's effort to combat terrorism. The station employs 2,308 people.

     We believe the presence of these two military installations provide stability to the market place and helps cushion the local economy from major economic downturns.

Tourism

     Tourism continues to be Northwest Florida's number one industry with additional condominiums, hotels, restaurants, and related amenities being constructed.

     Bay County is the destination of an estimated 7 million visitors per annum based on Chamber of Commerce statistics. Of these visitors, an estimated 4 million stay overnight. This information is based on the 21,000 total units available for tourists, a conservative occupancy rate of 56%, an average of 3.8 guests per occupation, and an average stay of four days.

     According to data from the Bay County Economic Development Alliance, it is estimated that these visitors spend approximately $547 million annually and that the total economic impact of this industry on the local economy is about $1.5 billion per annum.

     Growth in the tourism industry is most commonly assessed by analyzing bed tax revenues. According to the Bay County Tourist Development Council, revenues in the Pensacola MSA grew 6.0 percent from the fourth quarter 1997 to the fourth quarter 1998 and increased another 4.0 percent from the fourth quarter 1998 to the fourth quarter 1999. Fort Walton Beach MSA collections increased 13.0 percent and 16.0 percent for the same periods. While Bay County bed taxes experienced a 3.0 percent decrease from the fourth quarter 1997 to the fourth quarter 1998, collections rebounded with a 16 percent increase from the fourth quarter 1998 to the fourth quarter 1999. Such increases during the fourth quarter may suggest increased tourist traffic to the Northwest Florida area. Although tourism can be affected negatively by national economic downturns, the tourism in Bay County is based upon the attractiveness of its white sand beaches and warm water. Because of its location in the Florida Panhandle, it is within a one day or less driving distance to tourists in Alabama, Georgia, Tennessee, Mississippi and other states. This provides some stability to the industry.

     There are eleven banks in Bay County. As of June 30, 2001, these banks range in size from Peoples First Community Bank, with $428,446 million in deposits to First National Bank and Trust, with $2,572 million in deposits. Although Peoples First has the largest market in terms of deposits with 30.46%, three large multi-state banks, Regions Bank, AmSouth Bank and SunTrust Bank, had 13.08, 12.10 and 11.47 percent of the deposits in the market, respectively, based on Federal Deposit Insurance Corporation demographic data as of June 30, 2001. The two independent banks headquartered in Bay County, Peoples First Community Bank and Bay Bank and Trust had 30.46 and 11.10 percent of the deposits, respectively, based on Federal Deposit Insurance Corporation demographic data as of June 30, 2001. Although the significant presence of multi-state banks in the market area is not unusual, we believe such presence creates opportunities for a local bank to emphasize personalized customer service. The banking and thrift data summarized above was collected from The Branch Deposit Report of Florida Bank and Thrift Institutions, Vol. 2001-2: June 30, 2001 of the Florida Banker's Association.

Business Strategy

     Vision Bancshares' business strategy is to continue to grow while maintaining high asset quality. Vision Bank intends to seek available locations for the opening of branches in Alabama markets in which Vision Bank currently does not compete. Vision Bank, FSB will operate in the Panama City, Florida market. Vision Bancshares hopes to develop a strong banking presence in the Florida panhandle and Alabama Gulf Coast areas.

Loans

     Vision Bank offers the following types of loans: commercial loans, installment loans, single pay loans, and real estate loans. Commercial loans consist primarily of loans to local businesses. Installment loans consist primarily of consumer loans such as automobile loans, loans for recreational equipment such as campers, boats, motor homes, etc. and home equity lines of credit. Single pay loans consist of short term (such as 90 or 120 day) loans to well established customers. Real estate loans consist of loans secured by real property to individuals and businesses. Much of these loans are mortgage loans on 1-4 family residences. We expect Vision Bank, FSB, to offer similar loans as Vision Bank offers, except that Vision Bank, FSB, will be subject, as a federal savings bank, to the regulation by the Office of Thrift Supervision.

Employees

     Vision Bancshares and Vision Bank have 55 full-time employees and no part-time employees. Employees receive a variety of benefit programs including group life, health and accident insurance and a stock purchase plan. We expect Vision Bank, FSB, to have approximately 24 full-time and no part-time employees.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The purpose of this discussion is to focus on the significant changes in the financial condition and results of operations of the Company and its subsidiary during 1999, 2000, and 2001. This discussion and analysis is intended to supplement and highlight information contained in the Company's consolidated financial statement and related notes presented elsewhere in this Prospectus.

Summary

     For comparative purposes, it is important for the reader to note that the Company was organized in July 1999. Therefore, the results of operations for 1999 primarily reflect the first six months of the start-up phase of the Company. Vision Bank, the Company's wholly owned bank subsidiary, began operations in March 2000. During 2001, Vision Bank was in operation for a full twelve months, while as of December 31, 2000, Vision Bank had been in operation for approximately nine months.

     The Company's net loss of approximately $384,000 for 2001 represented a 6.34% decline from 2000's net loss of approximately $410,000, which was a 97.1% increase from net loss of approximately $208,000 for 1999. When stated as changes in basic earnings per share, the 2001 basic loss per share of $0.44 represented a 31.3% decrease from the 2000 basic loss per share of $0.64. The average number of shares outstanding increased 36.6% during 2001, due to the issuance of additional 203,963 shares of Common Stock.

     In 2000 and 2001, the Company raised capital through the sale of shares of its Common Stock. The Company sold to the public, in an offer that expired March 31, 2000, 839,217 newly issued shares of common stock at a price of $10.00 per share raising approximately $8,268,000 after expenses of the offering. In an offering that expired September 30, 2001, the Company sold to the public 203,613 newly issued shares of common stock at a price of $15.00 per share raising approximately $2,976,000 after expenses of the offering.

Earning Assets

     The Company's average earning assets in 2001 increased 192.8% over that for 2000, primarily as a result of increases in the loan portfolio. Average earnings assets accounted for 96.1% of the Company's average total assets for 2001. In 2000, average earning assets represented 95.9% of the Company's average total assets for 2000. The Company did not have earning assets in 1999.

     The Company's mix of average earning assets changed significantly during 2001, compared to 2000. Average loans, net of unearned income, represented 81.5% and 52.7% of average earning assets during 2001 and 2000, respectively. Average investment securities represented 11.9% of average earning assets in 2001, compared to 9.2% in 2000. Average interest bearing deposits with other banks and federal funds sold represented 6.5% of average earning assets in 2001, compared to 38.1% in 2000. The increased volume in earning assets contributed to the higher net interest income reported by the Company during these two periods.

     Total loans, net of unearned income, increased approximately $45,372,000, or 138.2%, to $78,195,000 at December 31, 2001 from $32,823,000 at December 31,
2000. The Company did not have any loans outstanding at December 31, 1999 as it was under organization during the last six months of 1999. Increases were experienced in all loan categories. Commercial, financial and agricultural loans increased approximately $22,129,000, or 148.6%, to $37,021,000 December 31, 2001
from $14,892,000 at December 31, 2000. Commercial, financial and agricultural loans represented 47.3% and 45.4% of outstanding loans at December 31, 2001 and 2000, respectively. Real estate-construction loans were approximately $7,446,000 at December 31, 2001 compared to $824,000 at December 31, 2000, representing an increase of approximately $6,622,000, or 803.6%. Real estate-construction loans represented 9.5% of total outstanding loans at December 31, 2001 and 2.5% of total outstanding loans at December 31, 2000. Real estate-mortgage loans increased approximately $12,572,000, or 95.0%, to $25,803,000 at December 31, 2001, compared to $13,231,000 at December 31, 2000. Real estate-mortgage loans represented 33.0% and 40.3% of total outstanding loans at December 31, 2001 and 2000, respectively.

     Consumer loans were approximately $7,925,000 at December 31, 2001 compared to

$3,876,000 at December 31, 2000, representing an increase of $4,049,000, or 104.5%.

     The following table shows the classification of loans by major category at December 31, 2001 and 2000, respectively. There were no loans in 1999 as the Company was organizing at such time. Loan Portfolio


                Loan Portfolio
                                                                 December 31,
                                                   -------------------------------------------
                                                          2001                   2000
                                                   -------------------------------------------
                                                              Percent                 Percent
                                                    Amount    of total     Amount    of total
                                                   -------------------------------------------
                                                             (Dollars in thousands)
                Commercial, financial
                  agricultural                     $ 37,021      47.3%    $ 14,892       45.4%
                Real estate - construction            7,446       9.5%         824        2.5%
                Real estate - mortgage               25,803      33.0%      13,231       40.3%
                Consumer                              7,925      10.1%       3,876       11.8%
                                                   ------------------------------------------
                                                     78,195     100.0%      32,823      100.0%
                                                              =======                ========
                Allowance for loan losses             1,013                    396
                                                   --------               --------

                Net loans                          $ 77,182               $ 32,427
                                                   ========               ========

     The following table provides maturities of certain loan classifications and an analysis of these loans maturing as of December 31, 2001.

Selected Loan Maturity and Interest Rate Sensitivity

                                                        December 31, 2001
                            ---------------------------------------------------------------------------
                                         Maturity                             Rated structure for loans
                            -----------------------------------                maturing over one year
                                         Over one                             -------------------------
                               One         year                                 Fixed       Floating or
                             year or      through       Over                   interest     adjustable
                              less      five years   five years     Total        rate          rate
                            ----------------------   ----------------------   -------------------------
                                                         (in thousands)
Commercial, financial
  and agricultural          $  21,297   $   14,486   $    1,238   $  37,021   $  11,641     $     4,083

Real estate - construction      7,291          155            -       7,446         155               -
                            ----------------------   ----------------------   -------------------------

                            $  28,589   $   14,640   $    1,238   $  44,467   $  11,796     $     4,083
                            ======================   ======================   =========================

Investment Portfolio

     The composition of the Company's investment securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. The Company's entire portfolio is classified as available for sale to appropriately reflect the nature of the Company's holdings that are available for sale should liquidity needs dictate. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. Investment securities with a carrying value of approximately $11,445,000 and $3,765,000 were pledged to secure certain deposits at December 31, 2001 and 2000, respectively.

         During 2001, 2000 and 1999, respectively, there were no sales of gross investment securities. Maturities, calls and paydowns were approximately $2,988,000, representing 34.7% of the average portfolio for year 2001. Maturities, calls and paydowns totaled approximately $62,000 and $0 in 2000 and 1999, respectively. At December 31, 2001, gross unrealized gains in the portfolio were approximately $118,000, compared to $63,000 at December 31, 2000. Gross unrealized losses amounted to approximately $132,000 at December 31, 2001, compared to $7,000 at December 31, 2000. These fluctuations in the gross unrealized gains and losses in the Company's investment portfolio resulted primarily from growth in investment securities coupled with their reaction to changes in market interest rates.

         Mortgage-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risk. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. The Company's mortgage-backed securities portfolio as of December 31, 2001 and 2000 contained no interest-only strips and the amount of unamortized premium on mortgage-backed securities at December 31, 2001 was $10,464, compared to $0 at December 31, 2000. The recoverability of the Company's investment in mortgage-backed securities is reviewed periodically by management, and if necessary, appropriate adjustments would be made to income for impaired values.

         The carrying amount of investment securities at the end of each of the last two years is set forth in the following table. The Company did not have any investment securities in 1999 as it was under organization at that time.

Investment Portfolio

                                          2001        2000
                                       ----------------------
                                       (Dollars in thousands)
U.S. government and agency securities    2,135          4,051

Mortgage-backed securities               9,807          2,459

State and municipal securities               -              -

Equity securities                          366             85
                                       ----------------------
                                       $12,308        $ 6,595
                                       ======================

         Average investment securities were approximately $8,620,000 at December 31, 2001 and $2,268,000 at December 31, 2000, representing an increase of 280.1%. The Company did not have investment securities during 1999. Total investment securities increased approximately $5,714,000, or 86.6%, to $12,308,000 at December 31, 2001, compared to $6,595,000 at December 31, 2000.
During 2001 and 2000, the Company did not have any non-taxable investment securities. At December 31, 2001, U.S. government and agency securities represented 17.3% of the total investment securities portfolio compared to 61.4% at year-end 2000.

         The maturities and weighted average yields of the investments in the year-end 2001 portfolio of investment securities are presented below. No taxable equivalent adjustments (using a 34% tax rate) are required because the Company had no tax-exempt obligations during 2001 and 2000. The average maturity of the investment portfolio was approximately 12.8 years at year-end 2001 compared to
11.6 years at year-end 2000 with an average yield of 6.06% and 6.94% at December 31, 2001 and 2000, respectively. Mortgage-backed securities have been included in the maturity table based upon the guaranteed payoff date of each security.

Investment Portolio Maturity Schedule

                                                                        December 31, 2001
                                       ----------------------------------------------------------------------------------
                                                                             Maturing
                                       ----------------------------------------------------------------------------------
                                              Within          After One but        After Five but            After
                                             One Year       Within Five Years     Within Ten Years         Ten Years
                                       ----------------------------------------------------------------------------------
                                        Amount     Yield    Amount      Yield    Amount     Yield     Amount     Yield
Securities-All Available for Sale:
---------------------------------                               (Dollars in Thousands)
U.S. Government agencies                $ 1,007     6.67%  $   530      6.83%         -     0.00%    $   599    7.46%
Mortgage-backed securities              $     -     0.00%  $   980      5.08%     1,477     5.36%    $ 7,349    5.88%
Equity securities                             -     0.00%        -      0.00%         -     0.00%        366    0.00%
                                        -------            -------              -------              -------
   Total                                $ 1,007     6.67%  $ 1,510      5.67%   $ 1,477     5.36%    $ 8,314    6.33%
                                        =======            =======              =======              =======

         Average Federal Funds sold decreased approximately $2,301,000 or 32.8% to $4,720,000 at December 31, 2001 from $7,021,000 at December 31, 2000. There were no Federal Funds sold during 1999. These fluctuations resulted from ordinary increases and decreases in loan demand and the level of deposit balances as well as the short-term reinvestment of funds associated with restructuring of the Company's investment securities portfolio. As a percentage of average earning assets, these funds represented 6.5% for 2001, compared to 28.4% for 2000.

         Interest-bearing deposits with other banks accounted for 9.6% of the Company's average earning assets during 2000. The Company did not have any interest-bearing deposits with other banks during 2001 and 1999.

         There has been no significant impact on the Company's financial statements as a result of the provisions of Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. Deposits

         Vision Bank's primary source of funds is its deposits. Continued enhancement of existing products, emphasis upon better customer service and expansion into new market areas have fueled the growth in Vision Bank's deposit base. Emphasis has been placed upon attracting consumer deposits. It is the Company's intent to expand its consumer base in order to continue to fund asset growth.

         At December 31, 2001, the Company's total deposits were approximately $87,070,000, an increase of $44,966,000, or 106.8%, compared to total deposits of $42,104,000 at December 31, 2000. This significant increase in total deposits resulted as the Company offered competitive rates to attract new deposits in 2001 and 2000, coupled with Vision Bank's expansion of two new offices in Point Clear, Alabama and Foley, Alabama in 2001. Noninterest-bearing demand deposits increased approximately $3,993,000, or 145.7%, to $6,734,000 at December 31, 2001, compared to $2,741,000 at December 31 2000. Interest-bearing demand deposits were approximately $8,409,000 and $7,116,000 at December 31, 2001 and 2000, respectively. This represents an increase of $1,293,000, or 18.2% during 2001. The savings account category, which includes money market deposit accounts, increased approximately $15,143,000, or 121.1%, to $27,652,000 at December 31, 2001 from $12,509,000 at December 31, 2000. Certificates of deposit less than $100,000 were approximately $30,434,000 at December 31, 2001, compared to $13,228,000 at December 31, 2000. This represents an increase of $17,206,000, or 130.1%, during 2001. Certificates of deposit in denominations of $100,000 or more increased approximately $7,331,000, or 162.5%, to $11,842,000 at December 31, 2001 from $4,511,000 at December 31, 2000. During 2001, the Company did experience some shift in its deposit mix as most of the growth in 2001 was in the savings deposits, which include money market deposit accounts, and certificates of deposit categories. The Company had $2,000,000 in time deposit open accounts at December 31, 2001 and 2000.

         The following table presents the average amounts outstanding and the average rates paid for each of the major classifications of deposits for the 12-month periods ending December 31, 2001 and 2000:

Average Deposit Balances and Rate Paid

                                                  ------------------------ ---------------------
                                                            2001                   2000
                                                  ------------------------ ---------------------
                                                                 Average                 Average
                                                     Average       rate      Average      rate
                                                     balance       paid      balance      paid
                                                  ------------------------ ---------------------
                                                              (Dollars in thousands)
Noninterest-bearing demand                        $    6,079       0.00%   $    2,252      0.00%
Interest-bearing demand                                7,072       3.46%        1,833      3.93%
Savings and Money Market Deposit accounts             19,066       4.04%        4,635      5.87%
Time                                                  34,542       5.68%        8,889      7.09%
                                                  ----------               ----------
  Total (1)                                       $   66,759       4.91%   $   17,609      6.34%
                                                  ==========               ==========

--------------------------------------------------------------------------------
/(1)/ The rate paid on total average deposits represents the rate paid on total average interest-bearing deposits only.

         During 2001, the Company's average total interest-bearing deposits increased approximately $45,323,000, or 295.1%, to $60,680,000 at December 31, 2001 from $15,357,000 at December 31, 2000. Average noninterest-bearing demand deposits increased approximately $3,827,000, or 169.9%, to $6,079,000 at December 31, 2001, compared to $2,252,000 at December 31 2000. Average interest-bearing demand deposits were approximately $7,072,000 and $1,833,000 at December 31,

2001 and 2000, respectively. This represents an increase of $5,239,000, or 285.8% during 2001. Average balances in the savings account category, which includes money market deposit accounts, increased approximately $14,431,000, or 311.3%, to $19,066,000 at December 31, 2001 from $4,635,000 at December 31,
2000. Average time deposits were approximately $34,542,000 at December 31, 2001, compared to $8,889,000 at December 31, 2000. This represents an increase of $25,653,000, or 288.6%, during 2001.

     The maturities of the time certificates of deposit and other time deposits of $100,000 or more issued by the Company at December 31, 2001 are summarized in the table below.

Maturities of Large Time Deposit

                                                      December 31, 2001
                                    ------------------------------------------------------
                                          Time               Other
                                      Certificates           Time
                                       of Deposit          Deposits            Total
                                    ----------------   ----------------   ----------------
                                                        (in Thousands)
Three months or less                $          3,025   $          2,000   $          5,025
Over three through six months                  3,687                  -              3,687
Over six through twelve months                 2,263                  -              2,263
Over twelve months                             2,867                  -              2,867
                                    ----------------   ----------------   ----------------

                                    $         11,842   $          2,000   $         13,842
                                    ================   ================   ================


Borrowed Funds

     Vision Bank has used borrowed funds on a limited basis as a source of funding asset growth in excess of deposit growth and for short-term liquidity needs. The mixture of borrowed funds and deposits as sources of funds depends on the relative availability and costs of those funds and Vision Bank's need for funding.

     Since it's inception, the Company's borrowed funds consisted primarily of short-term borrowings of federal funds purchased. At year-end 2001 and 2000, Vision Bank had $3,750,000 in available lines to purchase federal funds, on an unsecured basis, from three of its correspondent banks. At December 31, 2001 and 2000, Vision Bank had no funds advanced against these lines. In addition, during 2001, Vision Bank became a member of the Federal Home Loan Bank of Atlanta (FHLB-Atlanta). As a result, the Bank has access to different credit plans offered through the FHLB-Atlanta. At December 31, 2001, the Bank had not drawn on these credit lines nor established a credit availability limit.

            [The remainder of this page was intentionally left blank]

     The following table sets forth, for the periods indicated, certain information about the Company's short-term borrowings.

Short-term Borrowings

                                             At December 31,                                        Maximum
                                          ----------------------
                                                        Weighted                     Weighted     Outstanding
                                                        Average        Average       Average        At Any
                                          Balance         Rate         Balance         Rate        Month-End
                                          -------         ----         -------         ----        ---------
                                                               (Dollars in thousands)
2001:
  Federal funds purchased                 $     -         0.00%        $   140         2.15%       $     750
  Other short-term borrowings                   -         0.00%              -         0.00%               -
                                          -------                      -------                     ---------
    Total                                 $     -         0.00%        $   140         2.15%       $     750
                                          =======                      =======                     =========

2000:
  Federal Funds Purchased                 $     -         0.00%        $     -         0.00%       $       -
  Other short-term borrowings                   -         0.00%            120         9.92%       $       -
                                          -------                      -------                     ---------
    Total                                 $     -                      $   120                     $       -
                                          =======                      =======                     =========

1999:
  Federal Funds Purchased                 $     -         0.00%        $     -         0.00%       $       -
  Other short-term borrowings                 390         9.97%            195         9.97%             390
                                          -------                      -------                     ---------
    Total                                 $   390                      $   195                     $     390
                                          =======                      =======                     =========

The Company has not had any Long-Term debt since its inception.

Liquidity Management

     Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss. Liquidity management involves maintaining the Company's ability to meet the day-to-day cash flow requirements of Vision Bank's customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the production and growth needs of the communities it serves.

     The primary function of asset and liability management is not only to assure adequate liquidity in order for the Company to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that the Company can also meet the investment objectives of its shareholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both its customers' needs and its shareholders' objectives. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis. Payment of dividends by the Company is at the discretion of the Company's Board of Directors, and is dependent upon, among other things, the Company's earnings, financial condition and capital ratios.

     Proceeds from the sale of stock and dividends paid by Vision Bank are the primary source of funds available to the Company for payment of operating expenses and dividends to its shareholders. The Board of Directors has not declared or paid a dividend during years 2001, 2000 and 1999. As new corporations, it is not likely that Vision Bancshares or Vision bank will achieve in their early years of operations a level of profitability that would justify or allow the payment of dividends. Vision Bancshares has not and will not likely generate any significant earnings on its own, and it will depend upon the payment of dividends by Vision Bank, if it is to pay dividends on its common stock. It is expected that for at least the next year of operation for Vision Bank, all earnings will be retained by Vision Bank for the future needs of the bank. State and federal banking laws restrict the payment of dividends by banks, and in no event may dividends be paid by Vision Bank during the first three years of operation without the approval of the Alabama Banking Department and the Federal Deposit Insurance Corporation.

     The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales, maturities, calls and pay downs of investment securities. Real estate-construction, commercial, financial and agricultural loans that mature in one year or less totaled approximately $28,589,000, or 36.6% of loans, net of unearned income, at December 31, 2001, and investment securities maturing in one year or less totaled $1,007,000, or 8.2% of the investment portfolio, at December 31, 2001. Other sources of liquidity include cash on deposit with other banks and short-term investments such as federal funds sold.

     The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. Funds are also available through the purchase of federal funds from other commercial banks. As members of FHLB of Atlanta, Vision Bank also has access to various credit programs to assist with liquidity needs. Liquidity management involves the daily monitoring of the sources and uses of funds to maintain an acceptable Company cash position.

     As a result of leasing its banking facilities, the Company's fixed assets primarily consist of furniture, fixtures and equipment and leasehold improvements. The company had no material commitments for capital expenditures at December 31, 2001. Interest Rate Sensitivity and Market Risk

     The Company's net interest income, and the fair value of its financial instruments, are influenced by changes in the level of interest rates. Interest rate sensitivity is a function of the repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities. Management monitors its interest rate risk exposure through the use of a Static Gap analysis and an Interest Rate Shock analysis.

     The static gap analysis measures the amount of repricing risk embedded in the balance sheet at a specific point in time, by comparing the difference in the volume of interest-earning assets and interest-bearing liabilities that are subject to repricing within specific time periods. At December 31, 2001, the Company was asset sensitive, indicating that it had more interest-bearing assets than interest-earning liabilities repricing during the twelve months ending December 31, 2002. The cumulative static gap position of rate sensitive assets to rate sensitive liabilities at December 31, 2001 were: i) 1.14% at 30 days;
ii) 1.11% at 90 days; iii) 1.03% at 180 days; and iv) 1.02% at 365 days.

     The following table sets forth the Company's maturity and repricing exposure at December 31, 2001 for the time frames presented:


                                               Three      Months to     Three       Three
                                               Months     One Year      Years       Years       Total
                                              ---------------------------------------------------------
                                                                (Dollars In Thousands)
Earning Assets:
  Interest-bearing deposits in banks          $  2,603           -           -           -    $  2,603
  Investment securities                          1,411       1,803       3,781       5,313      12,308
  Loans                                         33,598      15,961      12,912      15,724      78,195
                                              ---------------------------------------------------------
     Total interest earning assets              37,612      17,764      16,693      21,037      93,106

Interest-bearing Liabilities:
  Interest-bearing demand deposits (1)               -           -           -       8,409       8,409
  Savings                                       23,136           -           -       4,516      27,652
  Certificates of deposits                       8,634      20,641       8,400       4,600      42,275
  Time open deposit accounts                     2,000                       -           -       2,000
                                              ---------------------------------------------------------
     Total interest-bearing liabilities       $ 33,770    $ 20,641    $  8,400    $ 17,525    $ 80,336
                                              ---------------------------------------------------------

Interest rate sensitivity gap                 $  3,842    $ (2,877)   $  8,293    $  3,512    $ 12,770
                                              =========================================================

Cumulative interest rate sensitivity gap      $  3,842    $    965    $  9,258    $ 12,770
                                              =============================================

The interest rate shock analysis measures the impact on the Company's net interest income as a result of an immediate and sustained shift in interest rates. The movement in market rates are based on statistical regression analyses while management makes assumptions concerning balance sheet growth and the magnitude of interest rate movements for certain interest-earning assets and interest-bearing liabilities. Using actual maturity and repricing opportunities of the Company's portfolio, in conjunction with management's assumptions, a rate shock analysis is performed using a plus 200 basis points shift and a minus 200 basis points shift in interest rates. Based on the Company's December 31, 2001 Asset/Liability Analysis, the Company's net interest income would decline $339,000, or 6.36%, during the twelve months ending December 31, 2002, as a result of a 200 basis points decrease in the interest rate environment. A 200 basis points increase in interest rates would result in a $9,000, or 0.17%, increase in net interest income for the same period. The following table estimates the impact of shifts in interest rates on the Company's net interest income for the 12 months ending December 31, 2002:

            [The remainder of this page was intentionally left blank]

                       Rate Shock Analysis

                                  -200                    200
                                 Basis       Stable      Basis
                                 Points      Rates      Points
                              ------------------------------------
                                     (Dollars in thousands)


Interest income                $ 7,538     $ 8,232     $ 9,159
Interest expense                 2,549       2,904       3,822
                              ------------------------------------

  Net Interest Income          $ 4,989     $ 5,328     $ 5,337
                              ====================================

Dollar change from                (339)                      9

Percentage change from           -6.36%                   0.17%

     While movement of interest rates cannot be predicted with any certainty, management believes that the Company's current interest rate sensitivity analysis fairly reflects its interest rate risk exposure during the twelve months ending December 31, 2002. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities.

Capital Resources

     A strong capital position is vital to the continued profitability of the Company because it promotes depositor and shareholder confidence and provides a solid foundation for future growth of the organization. In 2000 and 2001, the Company raised capital through the sale of shares of its Common Stock. Both offerings were closed upon being fully subscribed. The Company sold to the public, in an offering that expired March 31, 2000, 839,217 newly issued shares of common stock at a price of $10.00 per share raising approximately $8,268,094 after expenses of the offering. In an offering that expired September 30, 2001, the Company sold 203,613 newly issued shares of common stock at a price of $15.00 per share raising approximately $2,976,034 after expenses of the offering. The net proceeds from all offerings have been available for capital enhancement, growth and expansion of the Company and general corporate purposes.

     Bank regulatory authorities have issued risk-based capital guidelines that take into consideration risk factors associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers, which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. The Company's Tier I capital, amounted to approximately $10,127,000 at December 31, 2001 compared to approximately $7,277,000 at December 31, 2000. This increase in Tier I capital at December 31, 2001 resulted primarily from sale of stock during 2001. Tier II capital components include supplemental capital components, such as qualifying allowance for loan loss. Due to the increase in Vision Bank's allowance for loan losses during 2001, the qualifying portion of the allowance included as a Tier II capital component resulted in an increase in Total Risk-based capital. Tier I capital plus the Tier II capital components are referred to as Total Risk-based capital, which was approximately $11,140,000 and $7,673,000 at year-end 2001 and 2000, respectively. The percentage ratios, as calculated under the guidelines, for Tier I and Total Risk-based capital were 12.39% and 13.63%, respectively, at December 31, 2001, compared to 19.71% and 20.78%, respectively, at year-end 2000. The decline in these ratios resulted from a significant growth of 121.3% in risk-weighted assets. The Company and Vision Bank were considered well capitalized at December 31, 2001, as both Tier I and Total Risk-based capital exceeded the regulatory minimum ratios of 6% and 10%, respectively. Applying the current guidelines to 2000, the Company and Vision Bank were considered well capitalized at year-end 2000.

         Another important indicator of capital adequacy in the banking industry is the leverage ratio. The Tier I Leverage ratio as defined is the ratio that the Company's Tier I capital bears to total average assets minus goodwill. The Company's Tier I Leverage ratios were 10.31% and 15.10% at December 31, 2001 and 2000, respectively, exceeding the regulatory minimum requirement of 4%.

         The following table illustrates the Company's regulatory capital ratios at December 31, 2001 and 2000:

Capital Adequacy Ratios

                                                        December, 31
                                               --------------------------------
                                                  2001                 2000
                                               -----------         ------------
                                                       (in thousands)

Tier I Capital                                  $   10,127         $      7,277
Tier II Capital                                      1,013                  396
                                               -----------         ------------

    Total Qualifying Capital                    $   11,140         $      7,673
                                               ===========         ============

Risk Weighted Total Assets (including
    off-balance sheet exposures)                $   81,702         $     36,927
                                               ===========         ============

Tier I Risk-Based Capital Ratio                      12.39%               19.71%
                                               ===========         ============

Total Risk-Based Capital Ratio                       13.63%               20.78%
                                               ===========         ============

Leverage Ratio                                       10.31%               15.10%
                                               ===========         ============

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                                       31

         In addition to regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate ratios of equity to total assets. The following table summarizes these and other key ratios for the Company for each of the last three years.

Return on Equity and Assets

                                                    Years Ended December 31,
                                                 2001      2000         1999
                                               --------   -------    ----------
Return on average assets ...................     (0.5%)    (1.6%)      (144.3%)
Return on average equity ...................     (4.8%)    (7.5%)       209.9%
Dividend payout ratio ......................      0.0%      0.0%          0.0%
Average equity to average assets ratio .....     10.7%     21.3%        (68.8%)

         The Company's return on average assets ratio, which is computed by dividing net income (loss) by average assets, improved in 2001 to a negative 0.5% from a negative 1.6% in 2000. The increase in 2001 was due to the net loss of approximately $384,000 incurred by the Company in 2001, compared to net loss of $410,000 in 2000 and $208,000 in 1999. In addition, average assets increased 192.2% during 2001 to $75,211,000, compared to average assets of $25,736,000 during 2000 and $144,000 during 1999. The Company's return on average assets ratio improved in 2000, compared to 1999, primarily due to an increase of $25,592,000 in average assets in 2000.

         The Company's return on average equity ratio, which is computed by dividing net income by average shareholders' equity, increased significantly in 2001 to a negative 4.8%, from a negative 7.5% in 2000. The improvement in 2001 was due to the net loss of approximately $384,000 incurred by the Company in 2001, compared to net loss of $410,000 in 2000 and $208,000 in 1999. In addition, average shareholders' equity increased 46.1% to $8,014,000 during 2001, compared to $5,484,000 during 2000 and a negative $99,000 during 1999.

         The Board of Directors has not declared or paid a dividend during years 2001, 2000 and 1999. As new corporations, it is not likely that Vision Bancshares or Vision bank will achieve in their early years of operations a level of profitability that would justify or allow the payment of dividends. Vision Bancshares has not and will not likely generate any significant earnings on its own, and it will depend upon the payment to its of dividends by Vision Bank, if it is to pay dividends on its common stock. It is expected that for at least the next year of operation for Vision Bank, all earnings will be retained by Vision Bank for the future needs of each bank. State and federal banking laws restrict the payment of dividends by banks, and in no event may dividends be paid by Vision Bank during the first three years of operation without the approval of the Alabama Banking Department and the Federal Deposit Insurance Corporation.

Results of Operations

Net Interest Income

         Net interest income is the principal source of a financial institution's earnings stream and represents the difference or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities impact net interest income. The Company had no tax-exempt earning assets for the three years reported; therefore, there is no fully taxable equivalent effect on the Company's results of operations.

         Net interest income for 2001, before the provision for loan losses, increased approximately $1,970,000, or 150.3%, to $3,281,000 from $1,311,000 in
2000, compared to an increase of $1,320,000 in 2000 from a net interest loss of $9,000 in 1999. The Company experienced significant growth in both average earning assets and average interest-bearing liabilities during 2001 and 2000. The "Rate/Volume Variance Analysis" table in the section below provides information about changes in interest income, interest expense and net interest income due to changes in average balances and rates.

         The Company's interest income increased approximately $3,968,000, or 173.4%, to $6,256,000 in 2001 from $2,288,000 in 2000. The Company did not have interest income in 1999. The increase in 2001 was due to the 192.8% increase in average earning assets that was somewhat offset with a 61 basis points decrease in the yield on average earning assets during 2001. The interest income on loans increased 234.6% during 2001, primarily due to an increase of 352.6% in the average loan balances outstanding that was partially offset by a decrease in the yield on loans of 331 basis points. The interest income on investment securities increased 220.0% during 2001, compared to 2000 due to an increase in average balance outstanding. Interest income on federal funds sold declined $233,000 or 56.4%, as those funds were used to fund loans and investment securities. The Company did not have any interest income on investment securities in 1999.

         During 2001, the Company's interest expense increased approximately $1,997,000, or 204.4%, to $2,974,000 from $977,000 in 2000, as average interest-bearing liabilities outstanding during 2001 increased 293.0%. In 2000, interest expenses increased $968,000 to approximately $977,000 from $9,000 in 1999, due to the growth of the Company. Interest-bearing deposits are the major component of interest bearing liabilities, representing 99.8% in 2001 and 99.2% in 2000 of average total interest-bearing liabilities outstanding. The Company did not have any interest bearing deposits in 1999. While average interest-bearing deposits outstanding increased 295.1% during 2001, the rate paid on these average balances reflected a decrease of 144 basis points. Interest expense on short-term borrowings during 2001 totaled $3,301as compared to $3,307 for 2000. The Company has not had any long-term debt for the years it has been in operation. The Company has not borrowed funds from the FHLB.

         The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The Company's net interest margin for 2001 was 4.54%, compared to 5.31% for 2000.

         The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing funds and gives a more direct perspective to the effect of market interest rate movements. The net interest spread for 2001 increased 81 points to 3.77% from the Company's 2000 spread of 2.96% as the cost of interest-bearing sources of funds decreased 142 basis points while the yield on earning assets decreased 61 basis points. The net interest spread for 1999 was (9.97)% since the Company was organizing at this time and did not have any interest income. See the tables in this section below entitled "Consolidated Average Balances, Interest Income/Expenses and Yields/Rates" and "Rate/Volume Variance Analysis" for more information.

         The following tabulation presents certain net interest income data without modification for assumed tax equivalency:

                                                  December 31,
                                    --------------------------------------
                                        2001         2000           1999
                                    ----------     ---------     ---------

Rate earned on earning assets (1)       8.66%         9.27%         0.00%

Rate paid on borrowed funds             4.89%         6.31%         9.97%

Interest rate spread                    3.77%         2.96%        -9.97%

Net Yield on earning assets (1)         4.54%         5.31%         0.00%

(1) The Company had no interest-earning assets during 1999.

         During 2001, the banking industry experienced a declining interest rate environment as the prime interest rate moved from 9.50% to 4.75%.

         In 2000, the rate increased by 25 basis points each in January and March 2000 and increased by 50 basis points in May 2000. In addition, the banking industry experienced an increasing interest rate environment during 1999 as evidenced by increases of 25 basis points each, in June, August and November.

         The "Consolidated Average Balances, Interest Income/Expenses and Yields/Rates" and the "Rate/Volume Variance Analysis" tables are presented on the following four pages. The Consolidated Average Balances/Interest Income/Expenses and Yields/Rates table presents, for the periods shown, the average balance of certain balance sheet items, the dollar amount of interest income from average earning assets and resultant yields, the interest expense and rate paid on average interest-bearing liabilities, and the net-interest margin. The Rate/Volume Variance Analysis table presents an analysis of changes in interest income, interest expense and net interest income attributable to changes in volume and interest rate.

Consolidated Average Balances, Interest Income/Expense and Yield/Rates On a Taxable Equivalent Basis

                                                                                      December 31,
                                                   ---------------------------------------------------------------------------------
                                                              2001                        2000                        1999
                                                   --------------------------  --------------------------  -------------------------
                                                   Average             Yield/  Average             Yield/  Average            Yield/
                  ASSETS                           Balance   Interest   Rate   Balance   Interest   Rate   Balance  Interest   Rate
-----------------------------------------------------------------------------  --------------------------  -------------------------
                                                                       (Dollars in thousands)
Interest Earning Assets:
    Loans, net of unearned income                 $ 58,921  $ 5,515   9.36%    $ 13,017  $ 1,649   12.67%  $     -  $      -   0.00%
    Investment securities:
                     Taxable                         8,620      560   6.50%       2,268      175    7.72%        0         0   0.00%
                   Tax-exempt                            0        0   0.00%           0        0    0.00%        0         0   0.00%
                                                  -----------------            -----------------           -----------------
     Total investment securities                     8,620      560   6.50%       2,268      175    7.72%        0         0   0.00%

    Interest bearing deposits with other banks           0        0   0.00%       2,375       51    2.15%        0         0   0.00%
    Federal funds sold                               4,720      180   3.81%       7,021      413    5.88%        0         0   0.00%
                                                  -----------------            -----------------           -----------------
     Total interest earning assets                  72,261    6,255   8.66%      24,681    2,288    9.27%        0         0   0.00%

Cash and due from banks                              1,736                          606                         16
Premises and Equipment                                 846                          255                         10
Other assets                                         1,053                          335                        118
Allowance for loan & lease losses                     (685)                        (141)                         0
                                                  --------                     --------                    -------
     Total Assets                                 $ 75,211                     $ 25,736                    $   144
                                                  ========                     ========                    =======

   LIABILITIES & STOCKHOLDERS' EQUITY
----------------------------------------

Interest bearing liabilities:
    Deposits:
        Demand                                    $  7,072      244   3.45%    $  1,833       72    3.93%  $     -         0   0.00%
        Savings                                     19,066      769   4.03%       4,635      272    5.87%        0         0   0.00%
        Time deposits                               34,542    1,958   5.67%       8,889      630    7.09%        0         0   0.00%
                                                  -----------------            -----------------           -----------------
     Total interest bearing deposits                60,680    2,971   4.90%      15,357      974    6.34%        0         0   0.00%



    Other short term borrowings                        140        3   2.14%         120        3    9.92%      195         9   9.97%
                                                  -----------------            -----------------           -----------------
      Total interest bearing liabilities            60,820    2,974   4.89%      15,477      977    6.31%      195         9   9.97%
                                                            -------                      -------                    --------
Noninterest bearing liabilities:
    Demand deposits                                  6,079                        2,252                          0
    Accrued expenses and other liabilities             298                        2,523                         48
    Stockholders' equity                             8,014                        5,484                        (99)
                                                  --------                     --------                    -------
      Total Liabilities and stockholders' equity  $ 75,211                     $ 25,736                    $   144
                                                  ========                     ========                    =======
Net Interest Income/net interest spread                     $ 3,281   3.77%              $ 1,311    2.96%           $     (9) -9.97%
                                                            ==============               ===============            ===============
Net Yield on Total Interest Earning Assets                            4.54%                         5.31%                      0.00%
                                                                      ====                          ====                       ====

Taxable equivalent adjustment:
    Loans                                                         0                            0                           0
    Investment securities                                         0                            0                           0
                                                            -------                      -------                    --------
      Total taxable equivalent adjustment                         0                            0                           0

Net interest income                                         $ 3,281                      $ 1,311                         ($9)
                                                            =======                      =======                    ========

___________
* Loans on nonaccrual status have been included in the computation of average balances

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                                       35

Rate/Volume Variance Analysis
Taxable Equivalent Basis

                                                  Average volume                    Change in volume
                                      --------------------------------------    ----------------------
                                         2001          2000          1999       2001-2000    2000-1999
                                      ----------    ----------    ----------    ---------    ---------
                                                              (Dollars in thousands)
Earning assets:
Loans, net of unearned                $   58,921    $   13,017    $        -    $  45,904    $  13,017

Investment securities:
   Taxable                                 8,620         2,268             -        6,352        2,268
   Tax exempt                                  -             -             -            -            -

     Total investment securities           8,620         2,268             -        6,352        2,268

Interest-bearing deposits with banks           -         2,375             -       (2,375)       2,375
Fed Funds                                  4,720         7,021             -       (2,301)       7,021
                                      ----------    ----------    ----------    ---------    ---------

     Total earning assets             $   72,261    $   24,681    $        -    $  47,580    $  24,681
                                      ==========    ==========    ==========    =========    =========

Deposits:
   Demand                             $    7,072    $    1,833    $        -    $   5,239    $   1,833
   Savings                                19,066         4,635             -       14,431        4,635
   Time                                   34,542         8,889             -       25,653        8,889
                                      ----------    ----------    ----------    ---------    ---------

     Total interest-bearing deposits      60,680        15,357             -       45,323       15,357
                                      ----------    ----------    ----------    ---------    ---------

Other short-term borrowings                  140           120           195           20          (75)
     Total interest-bearing
        liabilities                   $   60,820    $   15,477    $      195    $  45,343    $  15,282
                                      ==========    ==========    ==========    =========    =========

Net interest income/net interest
spread

Net yield on earning assets

Net cost of funds

            [The remainder of this page was intentionally left blank]

                                                                                           Variance attributed to (1)
                                                                                       ------------------------------------
       Average rate              Interest income/expense           Variance                  2001                2000
--------------------------     ---------------------------   ----------------------    ----------------    ----------------
 2001      2000      1999       2001       2000      1999    2001-2000    2000-1999    Volume     Rate     Volume     Rate
------    ------    ------     ------     ------    ------   ---------    ---------    ------    ------    ------    ------
             (Dollars in thousands)
  9.36%    12.67%     0.00%    $5,515     $1,649    $   --   $   3,866    $   1,649    $4,402    $ (536)   $   --    $1,649

  6.50%     7.72%     0.00%       560        175        --         385          175       417       (32)       --       175

  0.00%     0.00%     0.00%        --         --        --          --           --        --        --        --        --


  6.50%     7.72%     0.00%       560        175        --         385          175       417       (32)       --       175


  0.00%     2.15%     0.00%        --         51        --         (51)          51        --       (51)       --        51

  3.81%     5.88%     0.00%       180        413        --        (233)         413      (112)     (121)       --       413
------    ------    ------     ------     ------    ------   ---------    ---------    ------    ------    ------    ------

  8.66%     9.27%     0.00%    $6,255     $2,288    $   --   $   3,967    $   2,288    $4,707    $ (740)   $   --    $2,288
======    ======    ======     ======     ======    ======   =========    =========    ======    ======    ======    ======



  3.45%     3.93%     0.00%    $  244     $   72        $-   $     721    $      72    $  821    $  (10)   $   --    $   72

  4.03%     5.87%     0.00%       769        272        --         497          272       607      (110)       --       272

  5.67%     7.09%     0.00%     1,958        630        --       1,328          630     1,478      (150)       --       630
------    ------    ------     ------     ------    ------   ---------    ---------    ------    ------    ------    ------

  4.90%     6.34%     0.00%     2,971        974        --       1,997          974     2,267      (270)       --       974
------    ------    ------     ------     ------    ------   ---------    ---------    ------    ------    ------    ------

  2.14%     9.92%     9.97%         3          3         9          --           (6)        3        (3)       (6)       --

  4.89%     6.31%     9.97%     2,974        977         9       1,997          968     2,270      (273)       (6)      974
------    ------    ------     ------     ------    ------   ---------    ---------    ------    ------    ------    ------

  3.77%     2.96%    -9.97%    $3,281     $1,311    $   (9)  $   1,970    $   1,320    $2,437    $ (467)   $    6    $1,314
======    ======    ======     ======     ======    ======   =========    =========    ======    ======    ======    ======

  4.54%     5.31%     0.00%

  4.12%     3.96%     0.00%

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Provision for Loan Losses, Net Charge-offs and Allowance for Loan Losses

     The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based upon management's estimated range of those losses. Actual losses for these loans may vary significantly from this estimate. During 2001, management made increases in Vision Bank's allowance for loan losses.

     At December 31, 2001, the allowance for loan losses was approximately $1,013,000, which represented an increase of $617,000, or 155.8%, over the December 31, 2000 amount of $396,000. This increase in the overall level of the allowance for loan losses was primarily due to additional provisions made for the growth in the loan portfolio. There was no allowance for loan losses at December 31, 1999, as the Company was in an organization phase at that time. As a percentage of total loans, net of unearned income, the allowance for loan losses increased to 1.3% at December 31, 2001, compared to 1.2% at December 31, 2000. Management believes that the allowance for loan losses at December 31, 2001 is adequate to absorb known risks in the Company's loan portfolio based upon the Company's historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Company's loan portfolio or additional provisions to the allowance for loan losses.

     The provision for loan losses is charged to current earnings to bring the allowance for loan losses to a level deemed appropriate by management. Actual loan losses, net of recoveries, are charged directly to the allowance for loan losses. The amount of the provision for loan losses is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of the risk in the loan portfolio. The provision for loan losses was approximately $655,000 and $398,000 in 2001 and 2000, respectively. This represented an increase of $257,000 or 64.6% in 2001. The increase in 2001 resulted from management's decision to maintain the level of allowance for loan losses at a constant percentage of loans outstanding and make provisions for actual growth in the loan portfolio due to the Company's expansion activities. The increase in the provision during 2000 was primarily due to an increase in the monthly provision for Vision Bank, based on anticipated loan growth.

     Loan charge-offs exceeded recoveries by approximately $38,000 during 2001, which represented an increase of $36,000 from $2,000 during 2000. There were no charge-offs or recoveries in 1999 as the Company was in an organizational phase at that time. Net charge-offs of consumer loans represented 60.5% of total net charge-offs for 2001.

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                                       38

     The following table sets forth certain information with respect to the Company's loans net of unearned income, and the allowance for loan losses for the two years ended December 31, 2001. No data is presented for 1999 as there was no loan loss experience associated with the Company's organizational phase.

Summary of Loan Loss Experience

                                                           2001           2000
                                                         -------        -------
                                                         (Dollars in thousands)

Allowance for loan losses at beginning of year .......   $   396        $     -
Loans charged off:
    Commercial, financial and agricultural ...........        15              -
    Real Estate-mortgage .............................         -              -
    Consumer .........................................        23              2
                                                         -------        -------
        Total loans charged off ......................        38              2

Recoveries on loans previously charged off:
    Commercial, financial and agricultural ...........         -              -
    Real Estate-mortgage .............................         -              -
    Consumer .........................................         -              -
                                                         -------        -------
        Total recoveries .............................         -              -
                                                         -------        -------

Net loans charged off ................................        38              2

Reserves acquired through purchase ...................         -              -

Provision for loan losses ............................       655            398
                                                         -------        -------

Allowance for loan losses at end of period ...........   $ 1,013        $   396
                                                         =======        =======

Loans, net of unearned income, at end of period ......   $78,195        $32,823
                                                         =======        =======

Average loans, net of unearned income,
  outstanding for the period .........................   $58,921        $13,017
                                                         =======        =======

                                                           2001           2000
                                                         -------        -------
Ratios:
Allowance at end of period to loans, net of
    unearned income ..................................     1.30%           1.21%
Allowance at end of period to average loans,
    net of unearned income ...........................     1.72%           3.04%
Net charge-offs to average loans, net of
    unearned income ..................................     0.05%           0.02%
Net charge-offs to allowance at end of period ........     3.75%           0.51%
Recoveries to prior year charge-offs .................     0.00%           0.00%

     As a part of its initial business plan, management of Vision Bank represented to its primary regulators that the Bank would establish and maintain an allowance for loan losses at a minimum level of 1.2% of outstanding loans in order to provide for the inherent risk associated with an unseasoned loan portfolio. This reserve level was based primarily on management's experience with de novo institutions with some consideration given to peer group data. Management decided in 2001 that due to the significant growth in the loan portfolio, Vision Bank would increase its constant reserve percentage to a range of 1.25% to 1.35% of outstanding loans. During its first 21 months of operations, Vision Bank multiplied this constant reserve percentage by the outstanding loan balances at the end of each month and made the appropriate monthly provision to maintain the allowance for loan losses at the desired level.


     In assessing the adequacy of the allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses, which must be charged off, and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. Loans identified as having increased credit risk are classified in accordance with the Company's loan policy and appropriate reserves are established for each loan classification category based on predetermined reserve percentages. Due to limited loan loss experience, reserves are established for the remaining unclassified portion of the loan portfolio based on a predetermined factor established by management.

     In evaluating the allowance, management also considers the historical loan loss experience of Vision Bank, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.


     The following table sets forth management's allocation of the allowance for loan losses to specific loan classes, as of the dates indicated. No data is presented for 1999 as there was no loan loss experience associated with the Company's organizational phase.

Allocation of the Allowance for Loan Losses

                                                               December 31,
                                         --------------------------------------------------------
                                                    2001                         2000
                                         ----------------------------  --------------------------
                                                           Percent                     Percent
                                             Amount        of Total       Amount       of Total
                                         -------------  -------------   ----------- -------------
                                                          (Dollars in thousands)
Domestic loans
    Commercial, financial and
     agricultural ....................             385             38%            -             0%
    Real estate ......................               -              0%            -             0%
    Consumer .........................             628             62%          396           100%
                                         -------------  -------------  ------------ -------------

                                          $      1,013            100%  $       396           100%
                                         =============  =============  ============ =============

Nonperforming Assets

     Nonperforming assets as of December 31, 2001 totaled approximately $1,316,000. The Company did not have any nonperforming assets for the years ended December 31, 2000 and 1999. Nonperforming loans include loans classified as nonaccrual or renegotiated and those past due 90 days or more for which interest was still being accrued. During 2001, nonaccruing loans totaled approximately $286,000, while loans past due 90 days or more totaled approximately $13,000. Other real estate was approximately $1,017,000 at December 31, 2001. There were no commitments to lend any additional funds on nonaccrual or renegotiated loans at December 31, 2001. The following table summarizes the Company's nonperforming assets at December 31, 2001. No tabular information is presented for 2000 and 1999 because there were no nonperforming assets during those periods.



Nonperforming Assets

                                                    December 31,
                                                        2001
                                               ------------------------
                                               (Dollars in thousands)

Nonaccruing loans                               $                  286
Loans past due 90 days or more                                      13
Restructured loans                                                   -
                                               ------------------------
Total nonperforming laons                                          299
Other real estate                                                1,017
                                               ------------------------
   Total nonperforming assets                   $                1,316
                                               ========================


Ratios:
Loan loss allowance to total
   Nonperforming assets                                          76.98%
Total nonperforming loans to total loans,
   net of unearned interest                                       0.38%
Total nonperforming assets to
   total assets                                                   1.35%

     The ratio of allowance for loan losses to total nonperforming assets was 76.98% at December 31, 2001. The ratio of total nonperforming loans to total loans, net of unearned income was 0.38% at December 31, 2001. The ratio of total nonperforming assets to total assets was 1.35% at December 31, 2001. Management is aware of no factors, which should suggest that they are prone to significant increases in 2002. There were no nonperforming assets for the periods ending December 31, 2000 and 1999, respectively.

     At December 31, 2001, the Company's recorded investment in loans considered to be impaired was approximately $170,000, of which all related to loans on non-accrual status. At December 31, 2000 and 1999, the Company did not have any recorded investment in loans considered to be impaired. The related valuation allowance for impaired loans, included as a component of the allowance for loan losses, was approximately $74,000 at December 31, 2001 and $0 at December 31, 2000 and 1999, respectively. There was no amount of interest income recognized on impaired loans during 2001 and 2000.

     Other nonaccrual loans at December 31, 2001 and 2000 amounted to approximately $15,309 and $0, respectively. The average non-accrual loan balances outstanding during 2001 were approximately

$202,000. The Company had no loans on non-accrual status during 2000 and 1999. The difference between gross interest income that would have been recorded in each period if nonaccruing loans , including impaired loans on non-accrual status, had been current in accordance with their original terms and the amount of interest income on those loans that was included in each period's net income was $9,862 for the year ended December 31, 2001 and $0 for the years ended December 31, 2000 and 1999.

     There were no concentrations of loans exceeding 10% of total loans, which are not otherwise disclosed as a category of loans at December 31, 2001, 2000, and 1999.

     It is the general policy of Vision Bank to stop accruing interest income and place the recognition of interest on a cash basis when any commercial, industrial or real estate loan is past due as to principal or interest and the ultimate collection of either is in doubt. Accrual of interest income on consumer installment loans is suspended when any payment of principal or interest, or both, is more than 90 days delinquent. When a loan is placed on a nonaccrual basis any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

Noninterest Income

     Noninterest income for 2001 increased approximately $462,000, or 302.0%, to $615,000 from $153,000 in 2000. As a result of being in its start-up phase, the Company did not have noninterest income in 1999. These amounts are primarily from service charges on deposit accounts and mortgage rate premiums on mortgages sold to the secondary market. The increases primarily reflect the growth of the Company during 2001 and 2000. Components of other operating income reflecting increases during 2001 were fee income associated with wire transfers, non-customer check cashing, ATM access and other miscellaneous service fees. The Company did not recognize any gains on the sale of investment securities in connection with its asset/liability management during 2001 and 2000.

                                                                  Percentage
                                             December 31,           change
                                     --------------------------
                                         2001         2000        2001/2000
                                     ------------- ------------  --------------
                                      (Dollars in thousands)


Service charges on deposits           $        230  $        48          379.2%
Mortgage rate premium                          356           87          309.2%
Other                                           29           17           61.1%
                                     ------------- ------------  --------------

                                      $        615  $       153          302.0%
                                     ============= ============

Noninterest Expenses

     Noninterest expenses totaled approximately $3,788,000 in 2001, $1,719,000 in 2000 and $319,000 in 1999. These levels represent increases of 120.4% and 438.9% for 2001 and 2000, respectively. The primary component of noninterest expenses is salaries and employee benefits, which increased $1,244,000, or 138.2%, during 2001 to $2,144,000, compared to $900,000 and $137,000 for 2000 and 1999,
respectively. The increase in salaries and employee benefits during 2001 resulted primarily from an increase in the number of employees due to the Company's growth expansion in addition to merit increases and incentive payments for existing personnel. Occupancy expense increased 157.0% in 2001 to $329,000, compared to $128,000 in 2000 and $0 in 1999, while furniture and equipment expenses increased 140.0% in 2001 to approximately $144,000, as compared to $60,000 in 2000 and $0 in 1999. Professional fees increased 17.9% in 2001 to approximately $184,000, compared to $156,000 in 2000 and $4,000 in 1999, while printing and office supplies expenses increased 170.0% in 2001 to approximately $162,000, as compared to approximately $60,000 in 2000 and $0 in 1999. Other operating expenses increased 243.1% in 2001 to approximately $597,000, compared to $174,000 in 2000, which represented a 544.4% increase from $27,000 in 1999. The increase in other operating expenses during 2000 was primarily due to miscellaneous expenses associated with the growth of the Company. These increases during 2001 and 2000 reflect the higher cost associated with the Company's significant growth, relocation into permanent facilities, and expansion into two new markets in Point Clear, Alabama and Foley, Alabama.

     Neither the Company nor Vision Bank have paid director fees since their inception, nor do they anticipate paying director fees until the Company and Vision Bank establish a consistent positive earning trend.

Noninterest Expenses

                                               Year Ended December 31,                      Percent Change
                                    ---------------------------------------------      -------------------------
                                               (Dollars in Thousands)

                                        2001             2000            1999           2001/2000   2000/1999
                                    ---------------------------------------------      ----------- -----------
Salaries and Employee Benefits        $  2,144         $    900        $     137          138.2%      556.9%
Occupancy Expense                          329              128                -          157.0%          -
Furniture and Equipment Expense            144               60                -          140.0%          -
Data Processing                            133               62                -          114.5%          -
Organization Expense                         -              148              152              -        -2.6%
Advertising Expense                         95               31                -          205.5%          -
Insurance                                   36                4                -          800.0%          -
Professional Fees                          184              156                3           17.9%     5100.0%
Printing and Office Supplies               162               60                -          170.0%          -
Postage                                     63               22                -          186.4%          -
Telephone                                   86               40                -          115.0%          -
Training and Education                      17                7                -          142.9%          -
Taxes and Licenses                          51                4                -         1175.0%          -
Travel and Entertainment                    75               36                -          108.3%          -
Dues and Subscriptions                      16               11                -           45.5%          -
Other                                      253               49               27          416.3%       81.5%
                                    ---------------------------------------------

                                      $  3,788         $  1,718        $     319          120.5%      438.6%
                                    =============================================

Income Taxes

         The Company experienced a tax benefit of approximately $163,000, or 29.8% effective tax benefit rate, on a pre-tax loss of approximately $547,000 for 2001, compared to income tax benefit of $242,000, or 37.1% effective tax rate, on pre-tax loss of approximately $652,000 for 2000 and $120,000, or 36.6% effective tax rate on pre-tax income of approximately $328,000 for 1999. In 2001, the effective tax benefit rate was 87.7% of the statutory Federal tax rate, compared to tax rates, which were 109.1% and 107.7% of the statutory Federal tax rate in 2000 and 1999, respectively. The Company attempts to maximize any tax benefits and minimize any tax liabilities through active tax planning. A more detailed explanation of income tax expense is included in Note 6 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

Impact of Inflation and Changing Prices

     A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon the Company's ability to react to changes in interest rates and by such reaction to reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.


     Various information shown elsewhere in this Prospectus should assist in an understanding of how well the Company is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distributions, the composition of the loan and security portfolios and the data on the interest sensitivity of loans and deposits should be considered.

                           SUPERVISION AND REGULATION

     Bank holding companies and banks are regulated extensively under both federal and state law. The following information describes some but not all of the applicable statutory and regulatory provisions, and it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Vision Bancshares, Vision Bank and Vision Bank, FSB when opened.

Vision Bancshares

     General. Vision Bancshares is a bank holding company registered with, and
     -------
subject to supervision by, the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 (the "BHC Act"). The Federal Reserve Board may examine Vision Bancshares and its subsidiary bank.

     The BHC Act requires prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, which includes the acquisition of a savings bank. A bank holding company must, however, obtain prior approval from the Federal Reserve Board before acquiring a savings bank. Also, legislation passed by Congress in 1999, known as the Gramm-Leach-Bliley Act, described below, will permit qualifying bank holding companies to acquire securities, insurance and other financial services related businesses and, thus, permit bank holding companies to engage in a wide range of financial activities not previously permitted.

     Vision Bancshares's ability to pay dividends depends upon the earnings and financial condition of Vision Bank and certain legal requirements. The Federal Reserve Board has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by Vision Bancshares appears consistent with its capital needs, asset quality and overall financial condition.

     In the future, Vision Bancshares will rely upon the payment to it, if any, of dividends by Vision Bank and Vision Bank, FSB (when opened) for the payment of dividends on its shares of common stock.

     Recent Legislation. On November 12, 1999, President Clinton signed into law
     -------------------
the Gramm-Leach-Bliley Act ("GLBA").

     GLBA enables bank holding companies to acquire insurance companies and securities firms and repeals certain depression-era laws which prohibited the affiliation of banks and those other financial services entities under a single holding company. Bank holding companies and other types of financial service entities may elect to become financial holding companies under the new law. Financial holding companies are permitted to engage in activities considered financial in nature, and other activities that are determined to be incidental or complementary to financial activities as defined in GLBA, and may engage in a broader range of activities than are otherwise permitted for bank holding companies or banks. GLBA will enable financial holding companies to offer a variety of financial services, or services incidental or complementary to financial services, including banking, securities underwriting, merchant banking and insurance (both underwriting and agency services). The new financial services authorized by GLBA also may be engaged in by a "financial subsidiary" of a national or state bank, with the exception of insurance or annuity underwriting, insurance company portfolio investments, real estate investment and development, and merchant banking, all of which must be conducted under the financial holding company.

     To become a financial holding company, a bank holding company must provide notice to the Federal Reserve Board of its intention to become a financial holding company, and certify to the Federal Reserve Board that each of its bank subsidiaries is "well-capitalized," "well-managed" and has at least a "satisfactory" rating under the Community Reinvestment Act. The CRA requires federal financial institution regulatory agencies to monitor and encourage financial institutions' responsibilities to help meet the credit need of their entire communities, including, low and moderate income neighborhoods, in a manner consistent with safe and sound lending principles.

     GLBA establishes a system of functional regulation under which the Federal Reserve Board will regulate the banking activities of financial holding companies and serve as the umbrella regulator for activities that are separately regulated, either at the state or federal level, such as insurance and securities activities. Other federal regulators will regulate banks' financial subsidiaries. The SEC will regulate securities activities of financial holding companies and state insurance regulators will regulate insurance activities. GLBA also provides new protections against the transfer and use by financial institutions of consumers' non-public, personal information.

     We have not made a decision as to whether Vision Bancshares will become a financial holding company under GLBA; however, GLBA may change the operating environment applicable to Vision Bancshares in substantial and unpredictable ways. We cannot accurately predict the ultimate effect that this legislation, or implementing regulations, will have upon the financial condition or results of operations, or the competitive environment of Vision Bancshares or Vision Bank.

Vision Bank, FSB

     Vision Bancshares plans to organize Vision Bank, FSB as a federal savings bank chartered by the Office of Thrift Supervision ("OTS"). When it is organized, Vision Bank, FSB will be subject to regulation, supervision and regular examination by the OTS and the FDIC. The Federal banking laws and regulations regulate, among other things, the scope of the banking business conducted by Vision Bank, FSB, its loans and investments, reserves against deposits, mergers and acquisitions, borrowings, dividends, minimum capital requirements, and the locations of branch offices and certain facilities.

Regulation in General

     Vision Bank, FSB will be subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings banks are governed by the Home Owners' Loan Act, as amended ("HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the relationship of Vision Bank, FSB with its depositors and borrowers will also be regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of its mortgage documents. Vision Bank, FSB will be required to file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review Vision Bank, FSB's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on Vision Bank, FSB and its operations.

Federal Regulation of Savings Bank Holding Companies

     Vision Bancshares must apply to the Federal Reserve Board for approval to acquire Vision Bank, FSB. After receiving an application by a bank holding company to acquire a savings bank, the Federal Reserve Board must consult with the OTS regarding the transaction. The Federal Reserve Board will continue to serve as Vision Bancshares's primary federal regulator after its acquisition of Vision Bank, FSB. As a bank holding company, Vision Bancshares is excluded from the provisions of HOLA that subject savings bank holding companies to supervision and regulation by the OTS. However, HOLA requires the Federal Reserve Board to consult with the OTS in establishing the scope of an examination of a bank holding company that controls a savings association and cooperate with the OTS in any enforcement action against the bank holding company if the conduct giving rise to the action involves the savings association.

Federal Regulation of Savings Banks

     Office of Thrift Supervision. The OTS is an office in the Department of the
     -----------------------------
Treasury subject to the general oversight of the Secretary of the Treasury.
The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings banks and regularly examines these institutions.

     Federal Deposit Insurance Corporation. The FDIC is an independent federal
     --------------------------------------
agency that insures the deposits, up to prescribed statutory limits, of depository institutions. The FDIC currently maintains two separate insurance funds: the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). As insurer of the deposits of Vision Bank, FSB, the FDIC will have examination, supervisory and enforcement authority over Vision Bank, FSB. The accounts of Vision Bank, FSB are insured by the SAIF to the maximum extent permitted by law. Vision Bank, FSB will deposit insurance premiums based on a risk-based assessment system established by the FDIC. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital - "well capitalized," "adequately capitalized," and "undercapitalized" - which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern.

     Qualified Thrift Lender Test. All savings banks are required to meet a
     -----------------------------
qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. A savings bank that fails to become or remain a QTL shall either convert to a national bank charter or be subject to the following restrictions on its operations: (i) the savings bank may not make any new investment or engage in activities that would not be permissible for national banks; (ii) the savings bank may not establish any new branch office where a national bank located in the savings bank's home state would not be able to establish a branch office; (iii) the savings bank shall be ineligible to obtain new advances from any Federal Home Loan Bank ("FHLB"); and (iv) the payment of dividends by the savings bank shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings bank ceases to be a QTL, the savings bank would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings bank controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings bank may requalify as a QTL if it thereafter complies with the QTL test.

     Currently, the QTL test requires that either a savings bank qualify as a domestic building and loan association under the Internal Revenue Code or that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; direct or indirect obligations of the FDIC; and loans for educational purposes, loans to small businesses and loans made through credit cards. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock issued by Freddie Mac or Fannie Mae. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets.

     Capital Requirements. Under OTS regulations a savings bank must satisfy
     ---------------------
three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings banks must meet all of the standards in order to comply with the capital requirements.

     OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets, except for certain qualifying intangible assets; (ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and non-includable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings bank that has a leverage ratio of less than 4% (3% for institutions receiving the highest examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions.

     Savings banks also must maintain "tangible capital" not less than 1.5% of adjusted total assets.

"Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

     Savings banks must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

     The risk-based capital regulation assigns each balance sheet asset held by a savings bank to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totaled to arrive at total risk-weighted assets.

     Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

     Limitations on Capital Distributions. OTS regulations impose uniform
     ------------------------------------
limitations on the ability of all savings banks to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations will require Vision Bank, FSB to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings bank's capital level.

     A Tier 1 savings bank has capital in excess of its capital requirement (both before and after the proposed capital distribution). A Tier 1 savings bank may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its requirement) - at the beginning of the calendar year or the amount authorized for a Tier 2 savings bank. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings bank has capital equal to or in excess of its minimum capital requirement but below its requirement (both before and after the proposed capital distribution). Such a savings bank may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the savings bank is to meeting its capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 savings banks are savings banks with capital below the minimum capital requirement (either before or after the proposed capital distribution). Tier 3 savings banks may not make any capital distributions without prior approval from the OTS.

     Loans to One Borrower. Under the HOLA, savings banks are generally subject
     ---------------------
to the national bank limit on loans to one borrower. Generally, this limit is 15% of the savings bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings banks meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units.

     Activities of Associations and Their Subsidiaries. A savings bank may
     -------------------------------------------------
establish operating subsidiaries to engage in any activity that the savings bank may conduct directly and may establish service corporation subsidiaries to engage in certain preapproved activities or, with approval of the OTS, other activities reasonably related to the activities of financial institutions. When a savings bank establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the savings bank would control, the savings bank must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings banks also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

     The OTS may determine that the continuation by a savings bank of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the savings bank, or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings bank to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

Vision Bank

     Vision Bank is a state bank organized under the laws of the State of Alabama and its deposits are insured by the "FDIC up to the maximum amount permitted by law." Vision Bank is subject to regulation, supervision and regular examination by the Superintendent of the Alabama State Banking Department and the FDIC. Federal and state banking laws and regulations regulate, among other things, the scope of the banking business conducted by Vision Bank, its loans and investments, reserves against deposits, mergers and acquisitions, borrowings, dividends, minimum capital requirements, and the locations of branch offices and certain facilities.

     Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years less any required transfers to surplus. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent. As a newly organized state bank, Vision Bank may not pay dividends during its first three years of operation (through March, 2003) without the prior approval of the Superintendent and the FDIC.

     Vision Bank is also subject to Section 23A and Section 23B of the Federal Reserve Act. Section 23A defines "covered transactions" to include extensions of credit and limits a bank's covered transactions with any single affiliate to no more than 10% of a bank's capital and surplus. Covered transactions with all affiliates combined are limited to no more than 20% of a bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices and a bank and its subsidiaries are prohibited from purchasing low quality assets from Vision Bank's affiliates. Finally, Section 23A requires that all of a bank's extensions of credit to an affiliate be appropriately secured by acceptable types and amounts of collateral. Vision Bank is also subject to
Section 23B of the Federal Reserve Act, which places additional quantitative limits on transactions among affiliates.

         The various federal bank regulators, including the Federal Reserve Board, have adopted a risk-based capital requirement for assessing bank and bank holding company capital adequacy. These standards establish minimum capital standards in relation to the relative credit risk of assets and off-balance sheet exposures. Capital is classified into two tiers. Tier I capital consists of common shareholders' equity and perpetual preferred stock (subject to certain limitations) and is reduced by goodwill and minority interests in the common equity accounts of consolidated subsidiaries. Tier II capital consists of the allowance for possible loan losses (subject to certain limitations) and certain subordinated debt. The risk-based capital guidelines require financial institutions to maintain specifically defined credit risk factors (risk-adjusted assets). The minimum Tier I capital ratio is 4.0%, and the combined Tier I and Tier II capital to risk-weighted assets ratio is 8.0%. The Federal Reserve Board also has adopted regulations which supplement the risk-based capital guidelines to include a minimum leverage ratio of Tier I capital to total assets of 3.0% to 5.0%.

     The Federal Reserve Board's risk based capital guidelines are applied to Vision Bancshares and Vision Bank on a consolidated basis. This limits Vision Bancshares's ability to engage in acquisitions financed by debt. The FDIC has adopted similar risk-based capital requirements that are applicable to Vision Bank. The Federal Reserve Board, the FDIC and the Superintendent have imposed minimum capital (leverage) requirements. Those rules may affect the future development of Vision Bancshares's long-term business and capital plans, and may affect its ability to acquire additional financial institutions and other companies.

Support of Subsidiary Institutions

     Under Federal Reserve Board policy, Vision Bancshares is expected to act as a source of financial strength for, and to commit resources to support, Vision Bank, FSB and Vision Bank. This support may be required at times when, without this Federal Reserve Board policy, Vision Bancshares might not be inclined to provide it. In addition, any capital loans by Vision Bancshares to Vision Bank, FSB and Vision Bank may be repaid only after its deposits and certain other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Prompt Corrective Action

     The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

FDIC Insurance Assessments

     The FDIC has adopted a risk-based assessment system for insured depositary institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC then determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

     In addition, effective January 1, 1997, the FDIC imposed assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. The FDIC assessed banks at a rate of 1.3 cents per $100 deposits until December 31, 1999. Thereafter, the FDIC added approximately 2.4 cents per $100 of deposits to each assessment.

     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Interstate Banking and Branching

     Under federal legislation, restrictions on interstate bank acquisitions were abolished effective September 29, 1995, and bank holding companies from any state are now able to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law permitted banks to merge across state lines, subject to earlier "opt-in" or "opt-out" action by individual states. The law also allows interstate branch acquisitions if permitted by the host state. Alabama and Florida have both adopted early "opt-in" legislation that allows interstate bank mergers.

Other Legislative Action

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions are considered from time to time by the executive branch of the federal government, Congress and various state governments. It cannot be predicted whether any proposals will be adopted, and, if adopted, how these will affect Vision Bancshares, Vision Bank, FSB or Vision Bank.

Monetary and Fiscal Policy

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on its loans to customers and its securities holdings constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Vision Bancshares, Vision Bank, FSB and Vision Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which members may borrow, and reserve requirements on deposits and funds availability regulations. These instruments are used in varying combinations to influence the overall growth of bank loans, investments and deposits and also affect interest rates charged on loans or paid on deposits. The policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and will continue to do so in the future. The nature and timing of any future changes in Federal Reserve Board policies and their impact on Vision Bancshares cannot be predicted.

                             DIRECTORS AND OFFICERS

Background

     The table below lists the directors and executive officers of Vision Bancshares.

                                                        Position
       Name, Age and Director                  with Vision Bancshares and                   Principal Occupation
          Or Officer Since                             Vision Bank                        for the Last Five Years
          ----------------                             -----------                        -----------------------
Directors

Gordon Barnhill, Jr., 44,                Director of Vision Bancshares & Vision             Owner, Barnhill Land
2000                                                      Bank                                and Real Estate
                                                                                           (Real Estate Business)
                                                                                                 and farmer

R. J. Billingsley, Jr.  49,                Vision Bancshares Director & Vision       President, Mobile Asphalt Co., LLC
2001                                                      Bank                                 (Contracting)


Julian Brackin, 52,                            Vision Bancshares Director                   Partner, Brackin and
2000                                                                                           McGriff, P.C.
                                                                                                 (Attorney)

Joe C. Campbell, 56,                           Vision Bancshares Director                  District Manager, ALFA
2000                                                                                         Insurance Company
                                                                                            (General Insurance)

William D. Moody, 55,                    Director of Vision Bancshares & Vision         President, Alpha Development
2000                                                      Bank                                  Group, Inc.
                                                                                         (Real Estate Development)

Paige Dawson Ogletree, 40,                     Vision Bancshares Director                      Owner, Dawson
2000                                                                                        Construction Company
                                                                                         (commercial construction)

James R. Owen, Jr., 50,                  Director of Vision Bancshares & Vision            President, Gulf Shores
2000                                                      Bank                           Title Insurance Co., Inc.
                                                                                         (Title Insurance Company)

                                                        Position
       Name, Age and Director                  with Vision Bancshares and                   Principal Occupation
          Or Officer Since                             Vision Bank                        for the Last Five Years
          ----------------                             -----------                        -----------------------
                                         Director of Vision Bancshares & Vision
Donald W. Peak, 62,                                       Bank                            President, Forest Manor
2000                                                                                         Nursing Home, Inc.
                                                                                   (long-term care facility); President,
                                                                                         Phoenix Therapy Associates
                                                                                    (rehabilitation therapy); President,
                                                                                    Central Medical Supplies of Alabama
                                                                                        (durable medical equipment)

Rick A. Phillips, 50,                    Director of Vision Bancshares & Vision           Owner, Professional Real
2000                                                      Bank                             Estate Partners, Inc.
                                                                                           (Real Estate Brokerage
                                                                                               and Marketing)

Daniel M. Scarbrough, M.D., 54, 2000     Director of Vision Bancshares & Vision          Vice President, Community
                                                          Bank                        Health Systems, Inc. since 1997;
                                                                                        Private practice of medicine
                                                                                           prior to July 4, 1997

J. Daniel Sizemore, 53,                    President, CEO and Chairman of the      President, CEO and Chairman of Vision
2000                                      Board of Vision Bancshares & Chairman      Bancshares and CEO and Chairman of
                                                 and CEO of Vision Bank                Vision Bank since April, 1999;
                                                                                   President and Chief Executive Officer,
                                                                                    The Bank, Birmingham, Alabama 1998 -
                                                                                                   1999;
                                                                                   President and Chief Executive Officer,
                                                                                   Commerce Bank of Alabama, Albertville,
                                                                                                  Alabama
                                                                                                1994 - 1998

George W. Skipper, III, 57(1),                 Vision Bancshares Director                 Vice President, Skipper
2000                                                                                             Insurance
                                                                                            (General Insurance)


Thomas Gray Skipper, 30 (1),                   Vision Bancshares Director                  Vice President, Scotch
2000                                                                                          Plywood Company

J. Douglas Warren, 39,                         Vision Bancshares Director                Vice President operations,
2000                                                                                     Community Health Systems,

                                                        Position
       Name, Age and Director                  with Vision Bancshares and                   Principal Occupation
          Or Officer Since                             Vision Bank                        for the Last Five Years
          ----------------                             -----------                        -----------------------
                                                                                                 since 1995

Patrick Willingham, CPA, 56,             Director of Vision Bancshares & Vision     President and CEO, Community Health
2000                                                      Bank                                 Systems, Inc.
                                                                                       (Certified Public Accountant)

                                                                                         Vice President of Finance,
Royce T. Winborne, 55,                        Director of Vision Bancshares           Community Health Systems, Inc.
2002                                                                                            since 1984;


(1)  George W. Skipper, III is the father of Thomas Gray Skipper.


Executive Officers who are not also Directors

Robert S. McKean, 53,                            Director and President                    Director and President
2000                                                 of Vision Bank                     of Vision Bank since October
                                                                                         2000; President, The Bank,
                                                                                            Birmingham, Alabama
                                                                                          1998 - 2000; Senior Vice
                                                                                          President, Compass Bank,
                                                                                            Birmingham, Alabama
                                                                                                 1985-1998

William E. Blackmon, 51,                        Senior Vice President and             Senior Vice President and Chief
2001                                             Chief Financial Officer                     Financial Officer
                                                Vision Bank - August 2000          Vision Bank - August 2001 to Present;
                                                       to Present;                            Chief Financial
                                                Chief Financial Officer,                 Officer, Vision Bancshares
                                                    Vision Bancshares                       since January 2002;
                                                   since January 2002                    Senior Vice President and
                                                                                    Chief Accounting Officer - Community

                                                                                                   Bank,
                                                                                           Blountsville, Alabama
                                                                                                 1998-2001

                     Proposed Directors of Vision Bank, FSB

     We expect that the following persons will serve as directors of Vision Bank, FSB but additional directors may be added.

           Name and Age                                      Principal Occupation for the Last Five Years
William E. Blackmon, 51                                   Senior Vice President and Chief Financial Officer
                                                                Vision Bank - August 2001 to Present;
                                                                       Chief Financial Officer,
                                                                Vision Bancshares since January 2002;
                                                                      Senior Vice President and
                                                              Chief Accounting Officer - Community Bank,
                                                                        Blountsville, Alabama
                                                                              1998-2001
James D. Campbell, DDS, 60                                            Orthodontist and President
                                                                       James D. Campbell, P.A.
                                                                            1974-Present
Kim Styles DiBacco, 46                                             President of Styles Broadcasting
                                                                            1989 - Present
                                                                Vice President and General Manager of
                                                                    NextMedia, June 2001 - Present
Joey W. Ginn, 43                                              Director and President of Vision Bank, FSB
                                                                         March 2002 - Present
                                                               Senior Vice President and City President
                                                             AmSouth Bank, Panama City 1996 - March 2002
Charles S. Isler, III, 55                                                Attorney and Partner
                                                                   Isler, Sombathy & Sombathy, P.A.
                                                                            1983 - Present
Lana Jane Lewis-Brent, 55                                      President of Paul Brent Designers, Inc.

Robert S. McKean, 53                                     Director and President Of Vision Bank since October
                                                            2000; President, The Bank, Birmingham, Alabama
                                                           1998-2000; Senior Vice President, Compass Bank,
                                                                         Birmingham, Alabama
                                                                              1985-1998
Rick Phillips, 50                                           Owner, Professional Real Estate Partners, Inc.
                                                                (Real Estate Brokerage and Marketing)
Jack B. Prescott, Sr., 59                                General Manger, Smurfit Stone Container Corporation
                                                                            1974 - Present
John S. Robbins, 55                                                      President and Owner

                                                               BaySolutions, Inc. May 2000 to Present;
                                                                    Bell South Telecommunications
                                                                  Regional Manager 1964 - April 2001

J. Daniel Sizemore, 53         President, CEO and Chairman of Vision Bancshares
                                   And CEO and Chairman of Vision Bank since
                              April 1999; President and Chief Executive Officer,
                                   The Bank, Birmingham, Alabama 1998 - 1999;
                                   President and Chief Executive Officer,
                                 Commerce Bank of Alabama, Albertville, Alabama
                                                 1994 - 1998

Jerry W. Sowell, Jr., 43           Segers, Sowell, Stewart & Johnson, P.A.


Election and Terms of Board of Directors

         Directors of Vision Bancshares are elected annually for three-year terms. The terms are staggered with approximately one-third of the directors being elected each year. Directors Scarbrough, Sizemore, George W. Skipper, III, Thomas Gray Skipper and Willingham will serve until the 2002 annual meeting. Directors Barnhill, Billingsley, Brackin, Campbell, Dawson and Warren serve until the 2003 annual meeting. Directors Moody, Owen, Peak and Phillips will serve until the 2004 annual meeting. Directors of Vision Bank are elected annually and serve one-year terms. Officers of Vision Bancshares and Vision Bank serve at the discretion of the respective boards of directors.

         During Vision Bank's first fiscal year, directors did not receive any fees for serving in that capacity. In 2000, Vision Bancshares adopted the Director Stock Plan whereby directors of Vision Bancshares and Vision Bank may receive common stock of Vision Bancshares in lieu of cash director fees. Vision Bancshares has reserved a total of 150,000 shares of common stock for issue under this plan and has issued options to 14 non-employee directors in the amount of 5,000 shares at an exercise price of $10.00 per share and 2,000 shares at an exercise price of $15.00 per share.

         Vision Bancshares' articles of incorporation set the minimum number of directors at 6 and the maximum at 20, with the exact number to be determined by resolution of the directors. Currently there are 15 members of the board, as shown above.


         When Vision Bank, FSB obtains all necessary regulatory approval to commence business as a federal savings bank, it is anticipated that certain directors of Vision Bank, FSB will be nominated to the board of directors of Vision Bancshares.


Committees of the Board

         The board of directors of Vision Bank has an audit committee, loan committee, investment committee and compensation committee.


         The audit committee, consisting of Patrick Willingham, Chairman, Gordon Barnhill, Rick A. Phillips, Daniel M. Scarbrough, and Sang Lyda, recommends to the board of directors the independent accountants to be selected as Vision Bancshares' auditors, review the audit plan, financial statements and audit results, review the internal and independent auditors and bank examiners, review Vision Bank's accounting practices and policies, and overall accounting and financial controls, and conduct an appropriate review of any related party transactions and potential conflict of interest situations.

     The investment committee consists of William E. Blackmon (chief financial officer of Vision Bank), Chairman, J. Daniel Sizemore, Robert S. McKean, James
R. Owen, Jr., William D. Moody, Gordon Barnhill, Daniel M. Scarbrough, Kathrine Monroe and R. J. Billingsley, Jr. The investment committee is charged with reviewing Vision Bank's investment portfolio and investment activities.

     The loan committee consists of Robert S. McKean, Chairman, J. Daniel Sizemore, James R. Owen, Jr., Patrick Willingham, William D. Moody, Rick A. Phillips, James E. Kirkland, Tommy Files and Forrest Mixon.

Executive Compensation

     Officers of Vision Bancshares and Vision Bank serve at the discretion of the board of directors.

     The following tables show for 2000 and 2001 the annual compensation and stock option grants paid to Vision Bancshares' executive officers.

-------------------------------------------------------------------------------------------------------------------------------

                                                  SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------------

                        Annual Compensation                                                Long Term
                        -------------------                                              Compensation
                                                                                            Awards
-------------------------------------------------------------------------------------------------------------------------------

        Name and                                                                           Securities
        Principal             Year     Salary        Bonus         Other Annual            Underlying           All Other
        Position                        ($)           ($)          Compensation            Options (#)         Compensation
-------------------------------------------------------------------------------------------------------------------------------
J. Daniel Sizemore            2000    $120,000            0          $     0                45,000(2)            $    0
Chairman and CEO              2001    $150,000      $27,000          $22,709(1)              5,000(2)            $7,492(3)
-------------------------------------------------------------------------------------------------------------------------------

Robert S. McKean              2000    $100,000      $     0          $     0                 5,000(4)            $    0
President, Vision Bank        2001    $100,000      $16,150          $     0                 5,000(4)            $1,572(3)
-------------------------------------------------------------------------------------------------------------------------------

(1) Includes $12,336 in employee benefits; $10,143 for car allowance; and $230 for civic dues.

(2) The exercise price is $10 per share on 45,000 shares and $15 per share on 5,000 shares.

(3)  Company's 401(k) match.

(4) The exercise price is $10 per share on 5,000 shares issued in 2000 and $15 per share on 5,000 shares issued in 2001.

---------------------------------------------------------------------------------------------------------------------------
                                           OPTIONS GRANTED IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------------------------------------
                               Number of Securities     % of Total
                                Underlying Options      Options Granted       Exercise Price
          Name                        Granted           to Employees              ($/Sh)         Expiration Date
---------------------------------------------------------------------------------------------------------------------------
J. Daniel Sizemore                    35,000                   74%                 $10          March 29, 2010
                                      10,000                                       $10          December 8, 2010
                                       5,000                                       $15          January 22, 2011

---------------------------------------------------------------------------------------------------------------------------

Robert S. McKean                       5,000                   15%                 $10          October 23, 2010
                                       5,000                                       $15          January 22, 2011
---------------------------------------------------------------------------------------------------------------------------

Employment Agreements

         J. Daniel Sizemore has an employment agreement with Vision Bancshares to serve as chief executive officer of Vision Bancshares and chairman and chief executive officer of Vision Bank. The agreement has a three year term and may be renewed daily for a continuous three year term. The agreement may only be terminated upon three years notice except that the agreement may be terminated by Vision Bancshares at any time for cause.

         Both Robert S. McKean and William E. Blackmon have a change of control agreement with Vision Bank. Upon a change of control of Vision Bank, the agreements provide that both Mr. McKean and Mr. Blackmon shall receive from Vision Bank an amount equal to each's base salary for a term equal to three years less the amount of time that Mr. McKean or Mr. Blackmon works following the change of control. The agreement defines a change of control to include (i) a merger, consolidation or other corporate reorganization involving Vision Bancshares or Vision Bank, (ii) the ownership of as much as thirty-five percent (35%) of the outstanding voting stock of Vision Bancshares or Vision Bank by one person, a related group of persons or groups of persons acting in concert; or
(iii) such additional circumstances as may be determined by the Vision Bank Board of Directors.

Certain Relationships and Related Transactions

         In March 2000, Vision Bank entered into a lease agreement, as the tenant, with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property on which Vision Bank's Gulf Shores, Alabama office is located. Gulf Shores Investment Group, LLC consists of directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease was for one year with an option to renew the lease for one additional term of one year. The monthly rent on this lease was in an amount of $2,640 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $5,280 and $26,400 during the twelve-month periods ended December 31, 2001 and 2000, respectively. In addition, Vision Bank agreed to pay the real estate taxes and utility expenses furnished to the premises. This lease expired in March 2001.


     In March 2000, Vision Bank entered into a lease agreement, as the tenant, with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property on which Vision Bank's Orange Beach, Alabama office is located. Gulf Shores Investment Group, LLC consists of directors of Vision Bancshares, Inc. other than Paige Ogletree. Gulf Shores Investment Group, LLC originally purchased the site of this branch from George W. Skipper, III, and Thomas Gray Skipper, directors of Vision Bancshares, for a purchase price of $275,000. The term of the lease was for one year with an option to renew the lease for one additional term of one year. The monthly rent on this lease was in an amount of $1,975 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $23,700 and $19,750 during the twelve month periods ended December 31, 2001 and 2000, respectively. In addition, Vision Bank agreed to pay the real estate taxes and utility expenses furnished to the premises. This lease was renewed in March 2001 for one additional one-year term. In March 2002, Vision Bank commenced monthly lease payments of $10,500 to Gulf Shores Investment Group, LLC and on lease terms substantially similar to the lease terms for the main office in Gulf Shores.


     In March 2001, Vision Bank entered into a lease agreement, as tenant with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property in which Vision Bank's Gulf Shores, Alabama office is located. Gulf Shores Investment Group, LLC consists of directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease is nine years with options to renew the lease for three additional terms of three years each. The monthly rent on this lease is in an amount of $15,700 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $155,039 during the twelve months ended December 31, 2001. Vision Bank also agreed to pay the landlord an additional sum to be adjusted periodically, beginning after the first year of the lease, to coincide with the operating cost that the landlord shall pay or becomes obligated to pay in connection with the ownership and operation of the building. In addition, Vision Bank agreed to pay the real estate taxes, utilities and to maintain fire and extended coverage and general liability insurance coverage for the real property.


     The Company engaged three independent appraisers to prepare separate analyses, using an income approach and comparable lease cost, in determining lease payment amounts with regard to related party leases. These analyses were submitted and approved by Vision Bank's primary regulators.

     In the opinion of the directors of Vision Bancshares, the terms of these lease agreements (including the purchase price for the Orange Beach branch site) and reimbursements for costs between the Investment Group and Vision Bancshares or Vision Bank are at least as favorable as those that could have been obtained from an unaffiliated party.


     Vision Bank, FSB anticipates opening for business with a main office in Panama City and a branch office in Panama City Beach. Both office buildings will be leased from a limited liability company owned primarily by board members of Vision Bancshares, Inc. Architectural plans and estimated costs for the construction of the facilities have not been finalized. The lease between the limited liability company and Vision Bank, FSB will be at market rates and conform to local rental agreements for similar offices. Two independent appraisers will be engaged to prepare separate analyses, using an income appraisal and comparable lease cost to confirm the reasonableness of the lease agreement. The transactions will be submitted to the board of directors of Vision Bancshares, Inc. and to the proposed board of directors of Vision Bank, FSB for approval.

     Vision Bank has entered into transactions with certain directors, officer, shareholders and their affiliates. These transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2001 was $3,067,107. During 2001, new loans made to such related parties amounted to $1,731,076 and payments amounted to $1,097,992. The aggregate amount of loans to such related parties at December 31, 2000 was $2,434,023. During 2000, new loans made to such related parties amounted to $3,304,104 and payments amounted to $870,081.


     BaySolutions, Inc., a company wholly owned by John S. Robbins who is a proposed director of Vision Bank, FSB, is assisting Vision Bancshares, Inc. and the proposed directors of Vision Bank, FSB in identifying business development opportunities in the Panama City and Panama City Beach, Florida areas while also serving as the public relations and marketing consulting firm for Vision Bank, FSB. Although Vision Bancshares, Inc., BaySolutions, Inc. and the proposed directors of Vision Bank, FSB have not executed any contract or agreement, the fee arrangement is on substantially the same terms as those charged to unaffiliated clients of BaySolutions, Inc.

     In the future, Vision Bank may make loans to its directors and officers in the ordinary course of business. Such loans, or other banking transactions involving these persons, will be made on the same terms, including interest rate and collateral requirements, that Vision Bank would make to the general public.

Incentive Stock Compensation Plan

     The board of directors of Vision Bancshares has adopted an Incentive Stock Compensation Plan. The directors believe an incentive program is an important asset in attracting and retaining qualified personnel and motivating their efforts on behalf of Vision Bank and its interests.

     The following discussion outlines some of the essential features of this plan, but is qualified in its entirety by reference to the full text of the plan which is included as an exhibit to the registration statement of which this prospectus is a part.

     All key employees of Vision Bank are eligible to participate in this plan. The selection of participants is entirely within the discretion of the stock option plan committee which is comprised of at least two or more members of the board of directors of Vision Bancshares designated by resolution. The plan is administered by the committee, which has the exclusive right, subject to the provisions of the plan, to interpret its provisions and to prescribe, amend and rescind rules and regulations for its administration.

     Vision Bancshares has reserved a total of 150,000 shares of common stock for issue under the plan. For "incentive stock options" qualified as such under section 422(a) of the Internal Revenue Code, the aggregate value of the shares for which an employee may be granted options in any year cannot exceed $100,000, measured by the fair market value at date of grant, plus any unused carryover of this annual limitation. The price of the option cannot be less than 100% of the fair market value of the shares on the date the option is granted, except as to persons who hold more than 10% of the voting power of Vision Bancshares, in which case the option price cannot be less than 110% of fair market value.

     No option may be exercised more than ten years after it is granted. An option becomes exercisable, subject to the foregoing limitation, any time after it is granted unless vesting requirements are imposed with the grant. An option must be exercised within 90 days of retirement, and within 90 days of other termination from Vision Bancshares or Vision Bank. All vesting requirements on options may be waived if there is a change of control, or potential change of control of Vision Bancshares.

     The committee has granted options to Mr. Sizemore for 45,000 shares exercisable at $10.00 per share and options for 5,000 shares exercisable at $15.00 per share. The committee has also granted options to other officers for 5,000 shares exercisable at $10.00 per share and options for 7,500 shares exercisable at $15.00 per share.

     The plan also provides that notwithstanding any other provision in the plan or any agreement under the plan, Vision Bancshares's primary bank regulator shall at any time have the right to require any holder of options to exercise such options or forfeit options not exercised if Vision Bancshares's capital falls below minimum capital required by Vision Bancshares's primary bank regulator.

Employee Stock Purchase Plan

     The board of directors of Vision Bancshares has also adopted an Employee Stock Purchase Plan, which is intended to qualify under Section 423(b) of the Internal Revenue Code. Under this plan eligible Bank employees may purchase shares of Vision Bancshares through a payroll deduction plan. We believe it is important that employees of Vision Bank have an opportunity to invest in Vision Bancshares's future, and that this plan can be a valuable incentive for employees.

     The Employee Stock Purchase Plan was filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion outlines some of the essential features of the plan, but is qualified in its entirety by reference to the full text of the plan.

         Generally, all active full-time employees of Vision Bank are eligible to participate in the Employee Stock Purchase Plan. No employee may be permitted to subscribe for shares if immediately after subscribing he or she would own shares (including those which may be purchased under outstanding subscriptions under the Employee Stock Purchase Plan) representing 5% or more of the total combined voting power or value of all classes of stock of Vision Bancshares.

     Employees will have the opportunity to subscribe to purchase shares at a series of offerings occurring at six-month intervals. Offering periods will be for 15 days. The total number of shares available under all offerings on a cumulative basis is 7,500. To subscribe to purchase shares, an employee must sign a subscription agreement specifying the number of shares he or she will purchase. During an offering period, an employee may subscribe for a minimum of 10 shares and a maximum of 50. An employee may subscribe to purchase stock in more than one offering period.

     The purchase price of a share must not be less than 85% of the fair market value of the shares on the date offered.

     No employee may subscribe to purchase shares under the Employee Stock Purchase Plan if doing so would permit his or her rights to purchase shares under all stock purchase plans of Vision Bancshares to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time. Pursuant to this limitation, Mr. Sizemore is not eligible to participate in the Employee Stock Purchase Plan.

     Each employee who subscribes to purchase shares during an offering period may pay the full purchase price in cash or may pay through payroll deductions in equal regular installments, at least monthly, over a period of up to 12 calendar months.

     Employees will not have voting or other rights of shareholders with respect to any shares covered by subscription agreements until the date the full purchase price of all shares covered by such subscription agreement has been paid.

     As of April 15, 2002, 920 shares were issued under the Plan. The total subscription liability under the plan for all covered employees totaled 1,405 shares as of April 15, 2002.

Director Stock Plan

     The board of directors of Vision Bancshares has adopted a Director Stock Plan. This plan permits stock options to be granted to directors and permits directors to receive director fees in stock in lieu of cash.

     The following discussion outlines some of the essential features of this plan, but is qualified in its entirety by reference to the full text of the plan, which is included as an exhibit to the registration statement of which this prospectus is a part.

     The plan is administered by the compensation committee of the board, which has the exclusive right, subject to the provisions of the plan, to interpret its provisions and to prescribe, amend and rescind rules and regulations for its administration.

     Vision Bancshares has reserved a total of 150,000 shares of common stock for issue under the plan and has issued options to 14 non-employee directors in the amount of 5,000 shares at an exercise price of $10.00 per share. J. Daniel Sizemore, as a full-time employee, does not have options under this plan because he has received options under the Vision Bancshares Incentive Stock Compensation Plan described above.

     No option may be exercised more than ten years after it is granted. Subject to the foregoing limitation, the option is exercisable any time after it is granted.

     Under the plan, members of the board of directors may elect to receive shares of common stock as restricted stock in lieu of receiving cash director fees at an amount equal to the cash fees that would be due to be paid divided by 75 percent of the fair market value of the common stock. This aspect of the plan has not been implemented.

     The plan also provides that notwithstanding any other provision in the plan or any agreement under the plan, Vision Bancshares's primary bank regulator shall at any time have the right to require any holder of options to exercise such options or forfeit options not exercised if Vision Bancshares's capital falls below minimum capital required as determined by Vision Bancshares's primary bank regulator.

Change in Control Provisions

     Both the Incentive Stock Compensation Plan and the Director Stock Plan provide that if a change in control or potential change in control of Vision Bancshares occurs, options outstanding that are not yet exercisable as a result of any vesting requirements may nevertheless be exercised. Also, in lieu of exercise, Vision Bancshares has the right to pay cash to the holder equal to the "change of control price." The change of control price is the highest price paid or offered in a change of control or potential change of control within the preceding 60 days. A change in control occurs when a person or entity acquires 20 percent or more of Vision Bancshares' common stock or when certain other events occur such as a change in two-thirds of the board of directors that is not recommended by the incumbent directors.

     A potential change in control occurs when Vision Bancshares enters into an agreement that would result in a change of control or a person or entity acquires 5 percent or more of Vision Bancshares common stock and the board of directors determines by resolution that such acquisition constitutes a change in control.

Indemnification of Directors and Officers

     The bylaws of Vision Bancshares provide that Vision Bancshares will indemnify its and Vision Bank's officers, directors, employees and agents to the extent permitted by the Alabama Business Corporation Act. That Act permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding. In order to receive indemnification, the person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, that he not be adjudged to be liable for negligence or misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Vision Bancshares or Vision Bank, pursuant to the foregoing provisions, or otherwise, Vision Bancshares has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Vision Bancshares of expenses incurred or paid by a director, officer or controlling person of Vision Bancshares in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Vision Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND PRINCIPAL SECURITY HOLDERS

     As of April 15, 2002, there were 1,043,850 shares of common stock outstanding and 128,550 shares subject to issuance upon the exercise of vested stock options. Vision Bancshares had approximately 375 shareholders of record as of April 15, 2002.

Principal Shareholders

     The following table shows those persons who are known to Vision Bancshares who own five percent or more of the outstanding shares of common stock as of April 15, 2002:

Name and Address                   Number of Shares of
----------------                   Common Stock Owned      Percentage Ownership
                                   ------------------      --------------------

J. Daniel Sizemore                      69,625(1)                  6.49%
33343 River Road
Orange Beach, AL 36561

George W. Skipper, III                  91,425(2)                  8.70%
307 Skipper Drive
Jackson, AL 36545

Community Health Systems, Inc.          60,850(3)                 5.841%
25819 Canal Road
Orange Beach, AL 36561

  (1) Includes 28,950 shares subject to options granted to Mr. Sizemore under the Incentive Stock Compensation Plan, 750 shares held by Mr. Sizemore's sons and 500 shares held by his wife.

(2) Includes 7,000 shares subject to options under the Director Stock Plan. These shares do not include the shares owned by Mr. Skipper's son, Thomas Gray Skipper, as shown in the table below at "Security Ownership of Management" or 55,000 shares owned by Mr. Skipper's other adult children, as to which Mr. Skipper disclaims any beneficial ownership.

(3) Certain directors of Vision Bancshares vote shares owned by Community Health Systems or are otherwise affiliated with this entity. See footnotes
     (1), (4) and (5) to the table below at "Security Ownership of Management."

Security Ownership of Management


Name and Address                    Number of Shares of          Percentage
----------------                    Common Stock Owned           ----------
                                    ------------------           Ownership
                                                                 ---------
Directors
---------

Gordon Barnhill, Jr.                      25,125*                  2.39%
Post Office Box 644
Robertsdale, AL 36567

R. J. Billingsley                         24,925                   2.38%
P. O. Box 190279
Mobile, Alabama 36619

Julian Brackin                            37,425*                  3.56%
1261 Patrick Street
Daphne, AL 36526

Joe C. Campbell                           45,425*                  4.32%
Post Office Box 1069
Cullman, AL 35056

William D. Moody                          42,425*                  4.04%
Post Office Box 2433
Gulf Shores, AL 36547

Paige Dawson Ogletree                     14,500                   1.39%
3250 Locust Street
Gadsden, Alabama 35901

James R. Owen, Jr.                        25,025*                  2.38%
P.O. Box 895
Gulf Shores, AL 36547

Donald W. Peak                            47,425*                  4.51%
2401 32nd Street

Name and Address                                      Number of Shares of                       Percentage
                                                                                                ----------
                                                       Common Stock Owned                       Ownership
                                                       ------------------                       ---------
Northport, AL 35476

Rick A. Phillips                                             37,425*                             3.56%
Post Office Box 3351
Gulf Shores, AL 36547

Daniel M. Scarbrough, M.D.                                   37,425*(1)                           3.56%
30815 Peninsula Drive
Orange Beach, AL 36561

J. Daniel Sizemore                                           69,625 (2)                          6.49%(2)
33343 River Road
Orange Beach, AL 36561

Thomas Gray Skipper                                          37,425*                             3.56%
P. O. Box 38
Fulton, AL 36446

George W. Skipper, III                                       91,425*(3)                          8.70%
307 Skipper Drive
Jackson, AL 36545

J. Douglas Warren                                            37,525*(4)                           3.57%
4560 Bayou Court
Ono Island
Orange Beach, Alabama 36561

Patrick Willingham, CPA                                      37,425*(5)                          3.56%
30475 Harbour Drive
Orange Beach, AL 36561

Royce T. Winborne                                            30,425(6)                           2.91%
3302 Nighthawk Lane
Pensacola, FL 32506

    Executive officers who are not also directors
    ---------------------------------------------

William E. Blackmon                                            500                                 **
100 Edgewood Circle
Oneonta, Alabama 35121

Robert S. McKean
2201 West 1/st/ Street                                        9,633 (7)                            **
Gulf Shores, Alabama 36542

All Directors and Executive Officers
as a group (18 persons)                       651,108(8)           55.93%


*    Includes 5,000 shares subject to option under the Director Stock Plan.

**   Less than 1%.


(1) Dr. Scarbrough is the medical director of Community Health Systems, a non-profit corporation, which owns 60,850 shares representing 5.841 percent of shares of common stock. Dr. Scarbrough disclaims any beneficial ownership of those shares. See footnotes (4), (5) and (6).

(2) Includes 28,950 shares subject to options granted to Mr. Sizemore under the Incentive Stock Compensation Plan, 750 shares held by Mr. Sizemore's sons and 500 shares held by his wife.

(3) These shares do not include the shares owned by Mr. Skipper's son, Thomas Gray Skipper, as shown in the table above or 55,000 shares owned by Mr. Skipper's other adult children, as to which Mr. Skipper disclaims any beneficial ownership.


(4) Includes 30,425 shares owned by Community Health Systems. Mr. Warren is a director of Community Health Systems and votes 30,425 of the 60,850 shares owned by that entity. See footnotes (1), (5) and (6).

(5) Mr. Willingham is chairman of the board of Community Health Systems. Mr. Willingham disclaims any beneficial ownership over shares voted by other directors owned by that entity. See footnote (1), (4) and (6).

(6) Includes 30,425 shares owned by Community Health Systems. Mr. Winborne votes 30,425 of the 60,850 shares owned by that entity. See footnotes (1),
     (4) and (5).

(7) Includes 3,300 shares subject to options under the Incentive Stock Compensation Plan.


(8) Includes all options referenced in the footnotes above. The percentage for the group assumes that shares subject to options have been issued.

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes certain provisions of Vision Bancshares = capital stock. Additional information regarding the capital stock is set forth in the articles of incorporation and bylaws of Vision Bancshares that are included as exhibits to the registration statement of which this prospectus is a part and in the applicable provisions of the Alabama Business Corporation Act under which Vision Bancshares is incorporated and by which its corporate affairs are governed.

General

     The authorized capital stock of Vision Bancshares consists of 10,000,000 shares of common stock, $1.00 par value per share, 1,043,850 shares of which are outstanding as of April 15, 2002, and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is outstanding. A minimum of 500,000 and a maximum of 833,334 shares of common stock are offered by this prospectus. In addition, an aggregate of 306,580 shares of common stock are currently subject to options or are otherwise reserved for issuance under Vision Bancshares' stock option plans and the Employee Stock Purchase Plan.

     The preferred stock may be issued from time to time as a class without series, or if so determined by the board of directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or of the entire class of preferred stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the board of directors. The preferred stock may have a preference over the common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of Vision Bancshares and such other preferences as may be fixed by the board of directors.

Voting

     Holders of the common stock are entitled to one vote per share on all matters to be voted upon by shareholders. Vision Bancshares's articles of incorporation provide that directors are elected for three year terms. The holders of the shares of common stock do not have cumulative voting rights, which means that the holders of more than one-half of the outstanding shares can elect all of the directors.

     Shareholders may call special meetings of shareholders if they own 10 percent or more of the outstanding shares of common stock of Vision Bancshares. Shareholders may take action without a shareholder meeting only by a written consent signed by all shareholders entitled to vote on the subject matter at a shareholder meeting.

     The board of directors may increase or decrease by 30 percent or less the number of directors last elected by shareholders and may fill any vacancies so created. Increases or decreases in the number of directors by more than 30 percent may only be made by shareholders, with shareholders filling any vacancies as a result of such increase.

Dividends

     Shareholders may receive dividends when and if declared by the board of directors in accordance with applicable law. See "Dividend Policy."

Other Rights

     Holders of shares of common stock are entitled to share ratably in the assets of Vision Bancshares legally available for distribution to its shareholders in the event of liquidation, dissolution or winding up of Vision Bancshares. Shareholders have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock and the shares to be issued in this offering will be, upon payment therefor and issuance, fully paid and non-assessable.

Possible Issuance of Shares - Certain Anti-Takeover Effects

     Under Vision Bancshares's articles of incorporation, and after reserving for the maximum of 833,334 shares that could be issued in the offer and 306,580 shares that are currently subject to options or that may otherwise be issued under benefit plans, the board of directors may issue up to an additional 7,816,236 shares of Vision Bancshares's common stock without further approval or authorization of the shareholders. It is possible that additional shares could be issued in the future and that such issuance could cause dilution in the value of shares then outstanding. The existence of authorized shares could enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Vision Bancshares by a proxy contest, tender offer, merger or other means that is not favored by management.

     The authority of the board of directors to issue preferred stock with such rights and privileges, including voting rights, as it may deem appropriate could also enable the board to deter or prevent a change in control despite a shift in the ownership of the common stock.

     Because directors are elected for three year terms, with approximately one-third of the board elected each year, two elections will be required to change a majority of the members of the board. This method could delay, or make more difficult, a change in the board or in control of Vision Bancshares.

     Directors may only be removed by shareholders for cause.

                           MARKETABILITY OF SECURITIES

     There are currently approximately 375 shareholders of Vision Bancshares.

     We do not expect that a public trading market, or public price quotations of the shares, will develop, and, thus, you may find it difficult to resell your shares.

     Vision Bancshares sold 839,217 shares in an offer that expired on March 31, 2000, at $10.00 per share, and 203,613 shares in an offer that expired on September 30, 2001, at $15.00 per share.

     As of April 15, 2002, Vision Bancshares had 192,500 shares of common stock subject to options under its Incentive Stock Compensation Plan and Director Stock Plan. Options were issued between March 2000 and December 2000 for 125,000 shares exercisable at $10.00 per share. Options were issued between January 2001 and April 2002 for 67,500 shares exercisable at $15.00 per share. Vision Bancshares has reserved an additional 107,500 shares of common stock that it may grant as options under the Incentive Stock Compensation Plan and Director Stock Plan.

     As of April 15, 2002, Vision Bancshares' Employee Stock Purchase Plan had issued a total of 920 shares in its Employee Stock Purchase Plan at 85% of the price of the shares on the date such shares were subscribed. Under the Employee Stock Purchase Plan, 550 shares were issued at a price of $8.50 per share (85% of $10.00) and 370 shares were issued at a price of $12.75 per share (85% of $15.00). Management is unaware of any privately negotiated transactions that have taken place.



     The shares pursuant to the Incentive Stock Compensation Plan, Employee Stock Purchase Plan and Director Stock Plan can be resold under SEC Rule 144. No holders of shares of common stock or options have the right to require that Vision Bancshares undertake the registration of their shares or to include their shares in any registration statement undertaken by Vision Bancshares.

                                 DIVIDEND POLICY

     It is not likely in the near future that Vision Bancshares will generate sufficient profit to justify or allow it to pay dividends. Vision Bancshares will rely on the payment of dividends to it by Vision Bank (and in the future, Vision Bank, FSB) in order to provide funds for the payment of dividends by it to its shareholders. In no event during the first three years of operations may any dividends be declared or paid by Vision Bank without the approval of the Alabama Banking Department and the Federal Deposit Insurance Corporation, and we expect similar restrictions to be imposed upon Vision Bank, FSB, when organized. In addition, banking regulations restrict the payment of dividends under certain circumstances. Future dividend policy of Vision Bancshares will be subject therefore not only to banking regulations, but to the discretion of the directors, and will be contingent on Vision Bank's financial condition, capital requirements, general business conditions and other factors. We have not paid any dividends and do not expect cash dividends to be paid during at least the first three years of operation.

                                  LEGAL MATTERS

     Certain legal matters regarding the shares offered hereby will be passed upon for Vision Bancshares by Balch & Bingham, LLP, Montgomery, Alabama.

                                     EXPERTS

     The financial statements of Vision Bancshares contained in this prospectus have been included in reliance upon the report of Morrison & Smith, LLP, Tuscaloosa, Alabama, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

     Effective August 22, 2000, Morrison & Smith, LLP replaced Mauldin & Jenkins, LLC as the accountants for Vision Bancshares. Mauldin & Jenkins, LLC was dismissed as the accountants for Vision Bancshares on that date. During the past two years and during the interim period ending August 22, 2000, Vision Bancshares and Mauldin & Jenkins LLC have not disagreed over any matters concerning their prior relationship. In connection with audits prepared by Mauldin & Jenkins, LLC, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure. The former accountants' reports on Vision Bancshares' financial statements contained no adverse opinion or disclosures nor were they qualified as to uncertainty, audit scope or accounting principles. The change in accountants was approved by the board of directors of Vision Bancshares.

                        FINANCIAL REPORTS TO SHAREHOLDERS


     Vision Bancshares filed an annual report on Form 10-KSB and amendments thereto with the Securities and Exchange Commission for the year ended
December 31, 2001, and will file other required reports during 2002. These reports, when filed, may be read and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, DC 20549 or by calling 1-800-SEC-0330. The SEC also maintains a website at which information maybe obtained at http://www.sec.gov.
------------------

             TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS
             ------------------------------------------------------
                                       AND
                                       ---
                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------

INDEPENDENT AUDITOR'S REPORT................................................ F-2

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AT DECEMBER
31, 2001 AND 2000........................................................... F-3

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED
DECEMBER 31, 2001, 2000 AND 1999............................................ F-4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS
ENDED DECEMBER 31, 2001, 2000 AND 1999...................................... F-5

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999........................ F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2001, 2000 AND 1999............................................ F-7

NOTES TO THE FINANCIAL STATEMENTS.............................. F-8 THROUGH F-31

To the Board of Directors and Stockholders
Vision Bancshares, Inc.
Gulf Shores, Alabama

         We have audited the accompanying consolidated statements of financial condition of Vision Bancshares, Inc. (the Company) and Subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vision Bancshares, Inc. and Subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Tuscaloosa, Alabama
March 14, 2002
MORRISON & SMITH, LLP

/s/ MORRISON & SMITH, LLP
Certified Public Accountants

                     VISION BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                     December 31,
                                                              ---------------------------
                                                                 2001             2000
                                                              -------------- ------------
                         Assets
Cash                                                          $    645,080   $    151,772
Due from and federal funds sold                                  4,100,457      9,639,818
Investment securities available for sale                        12,308,456      6,594,566

Loans                                                           78,194,990     32,823,294
Less: Allowance for loan losses                                 (1,013,340)      (396,025)
                                                              ------------   ------------
    Loans, net                                                  77,181,650     32,427,269

Premises and equipment, net                                      1,055,337        488,608
Accrued interest receivable                                        596,544        289,094
Deferred tax benefit                                               554,007        362,235
Other assets                                                     1,310,100        121,300
                                                              ------------   ------------
    Total Assets                                              $ 97,751,631   $ 50,074,662
                                                              ============   ============

            Liabilities and Stockholders' Equity

Deposits:
    Noninterest-bearing                                       $  6,733,749   $  2,741,065
    Interest bearing                                            80,335,967     39,363,386
                                                              ------------   ------------
        Total Deposits                                          87,069,716     42,104,451

Accrued interest payable                                           234,957        150,134
Other liabilities                                                  204,306        124,548
                                                              ------------   ------------
    Total Liabilities                                           87,508,979     42,379,133

                    Stockholders' Equity

Common stock, $1.00 par value; 10,000,000 authorized;
  authorized; 1,043,280 and 839,317 shares issued and
  outstanding at December 31, 2001 and 2000, respectively        1,043,280        839,317
Preferred stock $1.00 par value;
  1,000,000 authorized; -0- shares issued and outstanding                -              -
Additional paid-in capital                                      10,210,697      7,438,626
Retained earnings                                               (1,002,228)      (617,810)
Accumulated other comprehensive income (loss), net of taxes         (9,097)        35,396
                                                              ------------   ------------
    Total Stockholders' Equity                                  10,242,652      7,695,529

Total Liabilities and Stockholders' Equity                    $ 97,751,631   $ 50,074,662
                                                              ============   ============

                 See Notes to Consolidated Financial Statements

                     VISION BANCSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                     Years Ended December 31,
                                                                2001            2000            1999
                                                            -----------     -----------     ------------
Interest Income:
  Interest and fees on loans                                $ 5,514,992     $ 1,648,423      $         -
  Interest and dividends on investment securities-AFS           560,699         175,586                -
  Interest income on federal funds sold                         180,086         412,502                -
  Other interest income                                               -          51,363                -
                                                            -----------     -----------     ------------
    Total interest income                                     6,255,777       2,287,874                -

Interest Expense:
  Interest on deposits                                        2,971,060         973,263                -
  Interest on federal funds purchased                             3,301               -                -
  Other short-term borrowings                                         -           3,307            8,849
                                                            -----------     -----------     ------------
    Total interest expense                                    2,974,361         976,570            8,849

Net interest income, before provision for loan losses         3,281,416       1,311,304           (8,849)
Provision for loan losses                                       654,720         397,550                -
                                                            -----------     -----------     ------------
Net interest income, after provision for loan losses          2,626,696         913,754           (8,849)

Noninterest Income:
  Service charges on deposits accounts                          229,571          47,822                -
  Other noninterest income                                      384,960         105,151                -
                                                            -----------     -----------     ------------
    Total noninterest income                                    614,531         152,973                -

Noninterest Expense:
  Salaries and benefits                                       2,144,364         899,816          136,786
  Net occupancy                                                 329,122         127,817                -
  Equipment expense                                             144,347          60,213                -
  Data processing expense                                       132,701          61,829                -
  Organization expense                                                -         147,984          151,611
  Professional fees                                             183,644         156,065            3,680
  Printing and office supplies                                  161,705          59,759                -
  Advertising expense                                            95,052          31,143                -
  Other noninterest expense                                     597,249         173,969           27,251
                                                            -----------     -----------     ------------
    Total noninterest expense                                 3,788,184       1,718,595          319,328
                                                            -----------     -----------     ------------

Loss before income taxes                                       (546,957)       (651,868)        (328,177)
Income tax benefit                                             (162,539)       (241,892)        (120,343)
                                                            -----------     -----------     ------------
Net loss                                                    $  (384,418)    $  (409,976)     $  (207,834)
                                                            ===========     ===========     ============

Earnings per Share - basic & diluted                        $     (0.44)    $     (0.64)     $ (2,078.34)
                                                            ===========     ===========     ============

Average number of shares outstanding                            874,114         639,831              100
                                                            ===========     ===========     ============

                 See Notes to Consolidated Financial Statements

                     VISION BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                           Years Ended December 31,
                                                                      2001           2000           1999
                                                                  -----------    -----------    -----------
Net loss                                                          $ (384,418)    $ (409,976)    $ (207,834)

Other comprehensive income, net of income taxes
  Unrealized gains/(losses) on investment securities available
    for sale arising during the period, net of income taxes          (44,493)        35,396              -
                                                                  -----------    -----------    -----------
Other comprehensive loss                                          $ (428,911)    $ (374,580)    $ (207,834)
                                                                  ===========    ===========    ===========

                 See Notes to Consolidated Financial Statements

                     VISION BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                       Accumulated
                                                                          Additional                      Other           Total
                                                   Common Stock             Paid-In        Retained   Comprehensive   Stockholders'
                                             --------------------------
                                               Shares          Amount       Capital        Earnings      Income          Equity
                                             ----------    ------------  -------------  ------------  -------------  -------------
Balance - July 16, 1999                             0      $         -   $          -   $         -    $        -    $          -

Shares issued to organizers                       100              100          9,749                                       9,849

Net loss                                                                                   (207,834)                     (207,834)
                                            ---------      -----------   ------------   -----------    ----------    ------------

Balance - December 31, 1999                       100              100          9,749      (207,834)            -        (197,985)

Shares issued pursant to public offering      839,217          839,217      7,428,877                                   8,268,094

Net loss                                                                                   (409,976)                     (409,976)

Change in urealized gains on securities
  available for sale                                                                                       35,396          35,396
                                            ---------      -----------   ------------   -----------    ----------    ------------

Balance - December 31, 2000                   839,317          839,317      7,438,626      (617,810)       35,396       7,695,529

Issuance of common stock                      203,963          203,963      2,772,071                                   2,976,034

Net loss                                                                                   (384,418)                     (384,418)

Change in urealized gains on securities
  available for sale                                                                                      (44,493)        (44,493)
                                            ---------      -----------   ------------   -----------    ----------    ------------

Balance - December 31, 2001                 1,043,280      $ 1,043,280   $ 10,210,697   $(1,002,228)   $   (9,097)   $ 10,242,652
                                            =========      ===========   ============   ===========    ==========    ============

                 See Notes to Consolidated Financial Statements

                     VISION BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS

                                                                                        Years Ended December 31,
                                                                                 2001            2000             1999
                                                                             ------------    ------------      -----------
Cash Flows From Operating Activities:
  Net loss                                                                  $   (384,418)   $   (409,976)      $ (207,834)
  Adjustments to reconcile net income to net cash provided by operations
    Provision for loan losses                                                    654,720         397,550                -
    Depreciation and amortization                                                 82,608          60,167                -
    Deferred income tax benefit                                                 (162,539)       (241,892)        (120,343)
    (Increase)/decrease in accrued interest receivable                          (307,450)       (289,094)               -
    Increase/(decrease) in accrued interest payable                               84,823         150,134                -
    (Increase)/decrease in other assets                                       (1,062,471)        (97,913)          44,048
    Increase/(decrease) in other liabilities                                      60,059          30,048                -
                                                                            ------------    ------------       ----------
        Net cash provided by (used in) operating activities                   (1,034,668)       (400,976)        (284,129)

Cash Flows From Investing Activities:
  Purchase of investment securities available for sale                        (8,754,595)     (6,535,461)               -
  Proceeds from maturities of investment securities available for sale         2,987,946          61,575                -
  Cash disbursed in acquisition of branch office                               1,345,877               -                -
  Net (increase)/decrease in loans outstanding                               (44,455,322)    (32,824,819)               -
  Purchase of premises and equipment                                            (659,847)       (529,400)         (19,375)
                                                                            ------------    ------------       ----------
      Net cash provided by (used in) investing activities                    (49,535,941)    (39,828,105)         (19,375)

Cash Flows From Financing Activities:
  Proceeds from advances by organizer                                                  -               -          390,000
  Deferred stock offering costs                                                        -               -          (56,748)
  Net increase/(decrease) in demand, savings and time deposits                42,548,522      42,104,451                -
  Proceeds from the issuance of common stock                                   2,976,034       7,885,472            1,000
                                                                            ------------    ------------       ----------
      Net cash provided by (used in) financing activities                     45,524,556      49,989,923          334,252
                                                                            ------------    ------------       ----------

Net increase/(decrease) in cash and cash equivalents                          (5,046,053)      9,760,842           30,748

Cash and cash equivalents at beginning of period                               9,791,590          30,748                -
                                                                            ------------    ------------       ----------

Cash and cash equivalents at end of period                                  $  4,745,537    $  9,791,590       $   30,748
                                                                            ============    ============       ==========

Supplemental Cash Flow Information:
  Cash paid during period for interest                                      $  2,886,237    $    826,436       $        -
  Cash paid during period for income taxes                                  $          -    $          -       $        -

                 See Notes to Consolidated Financial Statements

NOTE 1:  Summary of Significant Accounting Policies
---------------------------------------------------

Nature of Operations
--------------------

Vision Bancshares, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary Vision Bank (the Bank). The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Gulf Shores, Alabama and the surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Alabama State Banking Department and the Federal Deposit Insurance Corporation.

Basis of Consolidation
----------------------

The consolidated financial statements include the accounts of Vision Bancshares, Inc. and its wholly owned subsidiary, Vision Bank, after elimination of all material intercompany transactions and balances.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

---------------------------------------------------------------

Investment Securities
---------------------

Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in non-interest income (expense) and, applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific identification method.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Loans
-----

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct organization costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses
-------------------------

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of

---------------------------------------------------------------

uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Premises and Equipment
----------------------

Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets ranging from three to forty years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Other Real Estate
-----------------

Other real estate comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date acquired less estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses.

Income Taxes
------------

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to net operating loss carryforwards and differences between the basis of the allowance for loan losses, intangibles, securities and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

Intangibles
-----------

Intangibles consist of organizational cost and goodwill. In April 1998, the American Institute of Certified Public Accounts issued Statement of Position 98-5, "Reporting on the Cost of Startup Activities" (SOP 98-5), effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires that startup and organizational cost be expensed as they are incurred. The goodwill intangible represents premiums paid on the purchase of assets and deposit liabilities. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142 (SFAS No.

142), Goodwill and Other Intangible Assets, which supersedes APB Opinion No. 17, Intangible Assets. Effective for accounting

NOTE 1: Summary of Significant Accounting Policies (continued)
--------------------------------------------------------------

years beginning after December 15, 2001, SFAS No. 142 provides new standards for how intangible assets are accounted for upon their acquisition and how goodwill and other intangible assets are accounted for after they have been initially recognized. SFAS No. 142 requires that goodwill be assigned to specific reporting units and reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit's carrying amount is greater than its fair market value. The adoption of this statement did not have a material impact on the Company's financial statements.

At December 31, 2001, the Company's intangible assets totaling $125,000 consisted entirely of goodwill associated with the purchase of assets and assumption of deposit liabilities. Because the transaction resulting in the recording of this goodwill occurred after June 30, 2001, the intangible asset will be evaluated for impairment on an annual basis and not amortized monthly over a predetermined useful life. All organizational and start-up cost have been expensed as incurred.

Statements of Cash Flows
------------------------

The Company considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

Restriction On Cash And Due From Banks
--------------------------------------

The Bank is required to maintain reserve funds in vault cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2001 was $279,000 and the required reserve at December 31, 2000 was $0.

The Bank maintains cash balances of several other financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2001, balances in excess of the amount insured were $1,574,028. At December 31, 2000, balances in excess of the amount insured were $1,540,440.

Stock-Based Compensation
------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, the value of the award is measured at the grant date and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an

---------------------------------------------------------------

employee must pay to acquire the stock. The Company has elected to measure compensation cost for its stock option plans under the provisions in APB Opinion 25.

Mortgage Rate Premiums
----------------------

Vision Bank originates mortgage loans that are pre-approved and funded at closing by the secondary market purchaser. Mortgage rate premiums received on these loans from the purchaser are recognized as income at the time the loan is funded.

Advertising Costs
-----------------

Advertising costs are expensed as incurred.

Earnings Per Share
------------------

Basic earnings per common share are computed by dividing earnings available to stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock, as prescribed by Statement of Financial Accounting Standards No. 128, Earnings per Share. Potentially dilutive common shares of 43,330 were not included in computing diluted EPS because their effect was antidilutive.

Reclassification
----------------

Certain amounts in 2000 have been reclassified to conform to the 2001 presentation. These reclassifications are immaterial and had no effect on net income.

Recently Issued Accounting Standards
------------------------------------

In June 2001, the Financial Accounting Standards Board issued FASB Statement No. 141, Business Combinations. This Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The new standard for business combinations are effective after July 1, 2001. The adoption of FASB No. 141 did not have a material impact on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board issued FASB Statement No. 142, Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Now, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling. The new standards for goodwill and other intangible assets are effective for fiscal years beginning after December 15, 2001 with earlier application permitted.

NOTE 1:  Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------

However, goodwill and intangible assets acquired after June 30, 2001, are subject immediately to the nonamortization and amortization provisions of this statement. The adoption of FASB No. 142 did not have a material impact on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board issued FASB Statement No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. The new standards are effective fiscal years beginning after June 15, 2002. The adoption of FASB No. 143 did not have a material impact on the Company's financial statements.

In August 2001, the Financial Accounting Standards Board issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The new standards are effective fiscal years beginning after December 31, 2001. The adoption of FASB No. 144 did not have a material impact on the Company's financial statements.

            [The remainder of this page was intentionally left blank]

NOTE 2:  Investment Securities
------------------------------

The amortized cost of securities available-for-sale and their approximate fair values are as follows:

                                                                            December 31, 2001
                                                    ---------------------------------------------------------------
                                                       Gross            Gross            Gross
                                                     Amortized        Unrealized      Unrealized          Fair
                                                        Cost            Gains           Losses           Value
                                                    -------------    ------------     ------------  ---------------
  U. S. Treasury Securities                         $           -     $          -    $          -  $             -
  Federal Agency Securiites                             2,063,284           72,026               -        2,135,310
  Mortgage-backed Securities                            9,893,604           45,738         132,179        9,807,162
                                                    -------------     ------------    ------------  ---------------
      Total Debt Securities                            11,956,888          117,764         132,179       11,942,472

 Common Stock                                             365,984                -               -          365,984
 Preferred Stock                                                -                -               -                -
                                                    -------------     ------------    ------------  ---------------
      Total Equity Securities                             365,984                -               -          365,984
                                                    -------------     ------------    ------------  ---------------

                                                    -------------     ------------    ------------  ---------------
      Total Available-for-Sale Securities           $  12,322,872     $    117,764    $    132,179  $    12,308,456
                                                    =============     ============    ============  ===============

                                                                         December 31, 2000
                                                    ---------------------------------------------------------------
  U. S. Treasury Securities                         $           -     $          -    $          -  $             -
  Federal Agency Securiites                             4,005,191           51,642           6,820        4,050,013
  Mortgage-backed Securities                            2,448,199           11,070               -        2,459,269
                                                    -------------     ------------    ------------  ---------------
      Total Debt Securities                             6,453,390           62,712           6,820        6,509,282

 Common Stock                                              85,284                -               -           85,284
 Preferred Stock                                                -                -               -                -
                                                    -------------     ------------    ------------  ---------------
      Total Equity Securities                              85,284                -               -           85,284
                                                    -------------     ------------    ------------  ---------------

                                                    -------------     ------------    ------------  ---------------
      Total Available-for-Sale Securities           $   6,538,674     $     62,712    $      6,820  $     6,594,566
                                                    =============     ============    ============  ===============

The amortized cost and estimated fair value of debt securities available-for-sale at December 31, 2001, by contractual maturity, are as follows:

                                              Amortized      Estimated
As of December 31, 2001:                         Cost        Fair Value
                                             ------------   ------------
Amounts maturing in:
  One year or less                           $  1,000,081   $  1,006,562
  After one year through five years             1,474,432      1,509,785
  After five year through ten years             1,480,462      1,476,800
  After ten years                               8,001,913      7,949,325
                                             ------------   ------------
    Total investment in debt securities      $ 11,956,888   $ 11,942,472
                                             ============   ============

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE 2:  Investment Securities (continued)
------------------------------------------

Realized gains and losses are determined on the basis of specific identification. During 2001 and 2000, sales proceeds and gross realized gains and losses on securities classified as available for sale were:

                                      Years Ended December 31,
                               2001            2000            1999
                            -----------     -----------     -----------
Sales Proceeds              $ 2,987,946     $    61,575     $         -
                            ===========     ===========     ===========

Gross Realized Losses       $         -     $         -     $         -
                            ===========     ===========     ===========

Gross Realized gains        $         -     $         -     $         -
                            ===========     ===========     ===========

Securities with a carrying value of $11,445,487 were pledged at December 31, 2001 and securities with a carrying value of $3,764,828 were pledged at December 31, 2000 to secure certain deposits.

NOTE 3:  Loans and Allowances for Loan Losses
---------------------------------------------

Loans are summarized as follows:

                                              Years Ended December 31,
                                            ---------------------------
                                               2001            2000
                                            -----------     -----------
Loans
   Commercial, financial and agricultural   $37,021,368     $14,891,934
   Real estate - construction                 7,445,870         824,208
   Real estate - mortgage                    25,802,594      13,231,499
   Consumer                                   7,925,158       3,875,653
                                            -----------     -----------
                                            $78,194,990     $32,823,294
                                            ===========     ===========

The Bank has entered into transactions with certain directors, executive officers, significant stockholders, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2001 was $3,067,107. During 2001, new loans made to such related parties amounted to $1,731,076 and payments amounted to $1,097,992. The aggregate amount of loans to such related parties at December 31, 2000 was $2,434,023. During 2000, new loans made to such related parties amounted to $3,304,104 and payments amounted to $870,081.

The total investment in impaired loans at December 31, 2001 and 2000 was $170,451 and $0, respectively, of which all were on nonaccrual status. The related valuation reserve for impaired loans, included in the Company's allowances for loan losses, was $73,521 at December 31, 2001 and $0 at December 31, 2000. There was no amount of interest income recognized on impaired loans during 2001 and 2000.

NOTE 3:  Loans and Allowances for Loan Losses (continued)
---------------------------------------------------------

Other nonaccrual loans at December 31, 2001 and 2000 amounted to approximately $15,309 and $0, respectively. The average non-accrual loan balances outstanding during 2001 were approximately $202,000. The Company had no loans on non-accrual status during 2000 and 1999. The difference between gross interest income that would have been recorded in each period if nonaccruing loans, including impaired loans on non-accrual status, had been current in accordance with their original terms and the amount of interest income on those loans that was included in each period's net income was $9,862 for the year ended December 31, 2001 and $0 for the years ended December 31, 2000 and 1999.

The bank had no commitments to loan additional funds to borrowers of non-accrual loans.

The allowance for loan losses is summarized as follows:

                                              Years Ended December 31,
                                            ---------------------------
                                               2001             2000
                                            -----------     -----------
Allowance for Loan Losses
   Balances, beginning of year              $   396,025     $         -
   Provision for losses                         654,720         397,550
   Loans charged off, net of recoveries         (37,405)         (1,525)
                                            -----------     -----------
   Balances, end of year                    $ 1,013,340     $   396,025
                                            ===========     ===========

NOTE 4:  Premises and Equipment
-------------------------------

A summary of premises and equipment:

                                                 Years Ended December 31,
                                               ---------------------------
                                                   2001           2000
                                               -----------     -----------
Leasehold Improvements                         $   244,945     $     4,312
Buildings                                           76,281          76,281
Furniture, Fixtures & Equipment                    768,371         301,202
Automobiles                                         19,500          19,500
Construction in Progress                           108,470         147,480
                                               -----------     -----------
                                                 1,217,567         548,775
Less: Accumulated Depreciation                    (162,230)        (60,167)
                                               -----------     -----------
                                               $ 1,055,337     $   488,608
                                               ===========     ===========

Depreciation expense for the years ended December 31, 2001 and December 31, 2000 was $100,158 and $60,167 respectively. There was no depreciation expense for 1999.

NOTE 5:  Deposits
-----------------

Deposit account balances are summarized as follows:

                                                 Years Ended December 31,
                                               ---------------------------
                                                   2001           2000
                                               -----------     -----------
Noninterest bearing                            $ 6,733,749     $ 2,741,065
Interest-bearing                                 8,408,869       7,115,913
Savings Deposits                                27,651,836      12,509,002
Certificates of Deposits less than $100,000     30,433,598      13,227,710
Certificates of Deposits of $100,000 or more    11,841,664       4,510,761
Time Deposit Open Accounts                       2,000,000       2,000,000
                                               -----------     -----------
                                               $87,069,716     $42,104,451
                                               ===========     ===========

Certificates maturing in years ending December 31, as of December 31, 2001:

2002                               $ 31,104,825
2003                                  4,825,720
2004                                  2,456,914
2005                                  3,886,796
2006 and thereafter                       1,007
                                   ------------
                                   $ 42,275,262
                                   ============

The bank held related party deposits of approximately $2,360,061and $795,616 at December 31, 2001 and 2000, respectively.

NOTE 6:  Income Taxes
---------------------

The consolidated provision for income taxes for the years ended December 31, 2001 and 2000 consists of the following:

                                           Years Ended December 31,
                                  ------------------------------------------
Income Tax Expense:                  2001            2000            1999
                                  -----------     -----------    -----------
   Current Tax Expense            $         -     $         -    $         -
   Deferred Tax (Benefit)            (162,539)       (241,892)      (120,343)
                                  -----------     -----------    -----------
                                  $  (162,539)    $  (241,892)   $  (120,343)
                                  ===========     ===========    ===========

--------------------------------

The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

                                                            Years Ended December 31,
                                           --------------------------------------------------------
                                               2001                  2000                   1999
Federal Statutory Income
 Tax at 34%                                $ (185,965)           $ (221,635)            $ (111,580)
State Income Taxes, Net of
 Federal Tax Benefit                          (13,674)              (20,257)                (8,763)
Corporate Owned Life Insurance                  3,021
Disallowed Meals & Entertainment                4,884
Other                                          29,195
                                           ----------            ----------             ----------
                                           $ (162,539)           $ (241,892)            $ (120,343)
                                           ==========            ==========             ==========


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                         Year Ended December 31,
                                                       -------------------------
                                                          2001           2000
                                                       ---------      ----------
Deferred Tax Assets:
 Allowance for Possible Loan losses                    $ 373,922      $ 145,222
 Net Operating Loss Carryforward                         110,997         71,623
 Unamortized Intangible Assets                           107,489        142,619
 Unrealized Loss on Securities
   Available for Sale                                      5,319              -
 Other                                                     7,493         25,863
                                                       ---------      ----------
   Total Deferred Tax Assets                             605,220        385,327
                                                       ---------      ----------

Deferred Tax Liabilities:
 Fixed Assets                                          $  43,451      $       -
 Investment Securities                                     7,762          2,596
  Unrealized Gain on Securities Available-for-Sale             -         20,496
                                                       ---------      ----------
   Total Deferred Tax Liability                           51,213         23,092
                                                       ---------      ----------

Net Deferred Tax Asset                                 $ 554,007      $ 362,235
                                                       =========      ==========

Management believes it is more likely than not the Company will generate taxable income sufficient to realize the deferred tax benefit. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to income tax expense.

The Company had available at December 31, 2001, $292,164 of unused operating loss carryforwards that may be applied against future taxable income and that expire in various years from 2019 to 2021.

NOTE 7: Financial Instruments with Off-Balance Sheet Risk
---------------------------------------------------------

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk at December 31, 2001 were as follows:

Commitments to extend credit        $7,965,000
Standby letters of credit            2,334,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration date or other termination clauses and may require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Company has available as a source of short-term financing the purchase of federal funds from three correspondent commercial banks. These available lines totaled $3,750,000 at December 31, 2001. In addition, during 2001, Vision Bank became a member of the Federal Home Loan Bank (FHLB) of Atlanta. As a result, the Bank has access to different credit plans offered through the FHLB. At December 31, 2001, the Bank had not drawn on these credit lines nor established a credit availability limit.

The Bank has not been required to perform on any financial guarantees or incurred any losses on its commitments.

NOTE 8:   Concentration of Credit
---------------------------------

The Company maintains cash deposits with various commercial banks in Alabama. The total cash balances are insured by the FDIC up to $100,000. Total uninsured balances held at other commercial banks amounted to $1,317,140 and $1,540,440, at December 31, 2001 and 2000, respectively.

In addition to cash deposits, Vision Bank had $2,603,000 and $7,887,573 in unsecured federal funds sold to one of its correspondent banks at December 2001 and 2000, respectively.

NOTE 9:   Employee Benefit Plan
-------------------------------

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. This plan allows the employee to contribute a minimum of 1% to a maximum of 15% of their total compensation annually. The Bank provides a matching contribution to the Plan of 50% of the employees contribution up to 6% of total annual compensation, thus allowing contributions totaling 18% of the employees annual compensation. The Bank's expense for the plan was $21,225 and $9,687 for the years ended December 31, 2001 and 2000, respectively.

NOTE 10:  Regulatory Capital
----------------------------

The Company and its subsidiary bank are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if taken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Vision Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Vision Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

Under applicable banking regulations, the Company and Vision Bank were considered well capitalized at both December 31, 2001 and 2000.

Vision Bank's allowance for loan losses, limited to 1.25% of risk weighted assets, is a component of Tier II capital under capital adequacy guidelines. Due to the significant increase in the allowance for loan losses

NOTE 10:  Regulatory Capital (continued)
---------------------------------------
during 2001, this Tier II component contributed to the increases in the Company's and Vision Bank's capital ratios. The amount of the allowance for loan losses included in Tier II capital at December 31, 2001 was $1,013,340 for the Company and the Bank, compared to $396,025 for both the Company and the Bank at December 31, 2000.

The following table sets forth the actual capital ratios at December 31, 2001 and 2000, for the Company and the Bank, as well as the minimum total risk-base, Tier 1 risked based and Tier 1 leverage ratios required to be classified as adequately capitalized and well capitalized.

                                                                                                          To Be Well
                                                                                                          Capitalized
                                                                             For Capital                 Under the Prompt
                                                                              Adequacy                  Corrective Action
                                                 Actual                       Purposes                    Provisions
                                         -------------------------     -------------------------   --------------------------
                                             Amount         Ratio         Amount          Ratio          Amount         Ratio
                                         -------------------------     -------------------------   --------------------------
As of December 31, 2001
--------------------------------------
  Total Risk-Based Capital
     (to Risk-Weighted Assets)
     Consolidated                         $ 11,140,086       13.63%     $ 6,536,175        8.00%      $ 8,170,219       10.00%
     Vision Bank                            10,279,783       12.59        6,533,935        8.00         8,167,419       10.00

  Tier 1 Capital
     (to Risk-Weighted Assets)
     Consolidated                           10,126,746       12.39        3,268,088        4.00         4,902,131        6.00
     Vision Bank                             9,266,443       11.35        3,266,968        4.00         4,900,452        6.00

  Tier 1 Leverage Capital
     (to Average Assets)
     Consolidated                           10,126,746       10.31        3,268,088        4.00         4,085,110        5.00
     Vision Bank                             9,266,443        9.30        3,266,968        4.00         4,083,710        5.00

As of December 31, 2000
--------------------------------------
  Total Risk-Based Capital
     (to Risk-Weighted Assets)
     Consolidated                          $ 7,673,427       20.78%       2,954,159        8.00%        3,692,698       10.00%
     Vision Bank                             6,873,741       18.64        2,950,103        8.00         3,687,629       10.00

  Tier 1 Capital
     (to Risk-Weighted Assets)
     Consolidated                            7,277,402       19.71        1,477,079        4.00         2,215,619        6.00
     Vision Bank                             6,477,716       17.57        1,475,052        4.00         2,212,578        6.00

  Tier 1 Leverage Capital
     (to Average Assets)
     Consolidated                            7,277,402       15.10        1,477,079        4.00         1,846,349        5.00
     Vision Bank                             6,477,716       13.46        1,475,052        4.00         1,843,815        5.00

NOTE 11: Related Party Transactions
----------------------------------

In March 2000, Vision Bank entered into a lease agreement, as the tenant, with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property on which Vision Bank's Gulf Shores, Alabama office is located. Gulf Shores Investment Group, LLC consists of the directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease was for one year with an option to renew the lease for one additional term of one year. The monthly rent on this lease was in an amount of $2,640 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $5,280 and $26,400 during the twelve-month periods ended December 31, 2001 and 2000, respectively. In addition, Vision Bank agreed to pay the real estate taxes and utility expenses furnished to the premises. This lease expired in March 2001.

In March 2000, Vision Bank entered into a lease agreement, as the tenant, with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property on which Vision Bank's Orange Beach, Alabama office is located. Gulf Shores Investment Group, LLC consists of the directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease was for one year with an option to renew the lease for one additional term of one year. The monthly rent on this lease was in an amount of $1,975 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $23,700 and $19,750 during the twelve-month periods ended December 31, 2001 and 2000, respectively. In addition, Vision Bank agreed to pay the real estate taxes and utility expenses furnished to the premises. This lease was renewed in March 2001 for one additional one-year term.


In March 2001, Vision Bank entered into a lease agreement, as tenant with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property in which Vision Bank's Gulf Shores, Alabama office is located. Gulf Shores Investment Group, LLC consists of the directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease is nine years with options to renew the lease for three additional terms of three years each. The monthly rent on this lease is in an amount of $15,700 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $155,039 during the twelve months ended December 31, 2001. Vision Bank also agreed to pay the landlord an additional sum to be adjusted periodically, beginning after the first year of the lease, to coincide with the operating cost that the landlord shall pay or becomes obligated to pay in connection with the ownership and operation of the building. In addition, Vision Bank agreed to pay the real estate taxes, utilities and to maintain fire and extended coverage and general liability insurance coverage for the real property.


The Company engaged three independent appraisers to prepare separate analyses, using an income approach and comparable lease cost, in determining lease payment amounts with regard to related party leases. These analyses were submitted and approved by Vision Bank's primary regulators.

NOTE 12: Leases
---------------

In March 2000, Vision Bank entered into a lease agreement, as the tenant, with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property on which Vision Bank's Gulf Shores, Alabama office is located. Gulf Shores Investment Group, LLC consists of the directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease was for one year with an option to renew the lease for one additional term of one year. The monthly rent on this lease was in an amount of $2,640 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $5,280 and $26,400 during the twelve months ended December 31, 2001 and 2000, respectively. In addition, Vision Bank agreed to pay the real estate taxes and utility expenses furnished to the premises. This lease expired in March 2001.

In March 2000, Vision Bank entered into a lease agreement, as the tenant, with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property on which Vision Bank's Orange Beach, Alabama office is located. Gulf Shores Investment Group, LLC consists of the directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease was for one year with an option to renew the lease for one additional term of one year. The monthly rent on this lease was in an amount of $1,975 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $23,700 and $19,750 during the twelve months ended December 31, 2001 and 2000, respectively. In addition, Vision Bank agreed to pay the real estate taxes and utility expenses furnished to the premises. This lease was renewed in March 2001 for one additional one-year term.


In March 2001, Vision Bank entered into a lease agreement, as tenant with Gulf Shores Investment Group, LLC, an Alabama limited liability company, pursuant to which Vision Bank leased the real property in which Vision Bank's Gulf Shores, Alabama office is located. Gulf Shores Investment Group, LLC consists of the directors of Vision Bancshares, Inc. other than Paige Ogletree. The term of the lease is nine years with options to renew the lease for three additional terms of three years each. The monthly rent on this lease is in an amount of $15,700 per month. Lease payments to Gulf Shores Investment Group, LLC totaled approximately $155,039 during the twelve months ended December 31, 2001. Vision Bank also agreed to pay the landlord an additional sum to be adjusted periodically, beginning after the first year of the lease, to coincide with the operating cost that the landlord shall pay or becomes obligated to pay in connection with the ownership and operation of the building. In addition, Vision Bank agreed to pay the real estate taxes, utilities and to maintain fire and extended coverage and general liability insurance coverage for the real property.


In May 2000, the Company entered into an arrangement, as tenant, with Gulf Sand and Gravel, an independent third party, pursuant to which the Company and Vision Bank leased commercial office space located at 224 West 19th Avenue, Gulf Shores, Alabama. The amount of space leased and the use of the space have varied from time-to-time. Vision Bank currently leases approximately 1,000 square feet to house its Accounting and Operations departments. This arrangement is on a month-to- month basis and can be canceled by either party with 30 days notice. The current rent on this space is $1,850 per month. Rental payments to Gulf Sand and Gravel totaled approximately $12,900 and $12,350 during the twelve months ended December 31, 2001 and 2000, respectively. Vision Bank anticipates relocating these departments to its new Orange Beach facilities during the first quarter of 2002.

NOTE 12: Leases (continued)
---------------------------

In November 2000, Vision Bank entered into a lease agreement, as tenant, with Lisha May Harrison, Tanya Harrison and Lamar Harrison (the "Lessors"), independent third parties, pursuant to which Vision Bank leased the real property on which its Point Clear, Alabama branch is located. The initial term of this lease is for five years with options to renew the lease for three additional terms of five years each. The lease provides for increases in the monthly rental payments on each renewal option exercised. The current rent on this lease is $900 per month. Lease payments to the Lessors totaled approximately $10,800 during the twelve months ended December 31, 2001, compared to none for the same period of 2000. Vision Bank also agreed to pay the cost of maintaining the physical repair of the building. In addition, Vision Bank agreed to pay the real estate taxes, utilities, and to maintain fire and extended coverage and general liability insurance coverage for the real property.

In June 2001, Vision Bank acquired a branch located at 1190 South McKenzie, Foley, Alabama, from Union Planters Bank. As a part of this acquisition, Vision Bank assumed the lease with D.I.D. Market Development Co., an independent third party, pursuant to which Vision Bank leased the premises for its Foley, Alabama branch. This lease arrangement is on a month-to-month basis and can be canceled by either party with 90 days written notice. The current rent on this lease is $1,715 per month. Lease payments to D.I.D. Market Development Co. totaled approximately $8,575 during the twelve months ended December 31, 2001, compared to none for the same period of 2000.

Total rental expense totaled $224,214, $58,500 and $0 for the years ended December 31, 2001, 2000 and 1999 respectively.

Future minimum lease payments for all leases at December 31, 2001 are as follows:


                                            Operating
                                            ---------
Years Ending December 31,
2002                                       $  203,692
2003                                          188,400
2004                                          188,400
2005                                          188,400
2006                                          188,400
Thereafter                                    596,600
                                           ----------
Total minimum lease payments               $1,553,892
                                           ==========


NOTE 13: Fair Value of Financial Instruments
--------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents - For these short-term instruments, the carrying
-------------------------
amount is a reasonable
estimate of fair value.

--------------------------------------------------------

Investment Securities and Securities Available for Sale - For debt securities
-------------------------------------------------------
and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loan Receivables - For variable rate loans, the carrying value is considered to
----------------
approximate their fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposit Liabilities - The fair value of demand deposits, savings accounts and
-------------------
certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit - The value of the
----------------------------------------------------------
unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to the Company's financial statements at December 31, 2001.

The estimated fair values of the Company's financial instruments are as follows:

                                                                        Year Ending December 31,
                                                   ---------------------------------------------------------------
                                                               2001                            2000
                                                   -----------------------------    ------------------------------
                                                     Carrying            Fair          Carrying            Fair
                                                      Amount             Value          Amount             Value
                                                   -----------------------------    ------------------------------
Financial Assets:
   Cash and Short-term Investments                $  4,745,537      $  4,745,537    $  9,791,590      $  9,791,590
   Securities Available-for-Sale                    12,308,456        12,308,456       6,509,282         6,509,282
   Loans                                            78,194,990                        32,823,294
   Less: Allowance for Loan losses                  (1,013,340)                         (396,025)
                                                   -----------------------------    ------------------------------
     Loans, Net                                     77,181,650        80,166,560      32,427,269        32,375,692
                                                  ------------------------------    ------------------------------
     TOTAL                                        $ 94,235,643      $ 97,220,553    $ 48,728,141      $ 48,676,564
                                                  ==============================    ==============================
Financial Liabilities
   Deposits                                       $ 87,069,716      $ 88,919,339    $ 42,104,451      $ 43,151,411
                                                  ------------------------------    ------------------------------
     TOTAL                                        $ 87,069,716      $ 88,919,339    $ 42,104,451      $ 43,151,411
                                                  ==============================    ==============================

NOTE 14: Other Expense
----------------------

The following amounts were included in other expense:

                                     2001             2000
Telephone                            $  86,349        $  39,983
Insurance                               36,444            4,455
Taxes and Licenses                      51,323            3,974
Travel and Entertainment                74,563           35,774
Training                                16,810            7,420
Postage and Delivery                    63,337           22,421
Dues and Subscriptions                  15,815           10,882
Other                                  252,608           49,060
                                     ---------        ---------
                                     $ 597,249        $ 173,969
                                     =========        =========

NOTE 15: Stock Plans
--------------------

The Company has adopted an Incentive Stock Compensation ("Plan") to provide an incentive to certain officers and key management employees of the Company and its subsidiary. Options granted under the Plan must be at a price not less than the fair market value of the shares at the date of grant. As of December 31, 2000, the Company had reserved 75,000 shares for issuance under the Plan. In 2001, the Company reserved additional 75,000 shares for an aggregate of 150,000 shares of common stock for issuance under the Plan. All options expire no more than ten years from the date of grant, or 90 days after an employee's termination. At December 31, 2001, approximately 77,500 shares remained available for the granting of options under the Plan.

The Plan's Administration Committee determines vesting periods. The options issued during 2001 and 2000 under the Plan have vesting requirements. The option recipients are required to remain in the employment of the Company for three years to fully vest in the options granted. These options become exercisable on a pro-rata basis over the vesting period. At December 31, 2001, 20,250 options granted under the Plan were vested. In the event of a change in control, option issued under this plan, become 100 percent vested.

The Company has adopted a Director Stock Plan for Directors ("Director's Plan") whereby directors of the Company and its subsidiary may receive Common Stock in lieu of cash director fees. As of December 31, 2000, the Company had reserved 70,000 shares for issuance under the Director's Plan. In 2001, the Company reserved additional 80,000 shares for an aggregate of 150,000 shares of common stock for issuance under the Plan. The Director's Plan Administration Committee determines vesting periods. The options issued during 2000, under the Director's Plan, were 100 percent vested at the date of grant. All options expire no more than ten years from the date of grant. At December 31, 2001, approximately 80,000 shares remained available for the granting of options under the Director's Plan.

--------------------------------

Following is a summary of the transactions in Common Stock under the Plan and the Director's Plan:

                                                                             Weighted
                                                            Number            Average
                                                           of Shares       Exercise Price
                                                          -----------      --------------
Balance, December 31, 1999                                        -        $         -

Granted, Year Ended December 31, 2000                       135,000              10.00
Exercised or Expired, Year Ended December 31, 2000                -                  -
                                                          ----------------------------

Balance, December 31, 2000                                  135,000              10.00

Granted, Year Ended December 31, 2001                        12,500              15.00
Exercised or Expired, Year Ended December 31, 2001           (5,000)            (10.00)
                                                          ---------        -----------

Balance, December 31, 2001                                  142,500        $     10.44


At December 31, 2001, the total shares outstanding and exercisable under the Plan and the Director's Plan were as follows:

                                                             Average
                                                            Remaining
                                             Number           Life           Options
                                           Outstanding     (In Years)      Exercisable
   Options with Exercise Price of $10.00        130,000        8.7                90,250
   Options with Exercise Price of $15.00         12,500        9.2                     -
                                           ------------                    -------------
Total outstanding, December 31, 2001            142,500                           90,250
                                           ============                    =============


As permitted by Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 23), the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                             2001              2000              1999
                                                          ----------        ----------        -----------
Net Income (Loss)
  As reported                                             $ (384,418)       $ (409,976)       $  (207,834)
  Pro forma                                                 (464,442)         (677,302)          (207,834)

Earnings (Loss) Per Share (Basic and Diluted)             $    (0.44)       $    (0.64)       $ (2,078.34)
  As reported                                             $    (0.53)       $    (1.06)       $ (2,078.34)

  Pro forma

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-

--------------------------------

pricing model with the following weighted-average assumptions used for grants in 2001: dividend yield of 2.00%; expected volatility of 20%, risk-free interest rates of 5.05%, and expected lives of ten years. The weighted average fair value of options granted during 2001 was $4.49. The weighted-average assumptions used for grants in 2000: dividend yield of 2.00%; expected volatility of 20%, risk-free interest rates of 6.00%, and expected lives of ten years. The weighted average fair value of options granted during 2000 was $3.30.

The Company has adopted an Employee Stock Purchase Plan that provides active full-time employees with a convenient way to become shareholders of the Company. Employees will have the opportunity to subscribe to purchase shares of a series of offerings occurring at six-month intervals. There are 7,500 shares authorized for issuance under this Plan from authorized but unissued shares. As of December 31, 2001, 350 shares were issued under the Plan. The total subscription liability under the Plan for all covered employees totaled 1,065 shares as of December 31, 2001. Approximately 6,085 shares remained available for subscription under this Plan.

Note 16: Business Combinations
------------------------------

On July 13, 2001, Vision Bank, the Company's bank subsidiary, consummated a transaction whereby Vision Bank purchased certain assets and assumed certain liabilities from the Foley, Alabama branch office of Union Planters Bank. This transaction was accounted for using the purchase method of accounting. In exchange for the assumption of approximately $2,436,000 in liabilities, Vision Bank received approximately $1,346,000 in cash, $954,000 in loans, net of unearned interest, $11,000 in other assets and $125,000 of intangible assets. The results of operations is included in the accompanying financial statements since the date of acquisition.

              [The remainder of this page intentionally left blank]

NOTE 17:Condensed Parent Company Information
--------------------------------------------

                        Statements of Financial Condition

                                                                  December 31,
                                                          ------------------------------
                                                               2001            2000
                                                          --------------  --------------

                         Assets
Cash and due from banks                                   $     840,223     $   790,915
Investment in subsidiaries                                    9,382,349       6,895,843
Deferred tax assets                                              10,770               -
Other assets                                                     17,227          49,370
                                                          -------------     -----------
    Total Assets                                          $  10,250,569     $ 7,736,128
                                                          =============     ===========
          Liabilities and Stockholders' Equity
Accounts payable                                          $       7,917     $    11,203
Due to Vision Bank                                                    -          29,396
                                                          -------------     -----------
        Total Liabilities                                 $       7,917     $    40,599
                                                          -------------     -----------

                  Stockholders' Equity

Common stock, $1.00 par value; 10,000,000 authorized;
  authorized; 1,043,280 and 839,317 shares issued and
  outstanding at December 31, 2001 and 2000, respectively     1,043,280         839,317
Preferred stock $1.00 par value;
  1,000,000 authorized; -0- shares issued and outstanding             -               -
Additional paid-in capital                                   10,210,697       7,438,626
Unrealized Gain (Loss) AFS Securities                            (9,097)         35,396
Retained earnings                                            (1,002,228)       (617,810)
                                                          -------------     -----------
    Total Stockholders' Equity                               10,242,652       7,695,529

Total Liabilities and Stockholders' Equity                $  10,250,569     $ 7,736,128
                                                          =============     ===========

              [The remainder of this page intentionally left blank]

----------------------------------------------------------

                              Statements of Income

                                                                     Years Ended December 31,
                                                                2001           2000            1999
                                                             ----------     ----------      ----------
Income
   Interest Income - Vision                                  $   47,910     $   88,252      $        -
   Other Income                                                       -        320,595               -
                                                             ----------     ----------      ----------
     Total Income                                                47,910        408,847               -
                                                             ----------     ----------      ----------

   Interest Expense                                                   -          3,307           8,849
                                                             ----------     ----------      ----------
     Net Interest Income                                         47,910        405,540          (8,849)
                                                             ----------     ----------      ----------

Expenses
   Salaries & Employee Benefits                                  37,051         27,000         136,786
   Occupancy Expense                                              2,208              -               -
   Legal Fee Expense                                             21,428              -               -
   Accounting and Professional Fees                               6,401         10,797           3,680
   Organizational Expense                                             -         15,000         151,611
   Miscellaneous Expense                                          7,009          2,823          27,251
                                                             ----------     ----------      ----------
     Total Expense                                               74,097         55,620         319,328
                                                             ----------     ----------      ----------

Income/(loss) before income taxes and equity in
   undistributed earnings of subsidiaries                       (26,187)       349,920        (328,177)
Income tax expense/(benefit)                                    (10,770)       120,343        (120,343)
                                                             ----------     ----------      ----------

Income before equity in undistributed earnings/(loss)
   of subsidiaries                                              (15,417)       229,577        (207,834)
Equity in undistributed earnings/(loss) of subsidiaries        (369,001)      (639,553)              -
                                                             ----------     ----------      ----------

     Net Income/(Loss)                                       $ (384,418)    $ (409,976)     $ (207,834)
                                                             ==========     ==========      ==========

              [The remainder of this page intentionally left blank]

----------------------------------------------------------

                            Statements of Cash Flows

                                                                                     Years Ended December 31,
                                                                                2001           2000            1999
                                                                            ------------   ------------    ------------
Cash Flows From Operating Activities:
  Net loss                                                                  $   (384,418)  $   (409,976)   $   (207,834)
  Adjustments to reconcile net income to net cash provided by operations
    Deferred income tax expense (benefit)                                        (10,770)       120,343        (120,343)
    Loss of subsidiary                                                           369,001        639,553               -
    Net change in:
      Other assets                                                                32,143         59,301          44,048
      Other liabilities                                                          (32,682)       (53,901)              -
                                                                            ------------   ------------    ------------
        Net cash provided by (used in) operating activities                      (26,726)       355,320        (284,129)

Cash Flows From Investing Activities:
  Investment in Vision Bank                                                   (2,900,000)    (7,500,000)              -
  Purchase of equipment                                                                -              -         (19,375)
  Proceeds from sale of premises and equipment                                         -         19,375               -
                                                                            ------------   ------------    ------------
      Net cash provided by (used in) investing activities                     (2,900,000)    (7,480,625)        (19,375)

Cash Flows From Financing Activities:
  Proceeds from advances by organizer                                                  -              -         390,000
  Deferred stock offering costs                                                        -              -         (56,748)
  Proceeds from the issuance of common stock                                   2,976,034      7,885,472           1,000
                                                                            ------------   ------------    ------------
      Net cash provided by (used in) financing activities                      2,976,034      7,885,472         334,252
                                                                            ------------   ------------    ------------

Net increase/(decrease) in cash and cash equivalents                              49,308        760,167          30,748

Cash and cash equivalents at beginning of period                                 790,915         30,748               -
                                                                            ------------   ------------    ------------

Cash and cash equivalents at end of period                                  $    840,223   $    790,915    $     30,748
                                                                            ============   ============    ============

Supplemental Cash Flow Information:
  Cash paid during period for interest                                      $          -   $      3,307    $          -
  Cash paid during period for income taxes                                  $          -   $          -    $          -

              [The remainder of this page intentionally left blank]

                                TABLE OF CONTENTS

                                                                          Page
Summary...............................................................       1

Risk Factors..........................................................       5

Terms of the Offering.................................................       8

Use of Proceeds.......................................................      10

Pro Forma Capitalization..............................................      12

Dilution..............................................................      13

Business of Vision Bancshares.........................................      13

Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................      20

Supervision and Regulation............................................      44

Directors and Officers................................................      54

Security Ownership of Management and Principal Security Holders.......      66

Description of Capital Stock..........................................      69

Marketability of Securities...........................................      71

Dividend Policy.......................................................      72

Legal Matters.........................................................      72

Experts...............................................................      73

Financial Reports to Shareholders.....................................      73

Index to Financial Statements.........................................     F-1


Until ______________ , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                             VISION BANCSHARES, INC.

                             2201 West 1/st/ Street

                           Gulf Shores, Alabama 36542

                                 (251) 967-4212

                          _____________________________

                                   PROSPECTUS
                           DATED______________ , 2002

                          _____________________________


                                 833,334 Shares
                                 of Common Stock

You should rely on the information contained in this document or information that we have referred you to. We have not authorized anyone to provide you with information that is different.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.
---------------------------------------------------

         Vision Bancshares, Inc. (the "Company") is an Alabama corporation.
Section 10-2B-8.50 et. seq. of the Alabama Business Corporation Act (the "ABCA") empowers an Alabama corporation to indemnify any person who is made a party to any proceeding because he or she is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

         An Alabama corporation may not indemnify officers and directors in connection with any action by or in the right of the corporation in which the officer or director is adjudged to be liable to the corporation, or any other action charging improper personal benefit to the officer or director in which the officer or director is adjudged to be liable to the corporation on the basis that personal benefit was improperly received by him or her.

         Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith.

         The indemnification provided by statute (discussed above) is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaws, agreement, vote or otherwise.

         The Company's Articles of Incorporation provides that a director shall not be held personally liable to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action as a director, except this provision shall not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the Company or the shareholders; (iii) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act (regarding unlawful distributions); (iv) an intentional violation of criminal law; or (v) a breach of a director's duty of loyalty to the Company or its shareholders. It is the intention that the directors of the Company be protected from personal liability to the fullest extent permitted by the Alabama Business Corporation Act as it now or hereafter exists. If at any time in the future the Alabama Business Corporation Act is modified to permit further or additional limitations on the extent to which directors may be held personally liable to the Company, the protection afforded by these provisions in the Company's Articles of Incorporation shall be expanded to afford the maximum protection permitted under such law.

          The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized by Alabama Law against all expense, liability and loss reasonably incurred by such indemnitee in such action, suit or proceeding. The Company's Bylaws also provide for mandatory advancement of expenses to such indemnitees, provided certain conditions are satisfied.

     The Company's Bylaws also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

Item 25. Other Expenses of Issuance and Distribution.
-----------------------------------------------------

     Registration fee under the Securities Act of 1933, as amended .......  $  1,150
     Accounting fees .....................................................     3,000*
     Legal fees ..........................................................    35,000*
     Printing fees .......................................................     7,500*
     Transfer Agent fees .................................................     2,500*
     Blue Sky Fees .......................................................     5,000*
     Miscellaneous .......................................................     2,475*
                                                                              -------

     Total ...............................................................  $ 56,625*

*Estimated

Item 26.  Recent Sales of Unregistered Securities.
--------------------------------------------------


     Following an order of registration issued by the Alabama Securities Commission, Vision Bancshares (the "Company") sold 203,613 shares of its common stock at $15.00 per share in an offer that expired on September 30, 2001. In this offer, the Company used a prospectus dated January 17, 2001. The Company did not use a principal underwriter in this offer. The total offering price for the Company's offer was $3,054,195. Because the Company sold its common stock in this offer only to persons resident within the State of Alabama, the Company relied upon the exemption under Section 3(a)(11) of the Securities Act of 1933 and Rule 147 with respect to this offering.

     The Registrant has adopted an Incentive Stock Compensation Plan, an Employee Stock Purchase Plan and a Director Stock Plan. Sales pursuant to each of these plans have been made in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933 and pursuant to SEC Rule 701.


     As of April 15, 2002, Vision Bancshares had 192,500 shares of common stock subject to options under its Incentive Stock Compensation Plan and Director Stock Plan. Options were issued between March 2000 and December 2000 for 125,000 shares exercisable at $10.00 per share. Options were issued between January 2001 and April 2002 for 67,500 shares exercisable at $15.00 per share. Vision Bancshares has reserved an additional 107,500 shares of common stock that it may grant as options under the Incentive Stock Compensation Plan and Director Stock Plan.

     As of April 15, 2002, Vision Bancshares' Employee Stock Purchase Plan had issued a total of 920 shares in its Employee Stock Purchase Plan at 85% of the price of the shares on the date such shares were subscribed. Under the Employee Stock Purchase Plan, 550 shares were issued at a price of $8.50 per share (85% of $10.00) and 370 shares were at a price of $12.75 per share (85% of $15.00).


Item 27.  Exhibits and Financial Statement Schedules.
-----------------------------------------------------

     An index to Exhibits attached to this registration statement appears at page II-7 hereof.

Item 28.   Undertakings
-----------------------

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The registrant shall:

          (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) include any additional or changed material information on the plan of distribution.

          (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                      [Signature Pages and Exhibits follow]

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing its Amendment No. 3 to Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Gulf Shores, State of Alabama, on May 3, 2002.


                                            Vision Bancshares, Inc.


                                            By: /s/ J. Daniel Sizemore
                                                --------------------------------
                                                J. Daniel Sizemore, Chairman and
                                                Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2002


            SIGNATURE                      TITLE
            ---------                      -----

/s/ Gordon Barnhill, Jr.*                  Director
---------------------------------
Gordon Barnhill, Jr.

/s/ R.J. Billingsley, Jr.*                 Director
---------------------------------
R. J. Billingsley, Jr.

/s/ William E. Blackmon*                   Chief Financial Officer and
---------------------------------
William E. Blackmon                        Chief Accounting Officer

/s/ Julian Brackin*                        Director
---------------------------------
Julian Brackin

/s/ Joe C. Campbell*                       Director
---------------------------------
Joe C. Campbell

/s/ William D. Moody*                      Director
---------------------------------
William D. Moody

/s/ Paige Dawson Ogletree*                 Director
---------------------------------
Paige Dawson Ogletree

/s/ James Ray Owen, Jr.*                   Director
---------------------------------
James Ray Owen, Jr.

/s/ Donald W. Peak*                              Director
--------------------------------------
Donald W. Peak

/s/ Rick A. Phillips*                            Director
--------------------------------------
Rick A. Phillips

/s/ Daniel W. Scarborough*                       Director
--------------------------------------
Daniel W. Scarborough


/s/ J. Daniel Sizemore                           Chairman and
--------------------------------------
J. Daniel Sizemore                               Chief Executive Officer


/s/ George W. Skipper, III*                      Director
--------------------------------------
George W. Skipper, III

/s/ Thomas Gray Skipper*                         Director
--------------------------------------
Thomas Gray Skipper

/s/ J. Douglas Warren*                           Director
--------------------------------------
J. Douglas Warren

/s/ Patrick Willingham*                          Director
--------------------------------------
Patrick Willingham

                                               Director
______________________________________
Royce T. Winborne


*By:     /s/ J. Daniel Sizemore
         ------------------------
         J. Daniel Sizemore
         Attorney-in-Fact


         May 3, 2002

                                INDEX TO EXHIBITS


EXHIBIT NUMBER    DESCRIPTION OF EXHIBIT
--------------    ----------------------

3.1 Amended and Restated Articles of Incorporation 0of Vision Bancshares, Inc., included as Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2, Amendment No. 1 (File Number 333-88073) and incorporated herein by reference.

3.2 Bylaws of Vision Bancshares, Inc., included as Exhibit 3.2 to the Registrant's Registration Statement on Form SB-2 (File Number 333-88073) and incorporated herein by reference.

4.1 Sections 3.03 and 3.04 and Article VI of the Articles of Incorporation contained at Exhibit 3.1 hereof and incorporated herein by reference and Article II and Section 2 of Article III of the Bylaws contained at Exhibit 3.2 of the Registrant's Registration Statement on Form SB-2 (File Number 333-88073) and incorporated herein by reference.

5 Opinion of Balch & Bingham LLP as to legality of the shares to be issued by the Company.

10.1 Incentive Stock Option Plan, included at Exhibit 10.1 of the Registrant's Registration Statement on Form SB-2 (File Number 333-88073) and incorporated herein by reference.

10.2 Director Stock Option Plan, included at Exhibit 10.2 of the Registrant's Registration Statement on Form SB-2 (File Number 333-88073) and incorporated herein by reference.

10.3 Employee Stock Purchase Plan, included at Exhibit 10.3 of the Registrant's Registration Statement on Form SB-2 (File Number 333-88073) and incorporated herein by reference.


10.4              Form of Escrow Agreement with Vision Bank, included at Exhibit
                  10.4 of the original registration statement (File Number 333-81574) of which this amendment is a part and incorporated herein by reference.

10.5 Forms of Ground Lease and Facilities Lease Agreements (four agreements) with Gulf Shores Investment Group, LLC, included at Exhibit 10.5 of the Registrant's Registration Statement on Form SB-2, Amendment No. 1 (File Number 333-88073) and incorporated herein by reference.

10.6 Subscription Agreement, included at Exhibit 10.6 of the original registration statement (File Number 333-81574) of which this amendment is a part and incorporated herein by reference.

10.7 Form of Change of Control Agreement for Executive Officers, included at Exhibit 10.6 of the original registration statement (File Number 333-81574) of which this amendment is a part and incorporated herein by reference.


10.8 Lease Agreement with Gulf Shores Investment Group, LLC for Main Office Banking Facilities in Gulf Shores, Alabama


16 Letter on Change of Certifying Accountant, included at Exhibit 16 of the Registrant's registration statement on Form SB-2, Amendment No.1 (File Number 333-81574) and incorporated herein by reference.

21                List of Subsidiaries of Vision Bancshares, Inc., included at
                  Exhibit 21 of the original registration statement (File Number 333-81574) of which this amendment is a part and incorporated herein by reference.

23.1              Consent of Morrison & Smith, LLP, Independent Certified Public
                  Accountants.


23.2              Consent of Balch & Bingham LLP (included in the opinion in
                  Exhibit 5 of this Amendment No. 2 to the original registration statement (File Number 333-81574)).

24 Power of Attorney, included in the signature page of the original registration statement (File Number 333-81574) of which this amendment is a part and incorporated herein by reference.